Exhibit 2.1

EXECUTION VERSION

Share Purchase Agreement

by and among

CompoSecure, Inc.,

Forge New Holdings, LLC,

1561604 B.C. Unlimited Liability Company,

Forge US Top, LLC,

Husky Technologies Limited,

1561570 B.C. Ltd.,

The Sellers

and

the Shareholders’ Representative

November 2, 2025

Page

Article I Definitions		3
1.1	Certain Definitions	3

Article II Purchase and Sale		23
2.1	TargetCo Purchase	23
2.2	Company Purchase	23
2.3	The Closings	24
2.4	Closing Deliveries	24
2.5	Consideration	26
2.6	Tax Consequences	29
2.7	Withholding Rights	29
2.8	Further Cash / Net Working Capital Adjustment	30
2.9	Tax Elections	32
2.10	Taking of Necessary Action; Further Action	32

Article III Representations and Warranties of the Company		33
3.1	Organization, Standing and Power	33
3.2	Subsidiaries	33
3.3	Capital Structure	34
3.4	Authority; Noncontravention	35
3.5	Financial Statements	36
3.6	Undisclosed Liabilities; Indebtedness	36
3.7	Absence of Certain Changes	37
3.8	Litigation	37
3.9	Compliance with Laws; Governmental Permits	37
3.10	Title to Property and Assets; Sufficiency of Assets	38
3.11	Real Estate	39
3.12	Intellectual Property	40
3.13	Environmental Matters	45
3.14	Taxes	45
3.15	Employee Benefit Plans and Employee Matters	48
3.16	Interested Party Transactions	51
3.17	Insurance	52
3.18	Books and Records	52
3.19	Brokers	52
3.20	Material Contracts	53
3.21	Customers and Vendors	55
3.22	Bank Accounts	55
3.23	Privacy and Data Security	55
3.24	Disclosure Documents	56
3.25	Drag-Along Notice	56
3.26	No Additional Representations; No Reliance	56

Article IV Representation and Warranties of the Sellers		58
4.1	Organization, Standing and Organizational Power	58
4.2	Authority; Noncontravention	58
4.3	Ownership of TargetCo Units, Company Shares	59
4.4	Government Approvals	59
4.5	Brokers	59
4.6	Legal Proceedings	59
4.7	TargetCo Operations	59

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(Continued)

Page

4.8	New BC Operations	60
4.9	Investment	60
4.10	Rollover Investment	62
4.11	No Additional Representations No Reliance	63

Article V Representations and Warranties of The Buyer Parties		64
5.1	Organization and Standing	64
5.2	Authority; Noncontravention; Necessary Consents	65
5.3	Capitalization	66
5.4	Holdings, BidCo and CallCo	67
5.5	ExchangeCo	67
5.6	Exchangeable Shares	67
5.7	No Litigation	67
5.8	Environmental Matters	68
5.9	Parent SEC Reports	68
5.10	Company Financial Statements; Internal Controls	68
5.11	Compliance with Laws; Governmental Permits	69
5.12	Absence of Certain Changes	70
5.13	Material Contracts	70
5.14	No Undisclosed Liabilities	70
5.15	Subscription Agreements	71
5.16	Availability of Funds	71
5.17	Disclosure Documents	72
5.18	Opinion of Financial Advisor	73
5.19	Transaction Fees	73
5.20	Taxes	73
5.21	Employee Benefit Plans and Employee Matters	73
5.22	No Additional Representations; No Reliance	75

Article VI Conduct Prior to the Closing Date		77
6.1	Conduct of Business of the Company	77
6.2	Restrictions on Conduct of Business of the Company	77
6.3	Restrictions on Conduct of Business of the Parent	80

Article VII Additional Agreements		82
7.1	No Solicitation	82
7.2	Public Disclosure	82
7.3	Regulatory Approvals	83
7.4	Reasonable Efforts	84
7.5	Reserved	84
7.6	Preparation of Proxy Statement; Parent Stockholders Meeting	85
7.7	Cooperation Regarding Financial Information and Financing Matters	87
7.8	Financing	89
7.9	Treatment of Company Indebtedness	91
7.10	Litigation	91
7.11	Access to Information	91
7.12	Spreadsheets	93
7.13	Expenses	94
7.14	Parachute Payment Waivers	94
7.15	Corporate Matters	95
7.16	Tax Matters	95
7.17	Directors’ and Officers’ Indemnification	97

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(Continued)

Page

7.18	R&W Policy	99
7.19	Employees and Employee Benefits	99
7.20	Interested Party Transactions	100
7.21	Subscriptions	101
7.22	Pre-Closing Restructuring	101
7.23	Management Stockholders	102
7.24	Virtual Data Room	102
7.25	Section 16 Matters	103
7.26	Retention of Books and Records	103
7.27	Balance Sheet	103

Article VIII Conditions to the Transactions		103
8.1	Conditions to Obligations of Each Party to Effect the Transactions	103
8.2	Additional Conditions to Obligations of the Sellers, the Company and New BC	104
8.3	Additional Conditions to the Obligations of the Buyer Parties	105
8.4	Waiver of Conditions; Frustration of Conditions	106

Article IX Termination, Amendment and Waiver		106
9.1	Termination	106
9.2	Effect of Termination	107
9.3	Amendment	107
9.4	Extension; Waiver	107

Article X Survival; Shareholders’ Representative		108
10.1	Survival of Representations and Warranties and Covenants	108
10.2	Shareholders’ Representative	108

Article XI General Provisions		110
11.1	Notices	110
11.2	Interpretation	112
11.3	Counterparts	112
11.4	Entire Agreement; Parties in Interest	112
11.5	Assignment	113
11.6	Severability	113
11.7	Remedies Cumulative	113
11.8	Governing Law; Venue; Waiver of Jury Trial	114
11.9	Rules of Construction	114
11.10	Pre-Closing Holder Release	114
11.11	Parent Release	115
11.12	No Recourse	116
11.13	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	116

- iii -

Index of Exhibits

Exhibits

Exhibit A	Pre-Closing Restructuring
Exhibit B	Investor Rights Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Amended and Restated Waiver Agreement
Exhibit E	Management Agreement
Exhibit F	Investor Questionnaire
Exhibit G	Escrow Agreement
Exhibit H	Form of Letter of Transmittal
Exhibit I	Director and Officer Resignation List
Exhibit J	Example Net Working Capital Schedule
Exhibit K	Management Sellers

- i -

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is made and entered into as of November 2, 2025 (the “Agreement Date”), by and among CompoSecure, Inc., a Delaware corporation (“Parent”), Forge New Holdings, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“Holdings”), 1561604 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia and an indirect wholly-owned subsidiary of Parent (“BidCo” and collectively with Holdings and Parent, the “Buyer Parties”), Platinum Equity Capital Partners International IV (Cayman), L.P., a Cayman Islands exempted limited partnership (“PE Cayman”), Platinum Equity Capital QIQ Partners International IV (Cayman), L.P., a Cayman Islands exempted limited partnership (“PE QIQ Cayman”), Platinum Titan Principals International (Cayman), LLC, a Cayman Islands limited liability company (“PE Principals”), Platinum Equity Titan Co-Investors Onshore (Cayman), L.P., a Cayman Islands exempted limited partnership (“PE Co-Invest Onshore”), Platinum Equity Titan Co-Investors Offshore (Cayman), L.P., a Cayman Islands exempted limited partnership (“PE Co-Invest Offshore” and, together with PE Cayman, PE QIQ Cayman, PE Principals and PE Co-Invest Onshore, the “PE Sellers”), Husky Technologies Limited, a corporation existing under the laws of the Province of British Columbia (the “Company”), 1561570 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia (“New BC”), Forge US Top, LLC, a Delaware limited liability company (“TargetCo”), each of the undersigned (including by proxy or by joinder) shareholders of the Company designated on the signature pages under the heading “Management Sellers”, which includes all of the individuals set forth on Exhibit K (“Management Sellers” and, collectively with the PE Sellers, the “Sellers”), and the Shareholders’ Representative (as defined in Section 10.2(a)).

Recitals

A.            As of the Agreement Date, (x) the PE Sellers own (i) that number of ordinary shares (the “PE UK I Common Shares”) and that number of preferred shares (the “PE UK I Preferred Shares”) of PE Titan Holding Limited, a private company limited by shares registered in England and Wales with registered number 11242644 and its registered office at 280 Bishopsgate, London, EC2M 4AG (“PE UK I”), (ii) that number of ordinary shares (the “PE UK II Common Shares”) and that number of preferred shares (the “PE UK II Preferred Shares”) of PE Titan Holding II Limited, a private company limited by shares registered in England and Wales with registered number 11243295 and its registered office at 280 Bishopsgate, London, EC2M 4AG (“PE UK II”), (iii) that number of ordinary shares (the “PE UK III Common Shares”) and that number of Series A Preferred Shares (the “PE UK III Preferred Shares”, and together with the PE UK I Common Shares, PE UK I Preferred Shares, PE UK II Common Shares, PE UK II Preferred Shares and PE UK III Common Shares, the “PE UK Company Securities”) of PE Titan Holding III Limited, a private company limited by shares registered in England and Wales with registered number 11232376 and its registered office at 280 Bishopsgate, London, EC2M 4AG (“PE UK III” and, together with PE UK I and PE UK II, the “PE UK Companies”), (iv) that number of units (or, prior to the Pre-Closing Restructuring (defined below), membership interests) of TargetCo (“TargetCo Units”) and (v) that number and class or series of common shares (the “New BC Shares”) of New BC, in each case, as set forth opposite such PE Seller’s name on Schedule 3.2 or 3.3, as applicable, of the Company Disclosure Schedule, and (y) the issued and outstanding PE UK III Preferred Shares not owned by PE Sellers are owned by such Persons as set forth on Schedule 3.2 of the Company Disclosure Schedule (the “Non-PE UK III Preferred Shareholders”), which, together with the PE UK Company Securities, the TargetCo Units and the New BC Shares owned by the PE Sellers or (in the case of securities in PE UK II and PE UK III) the PE UK Companies, comprise all of the equity interests of the PE UK Companies, TargetCo and New BC, respectively, as of the Agreement Date.

B.             As of the Agreement Date, each Management Seller and PE UK III owns (i) that number of common shares of the Company (the “Company Shares”) and (ii) that number of preferred shares of the Company (the “Preferred Shares”), in each case, as set forth opposite such Person’s name on Schedule 3.3 of the Company Disclosure Schedule, which Company Shares and Preferred Shares (together with the options to purchase Class B common shares of the Company pursuant to the Company Option Plan) comprise all of the equity interests of the Company as of the Agreement Date.

C.             Each of the parties hereto desires to effect the restructuring and the recapitalization of the Acquired Companies (defined below) to the extent contemplated to take place prior to the Closings (as amended in accordance with this Agreement, the “Pre-Closing Restructuring”) as detailed on Exhibit A hereto (as amended in accordance with this Agreement, the “Pre-Closing Restructuring Plan”) on the terms and subject to the conditions set forth in this Agreement, and following the Pre-Closing Restructuring and as of immediately prior to the Closings, (i) New BC will wholly-own, directly or indirectly, each other Acquired Company and (ii) each Seller will own New BC Shares and the TargetCo Units, in each case, as set forth opposite such Seller’s name on the Initial Spreadsheet, which New BC Shares, together with the New BC Shares owned by TargetCo and the TargetCo Units (together with the Company Vested Options), will comprise all of the equity interests of New BC and TargetCo, respectively, as of immediately prior to the Closings.

D.            The PE Sellers desire to sell their TargetCo Units to Holdings or its designee to the extent provided for in the Pre-Closing Restructuring, free and clear of all Encumbrances, other than restrictions arising from applicable securities laws, and Holdings desires to purchase from the PE Sellers all such TargetCo Units on the terms and subject to the conditions set forth in this Agreement.

E.             The Sellers desire to sell their New BC Shares to BidCo and ExchangeCo free and clear of all Encumbrances, other than restrictions arising from applicable securities laws, and BidCo and ExchangeCo desire to purchase from the Sellers all such New BC Shares, on the terms and subject to the conditions set forth in this Agreement.

F.             On or prior to the date hereof, Parent entered into certain subscription agreements (the “Subscription Agreements”) with the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Parent shares of Parent Common Stock for an aggregate purchase price equal to the PIPE Investment Amount, with such purchases to be consummated prior to or substantially concurrently with the Closings.

G.             Contemporaneously with the execution and delivery of this Agreement, certain stockholders of Parent are entering into a voting agreement with the Company (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreements, to vote all of their shares of Parent Common Stock in favor of the Parent Stock Issuance.

H.             At the Closings, the PE Sellers and Parent will enter into the Investor Rights Agreement and the Registration Rights Agreement contemplating, among other things, (i) certain governance and information rights of the PE Sellers in connection with the PE Sellers’ ownership of Parent Common Stock and (ii) certain registration rights, in each case, substantially in the form attached hereto as Exhibit B and Exhibit C.

I.              Immediately prior to the Closings, Resolute Holdings Management, Inc., a Delaware corporation, and Holdings will enter into a management agreement in the form attached hereto as Exhibit E, pursuant to which following the Closings, Resolute Holdings Management, Inc. will be responsible for managing the day-to-day business and operations, and overseeing the strategy of, Holdings and its subsidiaries.

J.              Each of the parties desires to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement (the “Transactions”) as set forth herein.

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

Definitions

1.1            Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Accounting Principles” means GAAP, and to the extent in conformity with GAAP, the accounting principles, policies, practices, judgments, procedures and methodologies used in the preparation of the Financial Statements, in each case, applied on a consistent basis; provided, however, (a) the Closing Balance Sheet and the Price Components shall reflect no changes in reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Company Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the Company Balance Sheet Date, (b) except as provided in clause (e) below, the Closing Balance Sheet and the Price Components shall not give effect to the consummation of the Transactions, including any payments of cash in respect of the Total Closing Cash Consideration, or any financing transactions in connection therewith or, after the Effective Time, any dividend or distribution by the Company or other action or omission by the Buyer Parties, the Company or any of its Subsidiaries that is not in the Ordinary Course of Business consistent with past practice, (c) the treatment of leases as capital leases or operating leases shall be identical to their treatment in the Company Balance Sheet, and (d) the Closing Balance Sheet and the Price Components shall not reflect (i) except in the case of Actual Paid Parent Transaction Expenses, any expense or liability for which the Buyer Parties are responsible under this Agreement or which is paid or assumed as a Shareholders’ Representative Expense or (ii) any asset or liability that is transferred out of the Acquired Companies (or any liability that is otherwise settled) after the Effective Time pursuant to the Pre-Closing Restructuring (despite the fact that a Price Component is otherwise determined as of the Effective Time), and (e) notwithstanding anything else in this Agreement, the Tax items in the Closing Balance Sheet and the Price Components (i) shall reflect the value of all Transaction Tax Deductions to the extent deductible at a “more likely than not” (or greater) level of comfort, (ii) shall be determined in accordance with past Tax reporting practice except as required by applicable Legal Requirements and (iii) shall not reflect any accruals or reserves for contingent Taxes or with respect to uncertain Tax positions.

“Accrued Income Taxes” means, with respect to each of the Acquired Companies an amount equal to (i) accrued and unpaid income Taxes for any Pre-Closing Tax Period or portion thereof for which an originally filed (i.e., not an amended) Tax Return has not been filed on or prior to the Closing Date, solely in respect of those jurisdictions in which the applicable Acquired Company is currently filing Tax Returns with respect to income Taxes (or has initiated business or acquired the relevant income Tax nexus on or after January 1, 2025), calculated (a) on a jurisdiction-by-jurisdiction basis and separately with respect to each regarded entity, (b) in a manner consistent with the accounting methodology and past Tax reporting and other practice of the Acquired Companies (except as required by applicable Legal Requirements or as provided for in An Act To Provide for Reconciliation Pursuant to Title II of H. Con. Res. 14, commonly known as the “One Big Beautiful Bill Act”), (c) taking into account any estimated income Tax payments and any overpayments of income Taxes made by any of the Acquired Companies in any Pre-Closing Tax Period, and any loss carryforwards, credits and other similar attributes of any of the Acquired Companies, to the extent such amounts would reduce unpaid income Taxes of the applicable Acquired Company with respect to any Pre-Closing Tax Period, (d) without regard to any deferred Tax assets or deferred Tax liabilities, (except as provided in preceding clause (c) and subject to the limitation therein), (e) in accordance with Section 7.16(c) in the case of any Straddle Period, (f) notwithstanding the preceding clause (b), by taking into account Transaction Tax Deductions to the extent deductible at a “more likely than not” or higher level of comfort, (g) by excluding any accruals or reserves established or required to be established under GAAP methodologies (e.g., for contingent income Taxes or with respect to uncertain Tax positions), (h) by excluding any Tax liabilities attributable to any action taken by Parent or any of its Affiliates (including, after the Closings, the Acquired Companies) in connection with its financing for the Transactions or otherwise after the Closings outside the Ordinary Course of Business, in each case except as specifically contemplated by the Agreement, and (i) by including any Tax imposed on Parent, any of its Affiliates or any of their direct or indirect owners with respect to “global intangible low-taxed income” within the meaning of Section 951A of the Code and “subpart F income” within the meaning of Section 952 of the Code for taxable years (or portions thereof) ending on or before the Closing Date in respect of any of the Acquired Companies that is a “controlled foreign corporation” for U.S. federal income tax purposes minus (ii) without duplication of amounts already taken into account in and that reduced the amount of the preceding clause (i), the aggregate amount of income Tax refunds receivable of the Acquired Companies for Pre-Closing Tax Periods for which the Acquired Companies have received written notice prior to the Closing Date that have not yet been received before the Closing Date. The amount of Accrued Income Taxes with respect to any jurisdiction, any Tax, any Tax period, or with respect to any entity shall not be a negative number, and the total amount of Accrued Income Taxes shall not be a negative number. In the event of any discrepancy between the principles set forth in this definition and the Accounting Principles, this definition shall prevail.

“Acquired Companies” means, collectively, (i) the PE UK Companies, (ii) New BC and, following the Pre-Closing Restructuring and as of immediately prior to the Closings, each Subsidiary of New BC and (iii) the Company and each Subsidiary of the Company.

“Acquisition Proposal” means any transaction or agreement, offer or proposal with respect to any transaction (other than this Agreement, the Transactions, any transaction or agreement entered into in connection herewith or with the Transactions or any other offer or proposal by Parent or its Subsidiaries), relating to, or involving: (a) any issuance by, or acquisition or purchase from, any Acquired Company, or any acquisition or purchase from the direct or indirect stockholders of any Acquired Company (whether by merger, consolidation or business combination with any such direct or indirect stockholder or otherwise), by any Person or Group (i) of more than a twenty-five percent (25%) interest in the total outstanding capital stock or other equity securities or voting securities of any Acquired Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning twenty-five percent (25%) or more of the total outstanding capital stock or other equity securities or voting securities of any Acquired Company, (iii) of any option, call, warrant or right (whether or not immediately exercisable) to acquire twenty-five percent (25%) or more of the total outstanding capital stock or other equity securities or voting securities of any Acquired Company, or (iv) of any security, instrument or obligation that is or may become convertible into or exchangeable for a twenty-five percent (25%) interest in the total outstanding capital stock or other equity securities or voting securities of any Acquired Company; (b) any merger, consolidation, business combination, joint venture, partnership, or similar transaction involving any Acquired Company, (c) any sale, lease, mortgage, pledge, exchange, transfer, license, spin-off, acquisition, or disposition of more than twenty-five percent (25%) of the assets of the Acquired Companies in any single transaction or series of related transactions (other than sales of inventory and other assets in the Ordinary Course of Business); or (d) any liquidation, dissolution, recapitalization or other reorganization of the Acquired Companies, or any extraordinary dividend, whether of cash or other property; provided, that none of the foregoing transactions, to the extent solely by and among the Acquired Companies (and not any third party), shall constitute an Acquisition Proposal.

“Actual Company Cash” has the meaning set forth in Section 2.8 below.

“Actual Company Debt” has the meaning set forth in Section 2.8 below.

“Actual Net Working Capital” has the meaning set forth in Section 2.8 below.

“Actual Paid Parent Transaction Expenses” has the meaning set forth in Section 2.8 below.

“Actual Transaction Expenses” has the meaning set forth in Section 2.8 below.

“Adjustment Amount” means the positive or negative number that is equal to the sum of (a) the Actual Company Cash less the Estimated Company Cash, (b) the Estimated Company Debt less the Actual Company Debt, (c) the Actual Net Working Capital less the Estimated Net Working Capital, (d) Estimated Transaction Expenses less Actual Transaction Expenses, and (e) Actual Paid Parent Transaction Expenses less Estimated Paid Parent Transaction Expenses.

“Adjustment Escrow Amount” means an amount equal to $7,000,000.

“Adjustment Escrow Fund” means, at any time after Closing, the portion of the Adjustment Escrow Amount then remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned.

“Adjustment Spreadsheet” has the meaning set forth in Section 7.12(b) below.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Company Vested Option Exercise Price” means the sum of the exercise prices of all Company Vested Options as calculated immediately prior to the Closings.

“Agreement” has the meaning set forth in the preamble above.

“Agreement Date” has the meaning set forth in the preamble above.

“Anti-Corruption Laws” means the United States’ Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery of 2010, as amended, any national and international law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, or any other applicable anti-corruption or anti-bribery Legal Requirements of any other jurisdiction where any Acquired Company operates or conducts business.

“Anti-Money Laundering Laws” means all applicable Legal Requirements related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing in the jurisdictions in which any Acquired Company is organized or conducts its business, including but not limited to the Bank Secrecy Act of 1970, as amended, and any Legal Requirement implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.

“Antitrust and FDI Law” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, in each case, as amended, and any other Legal Requirement that is designed to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition and/or (b) control, screen or prohibit foreign direct investment or investments related to national security.

“Articles of Amendment” means the Articles of Amendment of ExchangeCo to be effective as of the Closing Date, which Articles of Amendment shall authorize and set forth the share terms of the Exchangeable Shares and be in form and substance acceptable to each of the Shareholders’ Representative and Parent.

“Base Cash Amount” means $3,953,000,000.

“Base Purchase Price” means the Base Cash Amount plus an amount equal to the Total Stock Consideration multiplied by $18.50.

“BidCo” has the meaning set forth in the preamble above.

“Books and Records” has the meaning set forth in Section 3.18 below.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in New York, New York or Bolton, Ontario.

“Buyer Parties” has the meaning set forth in the preamble above.

“CallCo” means 1561754 B.C. Unlimited liability company, a unlimited liability company formed under the laws of the Province of British Columbia.

“Canadian Management Sellers” means those Management Sellers who are residents of Canada pursuant to the Tax Act.

“Cash” means, with respect to a given Person, cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts; provided that the amount of Cash as of any given time shall be: (a) decreased by any Restricted Cash; (b) increased by any uncleared checks, wire transfers and drafts deposited for the account of the Company or any of its Subsidiaries at such time; and (c) decreased by any issued but uncleared checks, wire transfers and drafts written or issued by the Company or any of its Subsidiaries at such time.

“Cash Equivalent Consideration” means the quotient of (a) the sum of (i) the sum of (A) the Base Cash Amount, plus (B) the sum of (1) the amount, if any, of Estimated Company Cash, (2) the amount, if any, by which the Estimated Net Working Capital is greater than the Net Working Capital Threshold, and (3) the amount, if any, of the Estimated Paid Parent Transaction Expenses, less (C) the sum of (1) the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Threshold, (2) the amount, if any, of Estimated Transaction Expenses and (3) the amount, if any, of Estimated Company Debt, plus (ii) the Aggregate Company Vested Option Exercise Price plus (iii) the product of the Total Stock Consideration multiplied by $18.50 divided by (b) the sum of the Total New BC Shares plus the number of New BC Shares issuable upon exercise of all Company Vested Options held by all Pre-Closing Holders, in each case, as determined following the Pre-Closing Restructuring and immediately prior to the Closings.

“Claim” means all past, present and future disputes, claims, controversies, demands, rights, obligations, Proceedings and causes of action of every kind and nature (whether matured or unmatured, absolute or contingent), including any unknown, inchoate, unsuspected or undisclosed claim.

“Closings” and “Closing Date” have the meanings set forth in Section 2.3 below.

“Code” means the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified.

“Company” has the meaning set forth in the preamble above.

“Company Authorizations” has the meaning set forth in Section 3.9 below.

“Company Balance Sheet” has the meaning set forth in Section 3.5 below.

“Company Balance Sheet Date” has the meaning set forth in Section 3.6 below.

“Company Board” means the Board of Directors of the Company.

“Company Cash” means the aggregate amount of the Acquired Companies’ Cash as of the Effective Time, calculated in accordance with the Accounting Principles.

“Company Debt” means the aggregate amount of the Acquired Companies’ Debt as of the Effective Time, calculated in accordance with the Accounting Principles.

“Company Disclosure Schedule” has the meaning set forth in Article III below.

“Company Employee Plan” has the meaning set forth in Section 3.15(a) below.

“Company Indemnified Party” has the meaning set forth in Section 7.17(a) below.

“Company IP Rights” has the meaning set forth in Section 3.12(a)(ii) below.

“Company IP Rights Agreements” has the meaning set forth in Section 3.12(a)(ii) below.

“Company IT Systems” has the meaning set forth in Section 3.12(a)(viii)  below.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Acquired Companies, taken as a whole.

“Company Option” means an option to purchase (i) prior to the Pre-Closing Restructuring, Class B common shares of the Company and (ii) following the Pre-Closing Restructuring, New BC Shares, in each case, pursuant to the Company Option Plan.

“Company Option Plan” means the Titan I Holding Limited 2018 Equity Incentive Plan, as amended.

“Company Optionholders” means the holders of Company Options.

“Company-Owned IP Rights” has the meaning set forth in Section 3.12(a)(iii) below.

“Company Preferred Holders” means the holders of outstanding Preferred Shares.

“Company Products” has the meaning set forth in Section 3.12(a)(vi) below.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.12(a)(iv) below.

“Company Representative” has the meaning set forth in Section 7.1 below.

“Company Securityholders” means the Company Shareholders, the Company Preferred Holders, the Company Optionholders, and the New BC Shareholders, collectively.

“Company Shareholders” means the holders of outstanding Company Shares.

“Company Shares” has the meaning set forth in the preamble above.

“Company Source Code” has the meaning set forth in Section 3.12(a)(vii) below.

“Company Vested Option” means that portion of a Company Option that, as of the Closings, is vested under the terms of the Company Option Plan or otherwise, after giving effect to any acceleration thereof. For the avoidance of doubt, Exercised Company Options shall not be Company Vested Options.

“Confidentiality Agreement” means, collectively, the Nondisclosure Agreement, dated as of July 9, 2025 (as amended), by and between Husky Injection Molding Systems Ltd. and Resolute Holdings Management, Inc., the letter agreement, dated as of September 29, 2025, by and between Husky Injection Molding Systems Ltd. and Resolute Holdings Management, Inc., and the letter agreement, dated as of October 20, 2025, by and between Husky Injection Molding Systems Ltd. and Resolute Holdings Management, Inc.

“Continuing Employees” means employees of the Acquired Companies who remain employees of the Acquired Companies or become employees of Parent or its Subsidiaries immediately following the Closings.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and legally binding letters of intent) as of the Agreement Date or as may hereafter be in effect.

“D&O Insurance” has the meaning set forth in Section 7.17(b) below.

“Debt” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Acquired Companies, whether or not represented by bonds, debentures, notes, loans (including equipment loans other than pursuant to leases) or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions or otherwise; (b) all deferred obligations of the Acquired Companies for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the Ordinary Course of Business that are either (i) not more than ninety (90) days past due or (ii) held consistent with the past practice of the Acquired Companies in connection with one or more disputes with suppliers); (c) all obligations of each Acquired Company to pay rent or other payment amounts under a lease which is required to be classified as a capital lease in accordance with the Accounting Principles; (d) all outstanding reimbursement obligations of each Acquired Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Acquired Company; (e) the net settlement amount under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks (which amount will reduce Debt if in an asset position); (f) the aggregate Redemption Price (as defined in the Articles of Association of PE UK III) payable in respect of all of the PE UK III Preferred Shares without taking into account the Pre-Closing Restructuring (such aggregate amount, the “Preferred Share Payment Amount”); (g) all obligations of each Acquired Company, whether interest bearing or otherwise, in respect of any accrued or deferred unpaid distributions with respect to the New BC Shares or owed to any New BC Shareholder or any Affiliate thereof in respect of any accrued and unpaid management fees, director fees or other similar amounts; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid in respect of any of the foregoing on prepayment as a result of the consummation of the Transactions; (i) all Accrued Income Taxes; and (j) the amount of any payment obligations described in clauses (a) through (h) of any Person (other than an Acquired Company) for which any Acquired Company has provided a guarantee or (up to the value of the applicable assets) to the extent secured by an Encumbrance on any of the assets of any Acquired Company; provided that Debt shall not include (i) any premiums, penalties, fees, expenses, breakage costs, change of control payments or consent fees required to be paid or offered in respect of the Notes or the Target Credit Agreement as a result of the consummation of the Transactions, including any Debt Change of Control Waiver (collectively, the “Financing Fees”), (ii) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (iii) any liabilities related to inter-company debt between any Acquired Companies, (iv) any redemption premium, prepayment penalty or similar payment with respect to leases included in the Debt to the extent such leases are not required by their terms to be repaid in full at the Effective Time, (v) any Parent Transaction Expenses or Transaction Expenses, (vi) all obligations (up to the Preferred Share Payment Amount) under PE UK III Preferred Shares and/or promissory notes or other indebtedness issued with respect thereto in accordance with the Pre-Closing Restructuring and (vi) all obligations (up to the PE Sellers Preferred Share Payment Amount) under the NAV Loan Agreement (clauses (i) through (vii) collectively, the “Debt Exclusions”).

“Debt Change of Control Waiver” means an amendment and/or waiver of the Target Credit Agreement sufficient to permit the transactions contemplated hereby, including any waiver of the event of default that would arise from a Change of Control (as defined in the Target Credit Agreement).

“Debt Exclusions” has the meaning specified in the definition of “Debt”.

“Delaware Courts” has the meaning set forth in Section 11.8(a) below.

“Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, option, right of first refusal, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, right to use, license, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Claim” means any claim, action, complaint, cause of action or written notice by any Person alleging potential Liability (including potential Liability for investigatory costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or exposure to any Hazardous Materials, or (b) circumstances forming the basis of any violation or Liability, or alleged violation or Liability, of any Environmental Law.

“Environmental Laws” mean any Legal Requirement relating to human or worker health and safety (solely to the extent related to exposure to Hazardous Materials), pollution or protection of the environment or natural resources, including without limitation, all Legal Requirements relating to the exposure to, contamination by, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, sale, processing, distribution, use, treatment, storage or handling of Hazardous Materials and all Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permit” means any Company Authorizations required by or pursuant to any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is any entity that is considered a single employer with the Company under Sections 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” has the meaning specified in Section 2.4(a)(xi).

“Escrow Agreement” has the meaning specified in Section 2.4(a)(x).

“Estimated Balance Sheet” has the meaning set forth in Section 7.27 below.

“Estimated Company Cash” means the amount of the estimated Company Cash, as specified in the Initial Spreadsheet.

“Estimated Company Debt” means the amount of the estimated Company Debt, as specified in the Initial Spreadsheet.

“Estimated Net Working Capital” means the amount of the estimated Net Working Capital, as specified in the Initial Spreadsheet.

“Estimated Paid Parent Transaction Expenses” means the amount of the estimated Paid Parent Transaction Expenses, as of the Effective Time, as specified in the Initial Spreadsheet.

“Estimated Transaction Expenses” means the amount of the Acquired Companies’ estimated Transaction Expenses, as of the Closings, as specified in the Initial Spreadsheet.

“Evaluation Material” has the meaning set forth in Section 3.26 below.

“Example Net Working Capital Schedule” means the schedule attached as Exhibit J hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange and Support Agreement” means the Exchange and Support Agreement, by and among each of the Canadian Management Sellers, CallCo, ExchangeCo and Parent, in form and substance reasonably acceptable to the Shareholders’ Representative and Parent.

“Exchangeable Shares” means the shares in the capital of ExchangeCo designated in the Articles of Amendment as “Exchangeable Shares” to be issued by ExchangeCo to certain Canadian Management Sellers, which Exchangeable Shares, subject to the terms and conditions of this Agreement and the Exchange and Support Agreement, shall be exchangeable into Common Shares on a 1:1 basis.

“ExchangeCo” means an unlimited liability company formed under the laws of the Province of British Columbia that is to be formed by and as a direct Subsidiary of Holdings pursuant to the Pre-Closing Restructuring.

“Exercised Company Options” has the meaning set forth in Section 2.5(c)(iii) below.

“Expense Fund” has the meaning set forth in Section 10.2(e) below.

“Expense Fund Amount” has the meaning set forth in Section 10.2(e) below.

“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Control Reform Act of 2018, Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Part 120 et. seq.), the Export Administration Regulations (15 C.F.R. Part 730 et. seq.), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. Commerce Department antiboycott regulations (15 C.F.R. Part 760), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other trade control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations; and (b) all applicable trade, export control, and import, and antiboycott laws and regulations imposed, administered or enforced by any other country, including the EU Dual Use regulation (Council Regulation (EC) No. 428/2009 (amended)), except to the extent inconsistent with U.S. law.

“Financial Statements” has the meaning set forth in Section 3.5 below.

“Fraud” means, with respect to any Person, an actual and intentional common law fraud under Delaware law by such Person with respect to the making of any representation or warranty in this Agreement with actual personal and conscious awareness of breach when the related representations and warranties were made with the express intention that a counterparty to this Agreement would rely thereon to its detriment, and where such counterparty actually does justifiably rely to its detriment. For the avoidance of doubt, “(i) “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness and (ii) the only the Person who committed a Fraud shall be responsible for such Fraud, and only to the party hereto alleged to have suffered from such Fraud, provided, however, that a Person may be deemed to have committed a Fraud, for the purposes of this definition, if under the Legal Requirements of the State of Delaware as related to Fraud, if such Person is responsible as principal (including as an employer) for the Fraud of another Person who directly committed such Fraud.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis, as they exist at the time of execution of this Agreement (or in reference to financial statements of the Company of an earlier date, as in effect as of such date).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Group” has the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Hazardous Materials” mean any substance, material or waste that is listed, regulated or defined as “hazardous,” “toxic,” “corrosive,” “radioactive,” or as a “pollutant” or “contaminant” under, or for which liability or standards of conduct are imposed due to their hazardous, toxic, dangerous or deleterious properties or characteristics pursuant to, any Environmental Laws, including but not limited to petroleum, petroleum products and by-products, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, lead, urea formaldehyde, radon gas or mold.

“Holdings” has the meaning set forth in the preamble above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information or Document Request” means any voluntary or compulsory request or demand for the production, delivery or disclosure of documents, information or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Governmental Entity relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information and documentary material or any civil investigative demand or any subpoena, interrogatory or deposition, in each case, issued, made, requested or required by any Governmental Entity.

“Initial Spreadsheet” has the meaning set forth in Section 7.12(a) below.

“Intellectual Property” has the meaning set forth in Section 3.12(a)(i) below.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” or “known” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge (without any implied duty to investigate) of such fact, circumstance, event or other matter known to, the individuals listed on Schedule 1.1(a) of the Company Disclosure Schedule.

“Lease” has the meaning set forth in Section 3.11 below.

“Leased Real Property” has the meaning set forth in Section 3.11 below.

“Legal Requirements” means all United States, or foreign federal, state, national, supranational, provincial, or local laws, constitutions, statutes, codes, rules, common law, regulations, ordinances, executive orders, decrees or edicts by a Governmental Entity having the force of law.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Effect” means, with respect to any Person, any change, event, development, fact, circumstance or effect (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, other than any Effect to the extent resulting from or related to: (i) any change in the financial, banking, credit, commodities, currency or capital markets or economic or political conditions generally, in each case, in the United States or foreign economies, or any general shutdown of the United States government; (ii) changes in law, GAAP or other applicable accounting standards or the interpretations thereof; (iii) the occurrence of any pandemics, epidemics, public health events, natural disasters, weather conditions, acts of God or other calamities, national or international political or social conditions or other force majeure events, including the engagement by any country in hostilities or war, whether commenced before or after the Agreement Date, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence, threatened occurrence of any military action, terrorism or cyberattack, in each case of the foregoing, including the escalation or worsening thereof; (iv) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which such Person and its Subsidiaries operate; (v) the announcement or pendency of, or the performance or consummation of the transactions contemplated by, or the taking of any actions expressly contemplated by or the compliance with the express terms of, this Agreement and the other agreements contemplated hereby (it being understood that this clause (v) shall not apply to Sections 3.4(b), 3.12(e) or 3.15(d) and any other representation or warranty expressly intended to address the consequences of the execution, delivery or performance of this Agreement or such other agreements); (vi) to the extent such Person is an Acquired Company, (A) any action taken or not taken at the written request or with the written consent of any Buyer Party or (B) the fact that the prospective owner of the Acquired Companies is Parent or an Affiliate of Parent; (vii) to the extent such Person is any of the Buyer Parties, (A) any action taken or not taken at the written request or with the written consent of Seller or the Company or (B) the fact that the Buyer Parties will be the prospective owner of the Acquired Companies, or (viii) the failures by such Person and its Subsidiaries to meet any internal budgets, plans, estimates, predictions, performance metrics, or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood and agreed that the facts underlying such failure that are not otherwise excluded from this definition of Material Adverse Effect may be taken into consideration in determining whether there has been, is or would reasonably be expected to be, a Material Adverse Effect), in the case of clauses (i), (ii) and (iii), other than to the extent such Effects disproportionately impact such Person or any of its Subsidiaries in a negative manner relative to the other companies in the industry in which such Person and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 3.20(a) below.

“NAV Loan Agreement” means the Term Loan Agreement, dated as of April 19, 2024, as amended, by and among PE UK II, Alter Domus (US) LLC, Deutsche Bank AG New York Branch and the Additional Borrowers and Lenders party thereto (as defined therein).

“NAV Payoff Amount” means the amount payable by the Acquired Companies under the Payoff Letter for the NAV Loan Agreement.

“New BC Shareholders” means the holders of outstanding New BC Shares.

“Net Preferred Share Payment Amount” means the amount equal to (i) the Preferred Share Payment Amount minus (ii) the amount thereof payable in respect of the PE UK III Preferred Shares held by PE UK II immediately prior to the Pre-Closing Restructuring (such amount described in this clause (ii), the “PE Sellers Preferred Share Payment Amount”).

“Net Working Capital” means (a) the Acquired Companies’ consolidated total current assets as of the Effective Time (as defined by and determined in accordance with GAAP) minus (b) the Acquired Companies’ consolidated total current liabilities as of the Effective Time (as defined by and determined in accordance with GAAP), in each case, however, excluding (i) the Cash, Debt and Debt Exclusions, (ii) any interest receivable and (iii) any deferred Tax assets or liabilities or income Tax assets or liabilities, calculated in accordance with the Accounting Principles. Notwithstanding anything in the foregoing sentence to the contrary, for purposes of calculating Net Working Capital, the Acquired Companies’ current liabilities shall not include Transaction Expenses or Parent Transaction Expenses and, for the avoidance of doubt, the Acquired Companies’ consolidated total current assets and consolidated total current liabilities shall not include the items listed on Schedule 1.1(b) of the Company Disclosure Schedule. The parties hereto acknowledge and agree that the Example Net Working Capital Schedule represents an illustrative calculation of Net Working Capital as of June 30, 2025, and is prepared in accordance with the Accounting Principles.

“Net Working Capital Threshold” means $80,000,000.

“New Litigation Claim” has the meaning set forth in Section 7.10 below.

“Notes” means the 9.000% Senior Secured Notes Due 2029, governed by the Indenture, dated as of February 12, 2024 (the “Indenture”), by and among Husky IMS Canadian Escrow Co-Issuer Ltd., wound up into Husky Injection Molding Systems Ltd., Husky IMS U.S. Escrow Co-Issuer, LLC, merged with and into Titan Co-Borrower, LLC, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and as collateral agent.

“Notice of Objection” has the meaning set forth in Section 2.8(a) below.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Order” means any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Entity.

“Ordinary Course of Business” means transactions, actions, inactions or practices of the Acquired Companies that are consistent with those that are usual or customary for the Acquired Companies or applicable Acquired Company, as applicable, based on and consistent with past practice.

“Owned Real Property” has the meaning set forth in Section 3.11(a) below.

“Paid Parent Transaction Expenses” means the aggregate amount of the Parent Transaction Expenses paid by the Acquired Companies as of the Effective Time.

“Parent” has the meaning set forth in the preamble above.

“Parent Acquisition Proposal” means any transaction or agreement, offer or proposal with respect to any transaction (other than this Agreement, the Transactions or any agreement entered into in connection herewith or with the Transactions or any other offer or proposal by the Sellers or the Acquired Companies), relating to, or involving: (a) any issuance by, or acquisition or purchase from, any Buyer Party or any of their respective Subsidiaries, or any acquisition or purchase from the direct or indirect stockholders of any Buyer Party or any of their respective Subsidiaries (whether by merger, consolidation or business combination with any such direct or indirect stockholder or otherwise), by any Person or Group (i) of more than a twenty-five percent (25%) interest in the total outstanding capital stock or other equity securities or voting securities of any Buyer Party or any of their respective Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning twenty-five percent (25%) or more of the total outstanding capital stock or other equity securities or voting securities of any Buyer Party or any of their respective Subsidiaries, (iii) of any option, call, warrant or right (whether or not immediately exercisable) to acquire twenty-five percent (25%) or more of the total outstanding capital stock or other equity securities or voting securities of any Buyer Party or any of their respective Subsidiaries, or (iv) of any security, instrument or obligation that is or may become convertible into or exchangeable for a twenty-five percent (25%) interest in the total outstanding capital stock or other equity securities or voting securities of any Buyer Party or any of their respective Subsidiaries; (b) any merger, consolidation, business combination, joint venture, partnership, or similar transaction involving any Buyer Party or any of their respective Subsidiaries, (c) any sale, lease, mortgage, pledge, exchange, transfer, license, spin-off, acquisition, or disposition of more than twenty-five percent (25%) of the assets of the Buyer Parties and their respective Subsidiaries in any single transaction or series of related transactions (other than sales of inventory and other assets in the Ordinary Course of Business); or (d) any liquidation, dissolution, recapitalization or other reorganization of any Buyer Party or any of their respective Subsidiaries, or any extraordinary dividend, whether of cash or other property; provided, that none of the foregoing transactions, to the extent solely by and among the Buyer Parties and their respective Subsidiaries (and not any third party), shall constitute a Parent Acquisition Proposal.

“Parent Audited Balance Sheet” means the consolidated balance sheet (and the notes thereto) of Parent and its Subsidiaries as of December 31, 2024 set forth in Parent’s Annual Report on Form 10-K filed by Parent with the SEC for the fiscal year ended December 31, 2024.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent Equity Plans” means the Parent’s 2021 Incentive Equity Plan and the Composecure, L.L.C. Amended and Restated Equity Plan, each as amended.

“Parent Intervening Event” means a material event, fact, development, occurrence or change in circumstance with respect to Parent and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Parent Board as of the date hereof (or if known, the consequences of which were not known or reasonably foreseeable) and that becomes known to the Parent Board after the date of this Agreement; provided that in no event shall any of the following constitute a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (a) the receipt, existence or terms of any inquiry, offer or proposal by Parent or its Subsidiaries that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal or any matter relating thereto; (b) failure by Parent, the Company or any of their respective Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance; (c) any Effect with respect to the Acquired Companies that does not amount to a Company Material Adverse Effect (d) changes in the market price or trading volume of Parent Common Stock or any other securities of Parent, or any change in credit rating of Parent or the Company or any of their respective Subsidiaries.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent and its Subsidiaries.

“Parent Option” means an option to acquire Parent Common Stock pursuant to the Parent Equity Plans.

“Parent PSUs” means restricted stock units issued under (and within the meaning of) the Parent Equity Plans subject to performance-based vesting conditions.

“Parent Releasees” means: (a) Parent; (b) the Acquired Companies; (c) Parent’s current and future Affiliates (including Holdings, BidCo and, following the Transactions, the Company and TargetCo and their respective Subsidiaries); (d) the respective representatives of the Persons referred to in clauses (a), (b) and (c) above, including all former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, advisors, or representatives, or representatives or Affiliates of any of the foregoing; and (e) the respective successors and past, present and future assigns of the Persons identified or otherwise referred to in clauses (a) through (d) above.

“Parent RSUs” means restricted stock units issued under (and within the meaning of) the Parent Equity Plans subject to time or service-based vesting conditions.

“Parent Stockholders” means the holders of shares of outstanding Parent Common Stock.

“Parent Transaction Expenses” means, without duplication, the sum of all third party fees, costs, payments, liabilities, expenditures and expenses (collectively, “Expenses”) incurred by or on behalf of any Acquired Company or any Seller in connection with this Agreement and the Transactions, whether or not billed or accrued (including those which may become due and payable by an Acquired Company on or after the Closings pursuant to contracts entered into by or on behalf of any Acquired Company prior to the Closings), including (i) any amounts payable to PE Seller or its Affiliates by the Acquired Company pursuant to any management or advisory services agreement, up to an amount equal to $25,000,000, (ii) all Expenses incurred in obtaining and fully paying the premiums for the D&O Insurance pursuant to Section 7.17(b), (iii) any Expenses of legal counsel and accountants, the amount of any Expenses payable to financial advisors, investment bankers and brokers of the Acquired Companies notwithstanding any contingencies for earnouts, escrows, etc., and any Expenses payable to any other Person who performed services for or on behalf of, or provided advice to any Acquired Company, or who is otherwise entitled to any compensation or payment from any Acquired Company, in each case, in connection with this Agreement and the Transactions (or any sales process conducted or pursued by any Acquired Company), (iv) any Expenses that arise, or are triggered, accelerated or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Transactions, including any Financing Fees and Transfer Taxes to the extent allocated to Parent pursuant to Section 7.16(e), and (v) all Expenses incurred in connection with the distribution of any materials to Company Securityholders; provided that Parent Transaction Expenses shall exclude any Transaction Expenses; provided, further, that Parent Transaction Expenses shall not be an amount in excess of $45,000,000; provided, however, that the immediately preceding limitation on Parent Transaction Expenses shall not apply to (x) any Parent Transaction Expenses other than those described in clause (i) or (iii) of this definition or (y) any fees or expenses described in clause (iii) of this definition to the extent incurred in connection with the financing transactions contemplated by this Agreement (whether or not such advisors’ other fees and expenses are subject to such limitation).

“Parent Warrants” means the redeemable warrants to purchase one share of Parent Common Stock.

“Payoff Letters” has the meaning set forth in Section 7.9 below.

“PE Seller” has the meaning set forth in the preamble above.

“Per Share ExchangeCo Consideration” means Exchangeable Shares in an amount equal to (a) the excess of the Total Stock Consideration over the number of shares of Parent Common Stock issued to Sellers in accordance with Section 2.5(b) in respect of Restricted New BC Shares divided by (b) the Total Company Shares (excluding the number of Restricted New BC Shares otherwise included in Total Company Shares).

“Per Share Company Closing Cash Consideration” means a cash amount equal to (a) with respect to any Restricted New BC Shares, zero, and (b) otherwise, (i) the Total Closing Cash Consideration divided by (ii) the Total New BC Shares (excluding the number of Restricted New BC Shares otherwise included in Total New BC Shares).

“Per Share Consideration” means (a) the applicable Per Share Company Closing Cash Consideration plus (b) the applicable Per Share Stock Consideration.

“Per Share Stock Consideration” means that number of shares of Parent Common Stock in an amount equal to (a) with respect to any Restricted New BC Share, the Cash Equivalent Consideration divided by $18.50 and (b) otherwise, (i) the excess of the Total Stock Consideration over the number of shares of Parent Common Stock issued to Sellers in accordance with Section 2.5(b) in respect of Restricted New BC Shares divided by (ii) the Total New BC Shares (excluding the number of Restricted New BC Shares otherwise included in Total New BC Shares).

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes that are not yet due and payable (or are payable without penalty) or Encumbrances for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) statutory Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements for which adequate reserves have been established in accordance with GAAP; (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, or similar programs mandated under applicable Legal Requirements in the Ordinary Course of Business for which adequate reserves have been established; (d) non-exclusive licenses of Company-Owned IP Rights by the Company or a Subsidiary in the Ordinary Course of Business; (e) statutory or common law Encumbrances in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like Encumbrances, which secure obligations to the extent that payment thereof is not overdue (after taking into account reasonable payment periods) for which adequate reserves have been established in accordance with GAAP; (f) with respect to real property, (1) easements, rights of way, zoning, building, land use and other similar ordinances or restrictions or other, similar encumbrances of record affecting such real property and (2) Encumbrances that may be shown by a current survey or physical inspection of such real property, in each case, which do not or would not, individually or in the aggregate, materially impair the current use or occupancy of such real property by the Company and its Subsidiaries; (g) zoning, planning, entitlement and other land use restrictions and environmental regulations by any Governmental Entity that are not violated by the current uses of the assets of the Company or its Subsidiaries; (h) Encumbrances with respect to any obligations as lessee under leases; (i) to the extent terminated in full in connection with the payment of Debt at the Closings pursuant to Section 2.4(a)(iii), Encumbrances securing payment, or any other obligations, of any Acquired Company with respect to such Debt; (j) Encumbrances disclosed in the Financial Statements; and (k) Encumbrances described on Schedule 1.1(c) of the Company Disclosure Schedule.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Data” means (a) any information or data relating to an identified or identifiable natural person, or that is reasonably capable of being used to identify or contact or precisely locate a particular natural person or a particular household or device, including but not limited to a natural person’s name, street address, telephone number, email address, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking information relating to any particular natural person or household, passport number, client or account identifier relating to any natural person or household, primary account number (PAN) data, “cardholder data” as defined in the Payment Card Industry Data Security Standard, any Internet protocol address, or any other unique identifier, device or machine identifier, photograph, or credentials for accessing any accounts; (b) any information defined as “personal data”, “personal information”, “personally identifiable information”, “personally identifiable information”, “biometric identifiers”, “biometric information”, “nonpublic personal information”, “individually identifiable health information”, a “consumer report”, or equivalent term under any applicable Privacy Requirements; and (c) any information reasonably capable of being associated, directly or indirectly (by, for example, records linked via unique keys), with a particular natural person or a particular household.

“PIPE Investors” means the investors that are set forth on Schedule 1.1(a) of the Parent Disclosure Schedule or an Affiliate of any such investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned in accordance with its terms after the Agreement Date.

“Pre-Closing Holders” means the Sellers and holders of Company Options, as of immediately prior to the Closings.

“Pre-Closing Restructuring” has the meaning set forth in the preamble above.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Returns” means any Tax Returns for or including Pre-Closing Tax Periods.

“Privacy Policies” means each external or internal policy of, or public representation, statement or notice made by, any Acquired Company relating to: (a) the privacy Personal Data or (b) the collection, obtainment, storage, use, maintenance, transfer, transmission, disclosure, security, disposal, or other processing of any Personal Data.

“Privacy Requirements” has the meaning set forth in Section 3.23(a) below.

“Pro Rata Excess Adjustment Share” means, with respect to a particular Pre-Closing Holder, the percentage determined by dividing (a) the sum of the number of New BC Shares and the number of New BC Shares subject to Company Vested Options, if any, held by such Person (plus, in the case of the PE Sellers, the number of New BC Shares held by TargetCo), if any, held by such Person by (b) the sum of the total number of New BC Shares outstanding and total number of New BC Shares subject to all Company Vested Options, in each case, as determined following the Pre-Closing Restructuring and immediately prior to the Closings.

“Pro Rata Share” means, with respect to a particular Pre-Closing Holder, the percentage determined by (a) (x) the number of New BC Shares held by such Pre-Closing Holder (plus, in the case of the PE Sellers, the number of New BC Shares held by TargetCo, minus, in the case of Management Sellers, the number of such Sellers’ New BC Shares that are Restricted New BC Shares) plus (y) the number of New BC Shares issuable upon exercise of any Company Vested Options held by such Pre-Closing Holder, divided by (b) (x) the total number of New BC Shares outstanding (excluding Restricted New BC Shares) plus (y) the number of New BC Shares issuable upon exercise of all Company Vested Options held by all Pre-Closing Holders, in each case, as determined following the Pre-Closing Restructuring and immediately prior to the Closings.

“Proceeding” means any private or governmental action, complaint, suit, claim, charge, hearing, demand, mediation, arbitration or investigation.

“Product Data” means all data and information: (a) uploaded or otherwise provided by or for clients or users of any Company Product to, or stored by or for, any Acquired Company or any Company Product, in connection with the development, delivery, provision or operation of any Company Products; (b) collected, created, compiled, inferred, derived, or otherwise obtained by or for any Company Product or any Acquired Company in connection with the development, delivery, provision or operation of any Company Products; or (c) compiled, inferred, or derived by or for any Acquired Company from any of the foregoing.

“R&W Policy” has the meaning set forth in Section 7.18 below.

“Related Party” means: (a) each Company Securityholder (excluding Acquired Companies) who holds more than one percent (1%) of any Acquired Company and their respective Affiliates (not including the Acquired Companies); (b) each individual who is an officer or director of any Acquired Company; (c) each member of the immediate family of each of the individuals referred to in clauses (a), and (b) above; and (d) any trust or other Person (other than the Acquired Companies) in which any one of the Persons referred to in clauses (a), (b) and (c) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Release” means any release, spill, emission, leaking, pumping, injection, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching, transport or migration of Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata).

“Restricted New BC Shares” mean the number and class or series of New BC Shares that are issued and outstanding following the Pre-Closing Restructuring and immediately prior to the Closing, that were issued in respect of Exercised Company Options.

“Restricted Cash” means any cash or cash equivalents classified as restricted cash in accordance with GAAP, consistent with the Company’s past practice.

“Reviewing Accountant” has the meaning set forth in Section 2.8(c) below.

“Sanctioned Country” means any country or territory against which the United States maintains or has maintained within the last five (5) years comprehensive economic sanctions or an embargo, which at the time of signing is the Crimea region, Cuba, Iran, North Korea, and the so-called Donetsk and Luhansk People’s Republics.

“Sanctioned Person” means (a) a party listed on a Sanctions-related list published by the United States government, including but not limited to the OFAC “Specially Designated Nationals and Blocked Persons List” and the prohibited and restricted parties lists maintained by the U.S. Department of State, or otherwise “blocked” or the target of Sanctions pursuant to any applicable Sanctions; (b) the government, including any political subdivision, agency, or instrumentality thereof, of a Sanctioned Country; (c) an ordinary resident of, or entity registered in or established in a Sanctioned Country, or the Government of Venezuela; or (d) a party acting, directly or indirectly, on behalf of, or a party fifty percent (50%) or more owned by, any of the parties listed in clauses (a), (b) or (c).

“Sanctions” means economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by the United States (including OFAC and the U.S. Department of State), the United Nations, Canada, His Majesty’s Treasury of the United Kingdom, or the European Union.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Releasees” means: (a) each Pre-Closing Holder; (b) each Pre-Closing Holder’s current and future Affiliates; (c) the respective representatives of the Persons referred to in clauses (a) and (b) above, including all former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, advisors, or representatives, or representatives or Affiliates of any of the foregoing; and (d) the respective successors and past, present and future assigns of the Persons identified or otherwise referred to in clauses (a) through (c) above.

“Shareholders’ Representative” has the meaning set forth in Section 10.2(a) below.

“Shareholders’ Representative Expenses” has the meaning set forth in Section 10.2(b) below.

“Shareholders’ Representative Group” has the meaning set forth in Section 10.2(b) below.

“Software” has the meaning set forth in Section 3.12(a)(i) below.

“Spreadsheet” has the meaning set forth in Section 7.12(b) below.

“Stockholders Agreement” means the Second Amended and Restated Stockholders Agreement of the Company, dated as of September 24, 2018, by and among the Company, PE Titan Holding III Limited and the other parties thereto.

“Straddle Period” means any Taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subscription Agreements” has the meaning set forth in the preamble above.

“Subsidiary” means, with respect to any Person, any corporation, association, business entity, partnership, limited liability company or other Person of which such first Person, either directly or indirectly (a) owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Target Credit Agreement” means the Credit Agreement, dated as of March 28, 2018, among Husky IV Holding Limited (f/k/a Titan IV Holding Limited), a corporation incorporated under the laws of the Province of British Columbia, Husky Injection Molding Systems Ltd., a corporation incorporated under the laws of the Province of British Columbia, Titan Co-Borrower, LLC, a Delaware limited liability company, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as the administrative agent and the collateral agent, as amended from time to time prior to the date hereof.

“TargetCo” has the meaning set forth in the preamble above.

“TargetCo Closing” has the meaning set forth in Section 2.3 below.

“TargetCo Purchase Price” means (a) the Per Share Consideration multiplied by (b) the number of New BC Shares held by TargetCo following the Pre-Closing Restructuring and immediately prior to the Closing, as set forth in the Initial Spreadsheet.

“TargetCo Units” has the meaning set forth in the preamble above.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, and duties, fees, excises, premiums, assessments, imposts, levies and other similar charges or assessments, in each case in the nature of taxes, imposed by any Governmental Entity, including, without limitation (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, capital gains, goods and services, harmonized branch, profits, license, registration, withholding, payroll, social security (or equivalent), Canada pension plan, employment, unemployment, compensation, utility, production, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), personal property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, (b) any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Tax Authority on or in respect of the type described in clause (a) or this clause (b), (c) any liability for the payment of any amount of the type described in the immediately preceding clauses (a) and/or (b), as a result of being a “transferee” (within the meaning of Section 160 of the Tax Act or any other similar applicable Legal Requirement) or successor of another entity or a member of an affiliated, consolidated, unitary or combined group and (d) any liability for any amount of the type described in the preceding clauses (a), (b) and/or (c) above as a result of a contractual obligation to indemnify any person or other entity (other than any such contractual obligation the primary purpose of which does not relate to Taxes).

“Tax Act” means the Income Tax Act (Canada).

“Tax Authority” means any Governmental Entity responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return.

“Tax Proceeding” means any investigation, examination, review, audit, assessment, administrative hearing, litigation or other proceeding by a Tax Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, amended returns, claims for refund, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract, excluding ancillary provisions in commercial agreements not primarily related to Tax.

“Termination Date” has the meaning set forth in Section 9.1(b) below.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 3.12(a)(v) below.

“Total Closing Cash Consideration” means (a) the Base Cash Amount, plus (b) the sum of (i) the amount, if any, of Estimated Company Cash, (ii) the amount, if any, by which the Estimated Net Working Capital is greater than the Net Working Capital Threshold, and (iii) the amount, if any, of the Estimated Paid Parent Transaction Expenses, less (c) the sum of (i) the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Threshold, (ii) the amount, if any, of Estimated Transaction Expenses, (iii) the amount, if any, of Estimated Company Debt, and (iv) the aggregate cash that would be payable with respect to the Company Options in accordance with clause (1) of Section 2.5(c) prior to taking into account any withholding for Tax or the Adjustment Escrow Amount or Expense Fund Amount (such net aggregate amount described in this clause (iv), the “Total Option Cash Consideration”).

“Total Closing Consideration” means the Total Closing Cash Consideration, the Total Option Cash Consideration and the Total Stock Consideration.

“Total New BC Shares” means the sum, without duplication, of the aggregate number of New BC Shares that are issued and outstanding immediately following the Pre-Closing Restructuring and immediately prior to the Closings, including the New BC Shares held by TargetCo and the Restricted New BC Shares.

“Total Stock Consideration” means 55,297,297.3 shares of Parent Common Stock; provided, that in the event either (1) the number of shares of Parent Common Stock issued and outstanding (or subject to any warrants or convertible securities obligating Parent to issue any such shares, which warrants or convertible securities are outstanding) as of the Signing Capitalization Date exceeds the sum of the number of shares set forth in Section 5.3(a)(x) plus Section 5.3(a)(z), (2) the number of shares of Parent Common Stock that are subject to issued and outstanding Parent Equity Awards as of the Signing Capitalization Date exceeds the sum of the number of shares set forth in Section 5.3(b)(i), plus Section 5.3(b)(ii), plus Section 5.3(b)(iii), or (3) Parent issues shares of Parent Common Stock in violation of Section 6.3(c) (sum of the amount of such excess referred to in clause (1) plus the amount of such excess referred to in clause (2) plus the number of shares referred to in clause (3), the “Undisclosed Shares”), then the Total Stock Consideration shall be increased by an amount equal to the product of (x) the fraction of 19/81 multiplied by (y) the Undisclosed Shares.

“Transaction Expenses” means, without duplication, the sum of all unpaid (as of the Closings) amounts of (i) any amount in excess of $25,000,000 payable to PE Seller or its Affiliates by the Acquired Companies pursuant to any management or advisory services agreement entered into prior to the Closings, (ii) any retention, sale, transaction, change of control or severance payments payable by the Acquired Companies to any officer, director, employee or other service provider as a result of the Transactions pursuant to any arrangements entered into prior to the Closings (other than any such payments resulting from the termination of such Person after the Closings or any other action taken at the direction or with the approval of Parent), (iii) the employer portion of any social security, Medicare, unemployment or other employment or payroll Tax or similar Tax owed by any Acquired Company with respect to any arrangement described in this definition and (iv) Transfer Taxes to the extent allocated to Sellers pursuant to Section 7.16(e).

“Transaction Tax Deductions” means all Tax deductions of the Company and any of its Subsidiaries resulting from or related to the Transactions that are attributable to amounts paid (other than Parent Transaction Expenses borne by Parent under this Agreement) by the Company or its Subsidiaries before the Determination Date, taken into account in the calculation of the Per Share Consideration pursuant to Section 2.8 or otherwise economically borne by the Sellers, including, without limitation, Tax deductions arising in connection with (a) any compensation for employees and service providers (including any vesting, exercise, exchange, settlement or cancellation of Company Options or any other compensatory equity-based awards, deferred compensation, change-in-control payments, other bonuses, and all payroll and other employer Taxes payable by the Company or any of its Subsidiaries related to any of the foregoing that are triggered or otherwise payable in connection with the Transactions), (b) any fees and expenses paid or payable by the Company or any of its Subsidiaries in connection with or related to the transactions contemplated hereby (including the Transaction Expenses or amounts that would have been Transaction Expenses if they remained unpaid as of the Closing Date) and (c) any fees, expenses, premiums and penalties paid or payable with respect to the repayment or prepayment of any debt and the write-off or acceleration of the amortization of deferred financing costs. The amount of Transaction Tax Deductions shall be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any “success-based fees” to the extent such election would increase the amount of Transaction Tax Deductions.

“Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated under the Code.

“Voting Agreement” has the meaning set forth in the preamble above.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

Article II

Purchase and Sale

2.1            TargetCo Purchase. Upon the terms and subject to the conditions set forth herein, at the TargetCo Closing, the PE Sellers shall sell, assign, transfer, convey and deliver to Holdings or its designee to the extent provided for in the Pre-Closing Restructuring, and Holdings shall purchase, acquire and accept from the PE Sellers, the TargetCo Units, free and clear of all Encumbrances (other than restrictions on the transfer of securities arising pursuant to applicable securities Legal Requirements) (the “TargetCo Purchase”) for the applicable consideration set forth in, and to be paid in accordance with, Section 2.5.

2.2            Company Purchase.

(a)            Upon the terms and subject to the conditions set forth herein, at the Company Closing, other than pursuant to Section 2.2(b), each Seller shall sell, assign, transfer, convey and deliver to BidCo, and BidCo shall purchase, acquire and accept from such Seller, the New BC Shares held by such Seller, free and clear of all Encumbrances (other than restrictions on the transfer of securities arising pursuant to applicable securities Legal Requirements) (the “BidCo Purchase”) for the applicable consideration set forth in, and to be paid in accordance with, Sections 2.5(b)(i) and (iii).

(b)            Upon the terms and subject to the conditions set forth herein, at the Company Closing, each Canadian Management Seller, shall sell, assign, transfer, convey and deliver to ExchangeCo, and ExchangeCo shall purchase, acquire and accept from such Seller, the New BC Shares held by such Seller (other than Restricted New BC Shares), free and clear of all Encumbrances (other than restrictions on the transfer of securities arising pursuant to applicable securities Legal Requirements) (the “ExchangeCo Purchase” and together with the BidCo Purchase, the “Company Purchase”) for the applicable consideration set forth in, and to be paid in accordance with, Section 2.5(b)(ii) and (iv).

2.3            The Closings. Unless this Agreement is earlier terminated in accordance with Section 9.1, (i) the closing of the TargetCo Purchase (the “TargetCo Closing”) and (ii) the closing of the Company Purchase (the “Company Closing” and together with the TargetCo Closing, the “Closings”) shall be effective contemporaneously at a time and date to be agreed by each of the parties hereto but no later than four (4) Business Days following the date on which each of the conditions set forth in Article VIII has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closings, but subject to the fulfillment or waiver of those conditions). The Closings shall take place remotely pursuant to the exchange of electronic signature pages or at such other location as the parties hereto agree. The date on which the Closings occur is referred to herein as the “Closing Date.”

2.4            Closing Deliveries.

(a)            The Buyer Parties Deliveries. At or prior to the Closings:

(i)               Parent shall deliver to the Shareholders’ Representative a certificate, dated as of the Closing Date, executed on behalf of Parent by a duly authorized representative of Parent to the effect that each of the conditions set forth in clauses (a) and (c) of Section 8.2 has been satisfied;

(ii)              on behalf of the Acquired Companies or any Seller, as applicable, BidCo shall make or cause to be made payments of the Transaction Expenses and the Parent Transaction Expenses (other than any Estimated Paid Parent Transaction Expenses) in the amounts and to the recipients set forth on the Initial Spreadsheet and in accordance (where applicable) with the applicable invoices delivered pursuant to Section 2.4(b)(ix);

(iii)             on behalf of the Acquired Companies, BidCo shall make or cause to be made the payments to (i) the respective holders of any Repaid Debt by wire transfer of immediately available funds in accordance with the applicable Payoff Letters, (ii) respective Non-PE UK III Preferred Shareholders in an aggregate amount equal to the Net Preferred Share Payment Amount in accordance with the Initial Spreadsheet, by wire transfer of immediately available funds to an account or accounts designated in writing by the PE Sellers at least two (2) Business Days prior to the Closing Date, and (iii) the PE Sellers in an aggregate amount equal to the excess of the PE Sellers Preferred Share Payment Amount over the NAV Payoff Amount, if any, by wire transfer of immediately available funds to an account or accounts designated in writing by the PE Sellers at least two (2) Business Days prior to the Closing Date;

(iv)             ExchangeCo shall deliver to the Shareholders’ Representative evidence of the certified Articles of Amendment;

(v)              Buyer Parties shall deliver to the Shareholders’ Representative the Exchange and Support Agreement, dated as of the Closing Date and duly executed by ExchangeCo, CallCo and Parent;

(vi)            ExchangeCo shall deliver to the Shareholders’ Representative share certificates or evidence of issuance of the Exchangeable Shares, together with evidence satisfactory to the Shareholders’ Representative that those Canadian Management Sellers receiving Exchangeable Shares pursuant to Section 2.5 have been entered into the books of ExchangeCo as the holders of the Exchangeable Shares in respect of their New BC Shares sold to ExchangeCo;

(vii)            Parent shall deliver to the Shareholders’ Representative the Investor Rights Agreement, in the form attached hereto as Exhibit B (the “Investor Rights Agreement”), dated as of the Closing Date and duly executed by Parent;

(viii)           Parent shall deliver to the Shareholders’ Representative the Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), dated as of the Closing Date and duly executed by Parent;

(ix)             Parent shall deliver to the Shareholders’ Representative the First Amendment to Amended and Restated Waiver Agreement, in the form attached hereto as Exhibit D, dated as of the Closing Date and duly executed by Parent;

(x)              BidCo shall deliver to the Shareholders’ Representative the Escrow Agreement, in the form attached hereto as Exhibit H (the “Escrow Agreement”), dated as of the Closing Date and duly executed by BidCo and the Escrow Agent; and

(xi)             BidCo shall pay, or cause to be paid, to Acquiom Clearinghouse LLC (the “Escrow Agent”) the Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement, such amount to be held in escrow in accordance with the Escrow Agreement.

(xii)            Parent shall deliver to the Shareholders’ Representative its calculation of the Undisclosed Shares at least four (4) Business Days prior to the Closing Date, together with such information reasonably necessary for the Shareholders’ Representative to review and validate such calculation. Parent shall consider in good faith any comments by the Shareholders’ Representative with respect to Undisclosed Shares received pursuant hereto.

(b)            Company and Shareholders’ Representative Deliveries. The Company, New BC and the Shareholders’ Representative shall deliver to the Buyer Parties, at or prior to the Closings, each of the following:

(i)               a certificate, dated as of the Closing Date and executed on behalf of New BC by a duly authorized officer of New BC, to the effect that each of the conditions set forth in clause (a) of Section 8.3 has been satisfied;

(ii)              evidence reasonably satisfactory to Parent of the resignation of each of the directors and each of the officers of each Acquired Company set forth on Exhibit I, effective no later than immediately prior to the Closings;

(iii)             evidence that either (A) the requisite 280G shareholder approval was obtained or (B) in the absence of such shareholder approval, no Section 280G Payments shall be made, in accordance with Section 7.14 hereof;

(iv)            the Initial Spreadsheet;

(v)             the Payoff Letters;

(vi)            a copy of the D&O Insurance and invoice therefor if not yet paid prior to the Closings;

(vii)           the Investor Rights Agreement duly executed by the PE Sellers;

(viii)          the Registration Rights Agreement duly executed by the PE Sellers;

(ix)             an invoice from each advisor or other service provider to the Acquired Companies, dated no more than three (3) Business Days prior to the Closing Date, with respect to all unpaid Parent Transaction Expenses referenced in clause (iii) of the definition of Parent Transaction Expenses and included in the Initial Spreadsheet;

(x)              with respect to each Seller, duly executed Letters of Transmittal;

(xi)             the Escrow Agreement duly executed by the Shareholders’ Representative; and

(xii)            the Exchange and Support Agreement, duly executed by each Canadian Management Seller.

2.5            Consideration.

(a)            TargetCo Purchase. At the Closings, Holdings or its designee to the extent provided for in the Pre-Closing Restructuring shall pay, or cause to be paid, to the PE Sellers the TargetCo Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by the PE Sellers at least two (2) Business Days prior to the Closing Date.

(b)            Company Purchase. At the Closings (and with respect to Section 2.5(b)(i) and (iii) in satisfaction of the consideration payable by BidCo for the New BC Shares transferred to BidCo in Section 2.2(a)) (i) BidCo shall deliver or cause to be delivered to each Seller (other than any Canadian Management Seller), cash, by wire transfer of immediately available funds to an account of such Seller, as set forth in such Seller’s Letter of Transmittal, in the amount equal to (A) the product of the Per Share Company Closing Cash Consideration multiplied by the number of New BC Shares held by such Seller (minus, in the case of Management Sellers, the number of such Sellers’ New BC Shares that are Restricted New BC Shares) following the Pre-Closing Restructuring and immediately prior to the Closings, less (B) such Seller’s Pro Rata Share of the Adjustment Escrow Amount and Expense Fund Amount in accordance with Section 2.5(d) (ii) Parent shall cause ExchangeCo to deliver or cause to be delivered to each Canadian Management Seller with respect to such Seller’s New BC Shares that are not Restricted New BC Shares, cash, by wire transfer of immediately available funds to an account of such Seller, as set forth in such Seller’s Letter of Transmittal, in the amount equal to (A) the product of the Per Share Company Closing Cash Consideration multiplied by the number of New BC Shares that are not Restricted New BC Shares held by such Seller following the Pre-Closing Restructuring and immediately prior to the Closings, less (B) such Seller’s Pro Rata Share of the Adjustment Escrow Amount and Expense Fund Amount in accordance with Section 2.5(d), (iii) Parent shall issue to each Seller (other than any Seller that is a Canadian Management Seller that does not own any Restricted New BC Shares) shares of Parent Common Stock in the amount equal to the sum of (A) the product of (1) the applicable Per Share Stock Consideration multiplied by (2) the number of New BC Shares (other than Restricted New BC Shares) held by such Seller following the Pre-Closing Restructuring and immediately prior to the Closings and (B) the product of (1) the applicable Per Share Stock Consideration multiplied by (2) the number of Restricted New BC Shares held by such Seller following the Pre-Closing Restructuring and immediately prior to the Closings and (iv) Parent shall cause ExchangeCo to issue to each Canadian Management Seller Exchangeable Shares in the amount equal to the product of (A) the Per Share ExchangeCo Consideration multiplied by (B) the number of New BC Shares (other than Restricted New BC Shares) held by such Canadian Management Seller following the Pre-Closing Restructuring and immediately prior to the Closings, in each case of the foregoing clauses (i), (ii), (iii) and (iv), as set forth in the Initial Spreadsheet and applicable Letter of Transmittal, as applicable; provided, however, in the event (x) any Seller is not an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act) and (y) after using commercially reasonable efforts (including but not limited to the use of disclosure, derived from its filings with the SEC, required for inclusion of up to 35 non-accredited investors under Rule 506 of Regulation D) to use available exemptions (including available exemptions under each of Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act) from the registration requirements of the Securities Act with respect to the shares of Parent Common Stock, Parent is unable to issue such shares of Parent Common Stock with registering such issuance under the Securities Act, then, solely to the extent of such inability, in lieu of the cash and shares of Parent Common Stock such Seller shall be entitled to receive pursuant to clauses (i) and (iii) of the foregoing sentence, BidCo shall deliver or cause to be delivered to such Seller at the Closings an amount in cash equal to (x) the product of the number of New BC Shares held by such Seller following the Pre-Closing Restructuring and immediately prior to the Closings multiplied by the Cash Equivalent Consideration, less (y) such Seller’s Pro Rata Share of the Adjustment Escrow Amount and Expense Fund Amount in accordance with Section 2.5(d); provided, further, in the event (x) any Canadian Management Seller is not an “accredited investor” (as such term is defined under Part 2 of National Instrument 45-106 – Prospectus Exemptions) and (y) after using commercially reasonable efforts to use available exemptions under applicable securities law (including available exemptions under Part 2 of National Instrument 45-106 – Prospectus Exemptions) from any prospectus or registration requirements under applicable securities law with respect to the Exchangeable Shares or Parent Common Stock, as applicable, ExchangeCo is unable to issue such Exchangeable Shares or Parent is unable to issue such shares of Parent Common Stock, as applicable, solely to the extent of such inability, in lieu of cash and Exchangeable Shares or shares of Parent Common Stock, as applicable, such Canadian Management Seller shall be entitled to receive pursuant to clauses (ii), (iii) and (iv) of the foregoing sentence, ExchangeCo or BidCo, as applicable, shall deliver or cause to be delivered to such Seller at the Closings an amount in cash equal to (x) the product of the number of New BC Shares held by such Canadian Management Seller following the Pre-Closing Restructuring and immediately prior to the Closings multiplied by the Cash Equivalent Consideration, less (y) such Seller’s Pro Rata Share of the Adjustment Escrow Amount and Expense Fund Amount in accordance with Section 2.5(d); provided, further, that as a condition precedent to each Seller’s receipt of its consideration pursuant to this Section 2.5(b), such Seller shall deliver to the Company a duly executed Letter of Transmittal and (in the case of any Canadian Management Seller who, immediately prior to the Closings, held New BC Shares that were not Restricted New BC Shares) Exchange and Support Agreement. The amount of cash each Seller is entitled to receive for the New BC Shares held by such Seller shall be rounded to the nearest cent and computed after aggregating cash amounts for all New BC Shares held by such Seller. Notwithstanding anything to the contrary herein, each Seller may allocate the value of its aggregate Per Share Company Closing Cash Consideration (and any adjustments pursuant to Section 2.8) and the value of its aggregate Per Share Stock Consideration to the equivalent value of any New BC Shares it surrendered pursuant to Treasury Regulations Sections 1.356-1(b) and 1.358-2(a)(2). If BidCo elects for the payments to be made pursuant to this Section 2.5(b) through a disbursement or paying agent, BidCo may, at its sole cost and expense, appoint a disbursement or paying agent that is reasonably acceptable to Parent, to make such payments. In such case, BidCo shall enter into a customary disbursement or paying agent agreement (which shall be in a form reasonably acceptable to Parent) with such agent reasonably in advance of the Closing to ensure that all payments will be made in accordance with this Section 2.5(b) at the Closings. For greater certainty, the consideration set forth in this Section 2.5(b)(ii) and Section 2.5(b)(iv) shall be paid and issued in respect of each New BC Share transferred to ExchangeCo in accordance with the terms hereof.

(c)            Company Options. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Company Optionholders:

(i)               Exchange of Company Options. Upon consummation of the Pre-Closing Restructuring, each outstanding Company Option shall be exchanged for an option exercisable for the same number of New BC Shares as it was exercisable for Class B common shares of the Company with an equivalent exercise price as, and all other material terms applicable to, such Company Option.

(ii)              Accelerated Vesting. Each outstanding Company Option will vest in full as of immediately prior to the Closings.

(iii)             Election. A reasonable period of time prior to the Pre-Closing Restructuring, each Company Optionholder will be given an opportunity to elect in writing whether to (A) exercise all of such Company Optionholder’s Company Options (after taking into account the accelerated vesting in Section 2.5(c)(ii)) (such Company Options exercised in accordance with this sentence, the “Exercised Company Options”), which exercise shall be effective after the Pre-Closing Restructuring and before the Closings (but subject to the Closings occurring) or (B) if the Company Optionholder is in Canada, surrender all of such Company Optionholder’s Company Options in exchange for the amounts payable in respect of such Company Options under Section 2(c)(iv).

(iv)            Option Cash Out. After the Pre-Closing Restructuring and immediately prior to the Closings, each outstanding and unexercised Company Vested Option shall be automatically surrendered or terminated in accordance with the Company Option Plan for the right of the applicable Company Optionholder to receive (A) an amount in cash, subject to applicable withholding Tax, equal to the product of the Cash Equivalent Consideration multiplied by the number of New BC Shares issuable upon exercise of such Company Vested Option, minus the aggregate exercise price with respect to such Company Option, minus the Company Optionholder’s Pro Rata Share of the Adjustment Escrow Amount and Expense Fund Amount in accordance with Section 2.5(c)(v); and (B) any amount payable to such Company Optionholder under Section 2.8(d) or Section 10.2(f). The amount of cash each Company Optionholder is entitled to receive under this Section 2.5(c)(iv) for all Company Vested Options held by such Company Optionholder shall be computed by aggregating the cash amounts for all Company Vested Options held by such Company Optionholder and rounding the result down the nearest whole cent. For the avoidance of doubt, if the aggregate exercise price with respect to a Company Vested Option is greater than the Cash Equivalent Consideration, such Company Vested Option shall terminate and be canceled as of the Closing without any consideration therefor.

(v)             Company Vested Options Payment. As soon as reasonably practicable after the Closings (but no later than the later of ten (10) Business Days after the Closings or the first payroll date after the Closings), Parent shall cause the Company to pay the cash consideration payable under Section 2.5(c)(iv) with respect to Company Vested Options. Such cash amounts shall be paid (A) through the Company’s payroll to the former holders of Company Vested Options with respect to which the Company or any of its Subsidiaries have Tax withholding obligations and (B) by the Company to the former holders of Company Vested Options with respect to which the Company and its Subsidiaries have no Tax withholding obligations.

(vi)             Board Actions. Prior to the Closing Date, the Company Board (or, if appropriate, any committee administering the Company Option Plan) shall adopt such resolutions or shall take all other actions (including obtaining any required consents) as may be reasonably required to effect the actions set forth in Section 2.5(c).

(d)            Adjustment Escrow Fund and Expense Fund. In addition to the consideration to be allocated to the Pre-Closing Holders in exchange for their New BC Shares as described in Section 2.5(b) hereof, subject to the terms and conditions of this Agreement and the Escrow Agreement, as applicable, the Pre-Closing Holders shall have the right to receive upon release of any of the Adjustment Escrow Fund or Expense Fund to the Pre-Closing Holders in accordance with the terms and conditions of this Agreement and the Escrow Agreement, as applicable, their respective Pro Rata Share of such Adjustment Escrow Fund or Expense Fund, as applicable.

(e)            Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or Exchangeable Shares shall be issued in exchange for New BC Shares pursuant to this Article II and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock or Exchangeable Shares. Notwithstanding any other provision of this Agreement, each holder of New BC Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock or Exchangeable Share pursuant to this Section 2.5 (after taking into account all New BC Shares exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s book-entry New BC Shares, receive in cash from BidCo or ExchangeCo, as applicable (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by $18.50.

(f)            Rights Not Transferable. The rights of the Sellers as of immediately prior to the Closings are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, or by will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

2.6            Tax Consequences. The parties to this Agreement intend that, for U.S. federal income tax purposes, (a) Steps 17-22 of the Restructuring Plan, including the receipt of cash pursuant to Section 2.4(a)(iii)(iii), taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (b) the Integrated Transaction will qualify as an “inbound reorganization” within the meaning of Section 368(a)(2)(D) of the Code and the Treasury Regulations promulgated thereunder and Treasury Regulations Section 1.367(b)-3 and each of Parent, Holdings and New BC will be a “party to a reorganization” within the meaning of Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, (c) this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), (d) any cash in lieu of fractional Parent Common Stock to be paid in accordance with Section 2.5(e) will be treated consistent with the principles set forth in Rev. Rul. 66-365, 1966-2 C.B. 116, (e) no portion of any cash received by the Sellers will be treated as a distribution pursuant to Section 301 of the Code and (f) the designation (if any) on the Initial Spreadsheet as to which particular shares of each Seller’s New BC Shares are exchanged for Parent Common Stock pursuant to Section 2.5(b) and which particular shares of each Seller’s New BC Shares are exchanged for cash pursuant to Section 2.5(b) (and any adjustments pursuant to Section 2.8). is a designation pursuant to Treasury Regulations Sections 1.356-1(b) and 1.358-2(a)(2) (the treatment described in clauses (a) through (f) being, collectively, the “Intended Tax Treatment”).

2.7            Withholding Rights. Parent, BidCo, Holdings, the Company, New BC and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement, and from any other payments to any Company Securityholder or other payee otherwise required pursuant to this Agreement, such amounts as Parent, BidCo or Holdings is or may be required to deduct and withhold with respect to any such payments under the Code or any provision of state, local or non-U.S. Tax law. Except with respect to any such deduction or withholding on amounts properly treated as compensation for applicable tax purposes, before making any such deduction or withholding, the applicable withholding agent shall give the Person in respect of whom such deduction or withholding is to be made at least ten (10) Business Days’ prior written notice of such anticipated deduction or withholding (together with the legal basis thereof) and consult and cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Legal Requirements. To the extent that amounts are so deducted and withheld in accordance with this Agreement and duly and timely deposited with or otherwise paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

2.8            Further Cash / Net Working Capital Adjustment. As promptly as practicable, but in no event later than sixty (60) days after the Closings, BidCo will cause to be prepared and delivered to the Shareholders’ Representative (i) a calculation of actual Company Cash, actual Company Debt, actual Net Working Capital, actual Transaction Expenses and actual Paid Parent Transaction Expenses (respectively, the “Actual Company Cash”, “Actual Company Debt”, “Actual Net Working Capital”, “Actual Transaction Expenses” and “Actual Paid Parent Transaction Expenses” and, collectively, the “Price Components”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”), in each case, determined in accordance with the Accounting Principles and (in the case of the Price Components) the applicable definitions thereof. Without the prior written consent of the Shareholders’ Representative, BidCo shall not have the right (except to reflect the final resolution of any disputes in accordance with this Section 2.8) to modify the Closing Balance Sheet or BidCo’s proposed calculation of the Price Components after BidCo delivers such Closing Balance Sheet and calculations pursuant to this Section 2.8. If BidCo fails to timely deliver the Closing Balance Sheet and calculations of the Price Components on a timely basis in accordance with this Section 2.8, then the Shareholders’ Representative may, by written notice delivered to BidCo within seventy-five (75) days of the Closings (such timely notice so delivered, the “Shareholders’ Representative Election Notice”) elect to either (X) determine that the Price Components will equal Estimated Company Cash, Estimated Company Debt, Estimated Net Working Capital, Estimated Transaction Expenses and Estimated Paid Parent Transaction Expenses (collectively, the “Estimated Price Components”), or (Y) deliver the Closing Balance Sheet and the calculation of the Price Components to BidCo. If the Shareholders’ Representative Election Notice deems the Estimated Price Components to be the Price Components, the Closing Balance Sheet and such Price Components will be deemed to have been received by BidCo on the date BidCo receives the Shareholders’ Representative Election Notice. If the Shareholders’ Representative elects in the Shareholders’ Representative Election Notice to deliver, within a reasonable time taking into account the circumstances including information and access provided by Parent, the Closing Balance Sheet and calculation of Price Components to BidCo, the Shareholders’ Representative may retain (at the sole cost and expense of BidCo) a nationally recognized independent accounting or financial consulting firm to prepare the Closing Balance Sheet and calculation of Price Components consistent with the provisions of this Section 2.8; provided, however, that, notwithstanding the foregoing, the Shareholders’ Representative (including on behalf of the Sellers) reserves any and all other rights granted to it in this Agreement. In any such event, BidCo will be entitled to dispute such Price Components solely pursuant to this Section 2.8, mutatis mutandis.

(a)            If the Shareholders’ Representative disagrees with BidCo’s calculation of the Closing Balance Sheet or any Price Component delivered pursuant to this Section 2.8, the Shareholders’ Representative may, within sixty (60) days after delivery thereof (the “Review Period”), deliver a notice to BidCo disagreeing with such calculation and setting forth the Shareholders’ Representative’s calculation of such amount(s) (the “Notice of Objection”); provided that, to the extent that BidCo fails to comply in any material respect with its obligations to provide the Shareholders’ Representative with such requested access to information as required in Section 2.8(b) (and in any event within five (5) days of any written request by the Shareholders’ Representative), then the Review Period will be extended by one (1) day for each day required for BidCo to comply with such request. Any such Notice of Objection shall specify those items or amounts as to which the Shareholders’ Representative disagrees, and the Shareholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the calculation of the Price Components delivered pursuant to this Section 2.8 above.

(b)            If a Notice of Objection shall be delivered pursuant to Section 2.8(a), BidCo, Parent and the Shareholders’ Representative shall, during the thirty (30) days following such delivery (or such longer period as they may mutually agree), use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of each of the Price Components, which amount shall not be less than the applicable amount thereof shown in Parent’s calculation delivered pursuant to this Section 2.8 above, nor more than the applicable amount thereof shown in the Shareholders’ Representative’s calculation delivered pursuant to the Notice of Objection. Following delivery of the Closing Balance Sheet and calculation of the Price Components from BidCo in accordance with this Section 2.8, BidCo shall provide the Shareholders’ Representative with access, upon reasonable advance notice and during normal business hours, to the books and records, properties, personnel and auditors of Parent and its Subsidiaries (including the Company) relevant to the Shareholders’ Representative’s review of the Closing Balance Sheet and calculation of the Price Components (subject to execution by the Shareholders’ Representative of a customary confidentiality agreement in form reasonably satisfactory to Parent).

(c)            If, during the period described in Section 2.8(b) above, BidCo and the Shareholders’ Representative are unable to reach such agreement, they shall promptly thereafter cause FTI Consulting, Inc. or another independent accounting or financial consulting firm of recognized national standing as may be mutually selected by BidCo and the Shareholders’ Representative (the “Reviewing Accountant”) to promptly to review this Agreement and the disputed items or amounts set forth in the Notice of Objection for the purpose of calculating the Price Components. Each of BidCo and the Shareholders’ Representative (i) shall promptly provide their respective assertions regarding the Price Components and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Reviewing Accountant and to each other, and (ii) shall have the opportunity to provide to the Reviewing Accountant and to the other a written response to the other’s written assertions promptly after receipt thereof. The Reviewing Accountant shall base its determination of the Price Components solely on (A) the written submissions of the parties and shall not conduct an independent investigation and (B) the extent (if any) to which the Price Components require adjustment (only with respect to the remaining disagreements submitted to the Reviewing Accountant) in order to be determined in accordance with this Section 2.8. Such Reviewing Accountant shall deliver to BidCo and the Shareholders’ Representative, as promptly as practicable (and BidCo and the Shareholders’ Representative will use their reasonable efforts to cause delivery to occur within thirty (30) days after the initial submissions to such Reviewing Accountant), a report setting forth such calculations. Such report shall be final and binding upon the parties. The fees and costs of the Reviewing Accountant shall be borne by the parties as follows: (i) by BidCo, if the aggregate dollar amounts of the final determination of the Price Components by the Reviewing Accountant is closer to the aggregate dollar amounts of the amount set forth in the Notice of Objection than to BidCo’s calculation of the Price Components submitted pursuant to this Section 2.8 above; and (ii) by the Sellers if the aggregate dollar amounts of the final determination of the Price Components by the Reviewing Accountant is closer to the aggregate dollar amounts of BidCo’s calculation of the Price Components submitted pursuant to this Section 2.8 above than to the amount set forth in the Notice of Objection. The date on which the calculation of the Price Components is finally determined in accordance with this Section 2.8 is referred as to the “Determination Date”.

(d)            If the Adjustment Amount is a negative amount, then promptly following the Determination Date, and in any event within five (5) Business Days thereof, the Escrow Agent shall pay, from the Adjustment Escrow Fund, an amount equal to the absolute value of the Adjustment Amount (such amount, the “Deficit Amount”) to BidCo. If the Deficit Amount is less than the amount in the Adjustment Escrow Fund, promptly following the Determination Date, and in any event within five (5) Business Days following the Determination Date, the Escrow Agent shall promptly deliver to each Seller and each Company Optionholder (through the payroll system of BidCo or its Subsidiary and less any Taxes required by applicable law to be withheld therefrom) such Seller’s or Company Optionholder’s Pro Rata Share of the amount in the Adjustment Escrow Fund less the Deficit Amount, as set forth in the applicable Spreadsheet, to the account of such Seller set forth in such Seller’s Letter of Transmittal. If the Adjustment Amount is a positive amount, then promptly following the Determination Date, and in any event within five (5) Business Days following the Determination Date, (a) BidCo shall promptly deliver to each Seller and each Company Optionholder (through the payroll system of BidCo or its Subsidiary and less any Taxes required by applicable law to be withheld therefrom) such Seller’s or Company Optionholder’s Pro Rata Excess Adjustment Share of an amount equal to the Adjustment Amount (provided that in no event shall BidCo be required to make a payment to the Sellers and Company Optionholders of any portion of the Adjustment Amount to the extent it exceeds the Adjustment Escrow Amount), and (b) the Escrow Agent shall pay to each Seller and each Company Optionholder (through the payroll system of BidCo or its Subsidiary and less any Taxes required by applicable law to be withheld therefrom) such Seller’s or Company Optionholder’s Pro Rata Share of an amount in cash equal to the amount in the Adjustment Escrow Fund, in each case, to the account of such Seller set forth in such Seller’s Letter of Transmittal. Upon determination of the Adjustment Amount pursuant to this Section 2.8, each of BidCo and the Shareholders’ Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds in accordance with this Section 2.8(d). In no event shall the Shareholders’ Representative have any liability under this Section 2.8, and in no event shall any Seller have any liability under this Section 2.8 in excess of such holder’s allocable share of the Adjustment Escrow Fund. In no event shall Parent or BidCo be entitled to payment pursuant to this Section 2.8 of any amount in excess of (or other than) the Adjustment Escrow Fund.

(e)            Any payments made pursuant to this Section 2.8 shall be treated as an adjustment to the consideration payable hereunder to the extent permitted by applicable Legal Requirements.

2.9            Tax Elections. Holdings agrees that, upon request by a Canadian Management Seller and at the Canadian Management Seller’s sole cost, Holdings shall cause ExchangeCo to execute with such Canadian Management Seller a joint election under subsection 85(1) of the Tax Act and any corresponding provincial provision, as applicable, in respect of the New BC Shares sold by such Canadian Management Seller to ExchangeCo under this Agreement for the consideration set forth in Section 2.5(b)(ii) and (iv). Each Canadian Management Seller which wishes to make an election will provide ExchangeCo, within 90 days after Closing, with a properly completed election form for execution by ExchangeCo and such Canadian Management Seller shall be responsible for filing such form and Holdings and ExchangeCo shall have no responsibility with respect to the proper completion or filing of such form except that Holdings will cause ExchangeCo to (i) sign and execute the election form(s), (ii) provide, at the request of a Canadian Management Seller, any information related to ExchangeCo that is reasonably required to complete the election form, and (iii) deliver to the Canadian Management Seller an executed copy of the election form that has been completed and delivered by the Canadian Management Seller to ExchangeCo within ten (10) days of receipt of same by ExchangeCo. The Canadian Management Seller shall be entitled to determine the “elected amount” in respect of such election, provided such “elected amount” is within the limits set out by the Tax Act (and any corresponding provincial legislation).

2.10            Taking of Necessary Action; Further Action. If, at any time after the Closings, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Acquired Companies are fully authorized in the name and on behalf of the Acquired Companies, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is consistent with this Agreement.

Article III

Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure schedule of the Company delivered to the Buyer Parties concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) (each of which disclosures shall indicate the Section to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosures)), each of the Company and New BC, jointly and severally, represents and warrants to the Buyer Parties, as of the date hereof and as of the Closings, as follows:

3.1            Organization, Standing and Power. Each Acquired Company is (or will be following the Pre-Closing Restructuring and as of immediately prior to the Closings) a corporation, limited liability company or other entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, except, (i) in the case of the Acquired Companies (other than the Company and New BC), where the failure to be so organized or in good standing would not reasonably be expected to have a Company Material Adverse Effect or materially impair or delay the ability of the Acquired Companies to consummate the Transactions or (ii) as contemplated by the Pre-Closing Restructuring. Each Acquired Company has (or will have following the Pre-Closing Restructuring and as of immediately prior to the Closings) full corporate, limited liability company or other organizational power and authority to own or lease its properties and to conduct its business as currently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction required for the current conduct of its business, except (i) where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect or materially impair or delay the ability of the Acquired Companies to consummate the Transactions and (ii) as contemplated by the Pre-Closing Restructuring. No Acquired Company is in material violation of any of the provisions of its Governing Documents. The Company has made available or caused to be made available to Parent true, correct and complete copies of the Governing Documents of the Company and New BC as in effect on the Agreement Date.

3.2            Subsidiaries. Schedule 3.2 of the Company Disclosure Schedule lists each of the Acquired Companies (other than the Company and New BC) (x) (i) as of the Agreement Date and (ii) following the Pre-Closing Restructuring and as of immediately prior to the Closings and (y) its place of organization. Schedule 3.2 of the Company Disclosure Schedule sets forth, for each Acquired Company (other than the Company and New BC): (i) the number and type of any capital stock of, membership, partnership or other equity or voting interests in, such entity that is outstanding as of the Agreement Date and that will be outstanding following the Pre-Closing Restructuring and as of immediately prior to the Closings; and (ii) the number and type of shares of capital stock of, membership, partnership, or other equity or voting interests in, such entity that, as of the Agreement Date and following the Pre-Closing Restructuring and as of immediately prior to the Closings, are owned, directly or indirectly, by the Company or New BC, as applicable. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Acquired Company (other than the Company and New BC) have been (or will be, following the Pre-Closing Restructuring and as of immediately prior to the Closings) validly issued, were (or will be, following the Pre-Closing Restructuring and as of immediately prior to the Closings) issued free of or in compliance with pre-emptive rights, are fully paid (to the extent required under the applicable Governing Document) and non-assessable, and are (or will be, following the Pre-Closing Restructuring and as of immediately prior to the Closings) free and clear of all liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any liens imposed by applicable securities laws or liens set forth in the Governing Documents of such Acquired Companies made available to Parent (including in connection with the Pre-Closing Restructuring). There are no options, warrants, calls, rights, convertible securities or other Contracts to which any Acquired Company (other than the Company and New BC) is bound obligating any Acquired Company (other than the Company and New BC) to issue, deliver or sell, or cause to be issued, delivered or sold, any additional capital stock of, membership, partnership or other equity or voting interests in, any Acquired Company (other than the Company and New BC). Except for the capital stock of, or other equity or voting interests in, the Acquired Companies, the Acquired Companies do not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

3.3            Capital Structure.

(a)            The authorized capital stock of the Company consists of unlimited Company Shares and unlimited Preferred Shares, of which 935,522.312 shares of Company Shares and 370,000 shares of Preferred Shares are issued and outstanding as of the Agreement Date. The authorized capital stock of New BC consists of unlimited New BC Shares, of which 100 New BC Shares are issued and outstanding as of the Agreement Date. As of the Agreement Date, there are no other issued and outstanding shares of capital stock or other securities of the Company or New BC and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company or New BC other than pursuant to the exercise of outstanding Company Options under the Company Option Plan. Schedule 3.3(a) of the Company Disclosure Schedule accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of Company Shares, Preferred Shares, New BC Shares or TargetCo Units and the number of such shares or units, as applicable, so owned by such Person. Following the Pre-Closing Restructuring and as of immediately prior to the Closings, the equity interests of TargetCo, New BC and the Company will be as set forth in the Initial Spreadsheet, which shall constitute all equity interests of TargetCo, New BC and the Company, as applicable. All issued and outstanding Company Shares, Preferred Shares and New BC Shares are (or will be, following the Pre-Closing Restructuring and as of immediately prior to the Closings) duly authorized, validly issued, fully paid (to the extent required under the Company’s or New BC’s Governing Documents) and non-assessable and, other than as set forth in the Company Option Plan or the related stock option agreements, are free of any Encumbrances, other than Encumbrances imposed by applicable securities laws or Encumbrances set forth in the Governing Documents of the Company or New BC, as applicable, made available to Parent or entered into in connection with the Pre-Closing Restructuring. There is no liability for dividends accrued and unpaid by the Company or New BC. The Company is not under any obligation to register under the Securities Act any Company Shares or any other securities of the Company, whether currently outstanding or that may subsequently be issued. New BC is not under any obligation to register under the Securities Act any New BC Shares or any other securities of New BC, whether currently outstanding or that may subsequently be issued.

(b)            As of the Agreement Date, the Company has reserved 70,677 Class B common shares of the Company for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plan, of which 68,881 shares are subject to outstanding and unexercised Company Options, and 1,796 shares remain available for issuance thereunder. Schedule 3.3(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a current, correct and complete list of all holders of outstanding Company Options, including the number of Class B common shares of the Company subject to each such Company Option, the date of grant, the exercise price per share and the Tax status of such option under Section 422 of the Code. Each grant of a Company Option (i) was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including approval by the Company Board (or a duly constituted and authorized committee thereof), (ii) was made in all material respects in accordance with the terms of the Company Option Plan and (iii) has a per share exercise price that was greater than or equal to the fair market value of a Company Share on the applicable grant date, as determined by the Company Board. The Company has made available to the Buyer Parties accurate and complete copies of the Company Option Plan, each form of agreement used thereunder and each other Contract pursuant to which a Company Option is outstanding that materially differs from the form on which it is based. Each Company Option has been granted under the Company Option Plan. No Company Option is subject to Section 409A of the Code.

(c)            Other than as set forth on Schedules 3.3(a) and 3.3(b) of the Company Disclosure Schedule and except for this Agreement and the other agreements contemplated hereby, as of the Agreement Date, (i) no Person has any right to acquire any Company Shares or any options, warrants or other rights to purchase Company Shares or other securities of the Company, from the Company or any shareholder of the Company and (ii) no Person has any right to acquire any New BC Shares or any options, warrants or other rights to purchase New BC Shares or other securities of New BC, from New BC or any shareholder of New BC.

(d)            Except for the Company Option Plan and related stock option agreements, the Company Options described in Schedule 3.3(b) of the Company Disclosure Schedule, the Governing Documents of the Company and New BC and as set forth in Schedule 3.3(d) of the Company Disclosure Schedule, there are no Contracts relating to the voting, issuance, transfer, purchase, redemption or sale of any Company Shares or New BC Shares (i) between or among either the Company or New BC, as applicable, and any of their respective securityholders, other than written contracts granting the Company or New BC the right to purchase unvested shares upon termination of employment or service, and (ii) between or among any of its securityholders.

3.4            Authority; Noncontravention.

(a)            Each of the Company and New BC has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company and New BC of this Agreement and the consummation by the Company and New BC of the Transactions, have been duly and validly authorized by the Company Board and the New BC Board. This Agreement has been duly executed and delivered by each of the Company and New BC and, assuming this Agreement constitutes the valid and binding obligation of the Buyer Parties, constitutes the valid and binding obligation of the Company and New BC enforceable against the Company and New BC, as applicable, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)            The execution and delivery of this Agreement by the Company and New BC does not, and the consummation of the Transactions will not, (i) conflict with, or result in a material breach of any provision of, the Governing Documents of any Acquired Company, (ii) assuming the Debt Change of Control Waiver has been obtained prior to the Closing Date, contravene, conflict with, result in a violation of, require notice under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract or Lease, (iii) contravene, conflict with, result in a violation of, require notice under, or give any Governmental Entity the right to challenge the Transactions under, any Legal Requirement or any Order to which any Acquired Company or any of the assets owned or used by any Acquired Company, is subject, (iv) contravene, conflict with, result in a violation of any of the terms or requirements of, require notice under, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or adversely modify, any material Company Authorization that is held by any Acquired Company or (v) require any filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity, other than such filings and notifications as may be required to be made by the Company in connection with the Transactions under the HSR Act and other applicable Antitrust and FDI Laws and the expiration or early termination of applicable waiting periods under the HSR Act and other applicable foreign Antitrust and FDI Laws, and such other consents, authorizations, filings, approvals, notices and registrations (A) which may be required solely by reason of Parent’s participation in the Transactions or any facts or circumstances relating to the Parent or any of its Affiliates or (B) which, if not obtained or made, would not be material to the Acquired Companies, taken as a whole, and would not prevent, materially alter or materially delay any of the Transactions, except in the case of each of clauses (ii), (iii) and (iv) as would not reasonably be expected to have a Company Material Adverse Effect or materially impair or delay the ability of the Acquired Companies to consummate the Transactions.

3.5            Financial Statements.

(a)            The Company has delivered to the Buyer Parties its audited consolidated financial statements for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022, respectively, and its unaudited consolidated financial statements for the six (6) month periods ended June 30, 2025 and 2024 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”, and the balance sheet included in the Financial Statements as of December 31, 2024 (the “Company Balance Sheet”)). The Financial Statements have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes and are subject to normal recurring year-end audit adjustments). The Financial Statements present fairly, in all material respects, the consolidated financial condition of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, the absence of footnotes and to normal recurring year-end audit adjustments).

(b)            Since January 1, 2023, each Acquired Company has maintained systems of internal accounting controls designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements, (B) that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with the standards set forth in Section 3.5(a), (C) that receipts and expenditures of each Acquired Company are being made only in accordance with appropriate authorizations of management, (D) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of each Acquired Company and (E) that material information is made known to the management of the Company by others within the Company. Based on its most recent evaluation of internal control prior to the date hereof, the Company has disclosed to its auditors and the board of the Company, as applicable, (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Acquired Company, (B) any fraud, whether or not material, that involves any Acquired Company’s management’s role in the preparation of financial statements or the internal accounting controls utilized by such Acquired Company and (C) any written claim or written allegation regarding any of the foregoing.

3.6            Undisclosed Liabilities; Indebtedness.

(a)            As of the Agreement Date, except (a) as disclosed, set forth or reflected or reserved against on the Financial Statements, (b) for liabilities permitted by or incurred pursuant to this Agreement, including, without limitation, the Transaction Expenses and the Parent Transaction Expenses, (c) for liabilities incurred in the Ordinary Course of Business since December 31, 2024 (the “Company Balance Sheet Date”), or (d) that would not reasonably be expected to have a Company Material Adverse Effect, no Acquired Company has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP. Except as set forth in the Financial Statements, none of the Company or any of its Subsidiaries maintain, or have any commitment to become party to, any material “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(b)            Schedule 3.6(b) of the Company Disclosure Schedule sets forth a complete and correct list of each material item of indebtedness for borrowed money of the Acquired Companies (other than indebtedness solely among any Acquired Companies directly or indirectly wholly owned by the Company or New BC or PE UK I) or guarantee of any such indebtedness (other than a guarantee of debt of an Acquired Company by the Company or another Acquired Company) identifying the creditor to which such indebtedness is owed, the title of the instrument under which such indebtedness is owed and the amount of such indebtedness, in each case, as of the close of business on September 30, 2025. With respect to each item of such debt, as of the close of business on September 30, 2025, no Acquired Company is in default, in any material respects, and no material payments are past due. No Acquired Company has received any written notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of such debt.

3.7            Absence of Certain Changes. Except as expressly contemplated by this Agreement, between June 30, 2025 and the Agreement Date, (a) the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business in all material respects, and (b) there has not occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had a Company Material Adverse Effect. Since June 30, 2025, there has not occurred any event, condition, action or occurrence that, if taken during the period from the Agreement Date through the Closing Date without the consent of BidCo, would constitute a breach of Section 6.2.

3.8            Litigation. Except as would not reasonably be material to the Acquired Companies, taken as a whole, there is no Proceeding pending before any Governmental Entity, or, to the knowledge of the Company, threatened against any Acquired Company or any of their respective assets or properties or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with any Acquired Company). There is no material judgment, award, decree, injunction or order against any Acquired Company, any of their respective material assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with any Acquired Company). Except as would not reasonably be material to the Acquired Companies, taken as a whole, (i) no Acquired Company has any Proceeding pending against any other Person, (ii) since January 1, 2023, no Proceeding has been commenced by or against, or to the knowledge of the Company, threatened against, any Acquired Company and (iii) since January 1, 2023, there is no Order in effect or pending to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or would reasonably be likely to be subject. To the knowledge of the Company, no officer or other employee of any Acquired Company (in their capacities as such or relating to their employment, services or relationship with any Acquired Company) is subject to any Order or pending Order that prohibits or would reasonably be expected to prohibit, respectively, such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business that would reasonably be expected to be material to the Acquired Companies, taken as a whole.

3.9            Compliance with Laws; Governmental Permits.

(a)            Since January 1, 2023, the Acquired Companies have complied in all material respects with all material Legal Requirements applicable to the conduct of their business. As of the Agreement Date, the Acquired Companies have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is necessary to own, lease and operate its properties and to carry on its business as owned, leased, operated or carried on as of the Agreement Date (all of the foregoing material consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Each Acquired Company is, and has at all times since January 1, 2023 been, in compliance in all material respects with the terms and requirements of their respective Company Authorizations. Since January 1, 2023, no Acquired Company has received any written notice from any Governmental Entity regarding (i) any material violation of any Legal Requirements or material violation of any Company Authorization or (ii) any revocation, withdrawal, suspension, cancellation or material adverse modification of any Company Authorization.

(b)            During the past five (5) years, no Acquired Company, nor any of their respective officers, directors, employees (in each case, in their capacities as such or relating to their employment, services or relationship with the Acquired Companies), or, to the knowledge of the Company, any of its agents acting on its behalf has violated any applicable Anti-Corruption Laws in any material respect. The Company maintains policies and procedures designed to promote compliance with applicable Anti-Corruption Laws. To the knowledge of the Company, there are no actions, conditions or circumstances pertaining to any Acquired Company that would reasonably be expected to give rise to any future claims, allegations, charges, investigations, violations, settlements, prosecutions, civil or criminal actions, lawsuits, or other court or enforcement actions under applicable Anti-Corruption Laws. No Acquired Company, and to the knowledge of the Company, no officer, director, employee, agent, or other Person associated with or acting on behalf of any Acquired Company, is the subject of any pending or threatened investigations by any governmental authority, settlements, voluntary disclosures, prosecutions, civil or criminal actions, lawsuits, or other court or enforcement actions with respect to actual or suspected violations by any Acquired Company of applicable Anti-Corruption Laws.

(c)            The Company and each of its Subsidiaries are, and have at all times since January 1, 2023, been in compliance in all material respects with all applicable Anti-Money Laundering Laws. No Acquired Company, nor, to the knowledge of the Company, any of their respective directors, officers, or employees: (i) has been or is in material violation of any applicable Anti-Money Laundering Law; (ii) has engaged or engages in any transaction, investment, undertaking or activity (in each case, in the course of such Person’s employment) that violates any Anti-Money Laundering Law in any material respect; or (iii) has received any written notice from a Governmental Entity alleging that any Acquired Company, or any of their respective agents has violated, or is otherwise subject to penalties or an enforcement action under, any applicable Anti-Money Laundering Laws.

(d)            Except as disclosed in Schedules 3.8 and 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees nor, to the knowledge of the Company, any agents or other Person acting on behalf of the Company or any of its Subsidiaries has, since April 24, 2019, directly or indirectly, violated any applicable Export Control Law or Sanctions in any material respect. Neither the Company nor any of the Company’s subsidiaries, nor their respective officers, directors, employees, nor to the knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries is or at any time since April 24, 2019 has been a Sanctioned Person. Further, except as disclosed in Schedules 3.8 and 3.9 of the Company Disclosure Schedule, the Company and each of its Subsidiaries and their respective officers, directors, employees, or, to the knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, has not, since April 24, 2019, directly or indirectly, engaged in a transaction with or involving any Sanctioned Person or Sanctioned Country.

3.10          Title to Property and Assets; Sufficiency of Assets.

(a)            The Company and each of its Subsidiaries have good and marketable title to all of their material properties and interests in material properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, including, without limitation, the Leased Real Property, valid leasehold interests in such properties and assets which afford the Company and its Subsidiaries peaceful and undisturbed leasehold possession of such properties and assets in all material respects, in each case, free and clear of all Encumbrances, except Permitted Encumbrances, except where the failure to hold such title or interest would not reasonably be expected to have a Company Material Adverse Effect. Except to the extent the same would not reasonably be expected to have a Company Material Adverse Effect, the material property and equipment of the Company and its Subsidiaries that are used in the operations of its business are in all material respects (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business.

(b)            The properties, rights, interests and assets of the Acquired Companies collectively constitute all of the properties, rights, interests and other tangible and intangible assets used by or necessary to enable the Acquired Companies to conduct their business in the manner in which such business is currently being conducted in all material respects.

3.11          Real Estate.

(a)            Schedule 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the addresses and the respective owners of each real property owned by an Acquired Company (the “Owned Real Property”). The applicable Acquired Company has good, registered where applicable, and marketable fee simple or comparable valid title to all Owned Real Property owned by such Acquired Company, free and clear of all Encumbrances, except Permitted Encumbrances, except where the failure to own such title would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting the Owned Real Property that would reasonably be expected to have a Company Material Adverse Effect.

(b)            Schedule 3.11(b) of the Company Disclosure Schedule sets forth (i) a true, correct and complete list of all leases, licenses, subleases, sublicenses and occupancy agreements (including all amendments, extensions, renewals and guaranties with respect thereto) (each a “Lease”) under which the Acquired Companies lease, license, occupy or have the right to occupy real property and for which the annual rental payment exceeds $100,000 or which are otherwise listed on Schedule 3.11(b) of the Company Disclosure Schedule (the “Leased Real Property”) and (ii) the address or legal description of each parcel of Leased Real Property. The Company has made available to Parent a true, correct and complete copy of each Lease. Except to the extent the same would not reasonably be expected to have a Company Material Adverse Effect, (i) each Lease is valid, in full force and effect and enforceable against the Acquired Companies, as applicable, and the Acquired Companies hold an existing leasehold interest under each Lease free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) the Acquired Companies are not in default (and, to the knowledge of the Company, there is no event or condition that after notice or lapse of time or both would constitute a default by the Acquired Companies) under any Lease and, to the knowledge of the Company, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any Lease.

(c)            Except for Permitted Encumbrances or as set forth on Schedule 3.11(c) of the Company Disclosure Schedule, none of the Acquired Companies has leased, subleased, or granted the right to use or occupy, any material portion of the Owned Real Properties or Leased Real Properties to any Person (other than an Acquired Company). The Owned Real Properties and the Leased Real Properties constitute all material real property currently used in the business of the Acquired Companies.

3.12          Intellectual Property.

(a)            As used in this Agreement, the following terms shall have the meanings indicated below:

(i)              “Intellectual Property” means any and all intellectual property rights and similar proprietary rights throughout the world, including: (A) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (B) trade secrets or similar forms of protection for confidential information, know-how, rights in data, databases and data sets (including Product Data), inventions (whether patentable or not) and other information, (C) trade names, logos, trade dress, trademarks and service marks, registered or unregistered, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, (D) Internet domain name registrations and social media account handles and all goodwill associated with and symbolized by the foregoing items, (E) all copyrights, mask works and other works of authorship (whether copyrightable or not), registered or unregistered and applications therefor, (F) Software, and (G) moral rights and economic rights of authors and inventors, and any similar or equivalent rights to any of the foregoing.

(ii)              “Company IP Rights” means (A) any Third Party Intellectual Property Rights licensed to any Acquired Company and included in any Company Products or used or held for use in the conduct of the business of the Acquired Companies as currently conducted by the Acquired Companies, or to which any Acquired Company has been granted an immunity from suit or covenant not to assert; and (B) Company-Owned IP Rights.

(iii)            “Company-Owned IP Rights” means Intellectual Property that is owned or purportedly owned by any Acquired Company.

(iv)            “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, or intent-to-use applications; (C) registered Internet domain names or social media accounts; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of any Acquired Company.

(v)             “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

(vi)            “Company Products” means all currently available, in-development and prior versions of all products or services that are owned or purportedly owned by, or marketed, distributed or otherwise offered by or on behalf of, any Acquired Company (including any products or services that are being developed by any Acquired Company).

(vii)            “Company Source Code” means, collectively, any Software source code or any proprietary information or algorithm contained in or relating to any Software source code for any Company Products.

(viii)           “Company IT Systems” means all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information used in or necessary for the conduct of the business of the Acquired Companies.

(ix)             “Software” means all computer programs, including all versions thereof, and all related documentation, manuals, source code and object code, program files, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to computer programs.

(b)            An Acquired Company (i) owns or (ii) has the valid right or license to all material Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Acquired Companies as currently conducted by the Acquired Companies in all material respects.

(c)            Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, none of the Acquired Companies has transferred ownership of any Intellectual Property that is or was, at any time within the three (3) years preceding the Company Balance Sheet Date, Company-Owned IP Rights, to any third party, or permitted any Acquired Company’s rights in any Intellectual Property that is or was, at any time within the three (3) years preceding the Company Balance Sheet Date, Company-Owned IP Rights to enter the public domain or, with respect to any Company Registered Intellectual Property, lapse (other than through the expiration of registered Intellectual Property at the end of its statutory term or where the Company has made a determination not to pursue the prosecution of any immaterial applications for any such Company Registered Intellectual Property).

(d)            An Acquired Company is the sole and exclusive owner of each item of material Company-Owned IP Rights and each item of material Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). None of the Acquired Companies have made any commitments or agreements with any patent pool, industry standards body or standard setting organization, in each case that requires or obligates the Acquired Companies to grant or offer to any third party that request it a license to any material Company-Owned IP Rights.

(e)            Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any material Company IP Rights, or impair the right of the Acquired Companies or Parent to use, possess, sell or license any material Company IP Rights or portion thereof or grant or purport to grant to any third party any license, covenant not to sue or other rights related to Intellectual Property owned by Parent or any of its Affiliates (other than the Acquired Companies).

(f)            Schedule 3.12(f) of the Company Disclosure Schedule lists all Company Registered Intellectual Property including the owner thereof and jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Title in and to all material Company Registered Intellectual Property is properly recorded in the name of an Acquired Company.

(g)            Each material item of Company Registered Intellectual Property is subsisting and to the Company’s knowledge, valid and enforceable (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such material Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such material Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such material Company Registered Intellectual Property and recording the applicable Acquired Company’s ownership interests therein.

(h)            Following the Closings, the Company and each of its Subsidiaries (as wholly-owned by Parent) will be permitted to exercise all of the Acquired Companies’ rights under any Contract pursuant to which an Acquired Company is granted a license or other right to any Third Party Intellectual Property Rights or pursuant to which an Acquired Company grants a third party a right to use any Company IP Rights (the “Company IP Rights Agreements”) in all material respects to the same extent the Acquired Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Acquired Company would otherwise be required to pay.

(i)             None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company-Owned IP Rights.

(j)             Except as set forth in Schedule 3.12(j) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by any Acquired Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, or possession of any Company-Owned IP Rights by an Acquired Company.

(k)            There is no, and during the past six (6) years has not been any, unauthorized use, unauthorized disclosure, infringement or misappropriation of any material Company-Owned IP Rights, by any employee of any Acquired Company or by any third party. No Acquired Company is, or has been during the past six (6) years, a party to any Proceeding for infringement or misappropriation of any Company IP Rights or breach of any Company IP Rights Agreement.

(l)             No Acquired Company is or has been a party to any Proceeding (or received any written notice or threat) which asserts a claim against any Acquired Company for infringement or misappropriation of any Third Party Intellectual Property Right or which contests the validity, ownership or right of any Acquired Company to exercise any rights in Intellectual Property.

(m)            To the knowledge of the Company, the operation of the business of the Acquired Companies as such business is currently conducted by the Acquired Companies and as conducted during the past six (6) years, including (i) the design, development, reproduction, marketing, licensing, sale, offer for sale, delivery, distribution, provision and/or use of any Company Product and (ii) use of any product, device or process used in the business of the Acquired Companies as currently conducted, does not infringe or misappropriate any Third Party Intellectual Property Right in any material respect.

(n)            None of the material Company-Owned IP Rights, the Company Products or any Acquired Company is subject to any outstanding administrative order issued by a Governmental Entity restricting in any manner the use, transfer, or licensing by any Acquired Company of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such material Company-Owned IP Right or Company Product.

(o)            Each Acquired Company has obtained written (i) proprietary information and invention disclosure and assignment agreements from all current and former employees who are or were involved with the creation or development of material Company-Owned IP Rights and (ii) assignment agreements from all current and former consultants who are or were involved with the creation or development of material Company-Owned IP Rights. Such agreements assign by present assignment and require the assignment to an Acquired Company of all right, title and interest in and to any and all Intellectual Property developed by such employees or consultants in their respective capacities as employees or consultants to an Acquired Company or otherwise vest to the Company through operation of law such Intellectual Property rights, and such employees and consultants have not retained any rights in such Intellectual Property. To the knowledge of the Company, no employee of any of the Acquired Companies has entered into any Contract that would conflict in any material way with the work for which the employee has been engaged by the Acquired Companies or requires the employee to transfer, assign, or disclose proprietary or confidential information concerning his or her work for the Acquired Companies to anyone other than an Acquired Company To the knowledge of the Company, no current or former employee, consultant or independent contractor of any Acquired Company (i) is in violation of any (A) term or covenant of any contractual or other obligation to such Acquired Company relating to invention disclosure, invention assignment, non-disclosure or non-competition, or (B) applicable non-disclosure obligation or restrictive covenant obligation for the benefit of any former employer of such employee or consultant, by virtue of such employee or consultant being employed by or performing services for the Acquired Companies, or using trade secrets or proprietary information of such former employer for the benefit of the Acquired Companies, or (ii) has developed any material Intellectual Property for the Acquired Companies that is subject to any agreement between such employee or consultant and any other Person under which such employee or consultant has assigned or otherwise granted to any other Person any rights in or to such Intellectual Property.

(p)            No employee or, to the Company’s knowledge, consultant or independent contractor of the Company or any Subsidiary is using trade secrets or proprietary information of others without permission in any material respect. All such current and former employees, consultants and independent contractors having access to material confidential information or trade secrets of the Acquired Companies, or of any of their respective clients or business partners as to which any Acquired Company had or has an obligation of secrecy, have executed and delivered to the Acquired Companies a written agreement obligating them to protect such confidential information and trade secrets.

(q)            Each Acquired Company has taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential information and trade secrets included in the Company IP Rights. To the Company’s knowledge, all material use by the Acquired Companies of confidential information not owned by the Acquired Companies has been pursuant to the terms of a written Contract between an Acquired Company and the owner of such confidential information.

(r)            Schedule 3.12(r) of the Company Disclosure Schedule lists all Software or other material that is distributed under any “free software” or “open source software” licenses, including the GNU General Public License, GNU Affero General Public License, GNU Lesser General Public License, BSD licenses, the Apache Licenses, and other similar licensing or distribution terms (collectively, “Open Source Materials”) that is included in the Company Products. Each Acquired Company is in compliance in all material respects with the terms and conditions of all Open Source Materials incorporated or distributed with any Company Products. No Acquired Company has used such Open Source Materials in a manner that: (i) requires the disclosure, licensing or distribution of any source code included in any Company-Owned IP Rights or any Company Product, other than such Open Source Materials; (ii) requires the licensing or disclosure of any Company-Owned IP Rights, or any portion of any Company Product, other than such Open Source Materials, for the purpose of making derivative works; (iii) imposes any material limitation, restriction or condition on the right or ability of any Acquired Company to use or distribute any Company-Owned IP Rights, including restrictions on the consideration to be charged for the distribution of any Company Product; or (iv) grants, or requires any of them to grant, any other Person any rights or immunities to any Company-Owned IP Rights or Company Product.

(s)            Schedule 3.12(s) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrow holder any of the Company Source Code, and describes whether (i) any such Company Source Code was in fact disclosed to any Person pursuant to such arrangements and (ii) the execution of this Agreement or any of the Transactions, in and of itself, would reasonably be expected to result in the release from escrow or other disclosure of any Company Source Code. Except as otherwise disclosed in Schedule 3.12(s), no event that has occurred, and no circumstance or condition exists, that would reasonably be expected to, result in the release from escrow of any Company Source Code.

(t)            No funding, facilities, or personnel of any Governmental Entity, educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any material Company-Owned IP Rights, and no such entity or educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any Company Product.

(u)            The Company IT Systems are adequate in all material respects for the operation of the business of the Acquired Companies as currently conducted, and the Acquired Companies have purchased a sufficient number of licenses for Software currently used in such operations. There are no material defects in the Company IT Systems that prevent the Company IT Systems from operating in all material respects as described in their related documentation or specifications. There is no back door, trap door, Trojan horse, time bomb, Software lock, worm, virus or malicious code or any other code, program, or sub program in any Company IT Systems (i) designed to erase, halt, disable, harm, impede, damage or otherwise interfere with the operation of the Company IT Systems (or any other computer system, Software or device in connection with which the Company IT Systems are used or on which such code is stored or installed) or damage or destroy data or files without the user’s consent or (ii) that permits any Person to circumvent the normal security associated with the Company IT Systems (or any other computer system, Software or device in connection with which the Company IT Systems are used or on which such code is stored or installed). Each Acquired Company has taken commercially reasonable steps to ensure that the Company Products are free of any virus or other harmful code.

(v)            The Company Products perform in accordance with their documentation in all material respects. No Acquired Company has received any material unresolved claims that any services that have been performed pursuant to any Contract by or on behalf of any Acquired Company were performed improperly or not in conformity with the terms and requirements of the applicable Contracts and with all applicable Legal Requirements.

(w)           The Company Source Code contains all materials necessary for a reasonably-skilled programmer to understand the Company Products for the purpose of the continued maintenance and development of the Company Products consistent with industry standards. Current copies of the Company Source Code are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by the Company and Subsidiaries.

(x)            The Product Data is sufficient in all material respects for the Company Products, including the current development, offering, provision and operation thereof. All Acquired Companies are, and at all times have been, in material compliance with all third-party terms and conditions applicable to any Product Data.

3.13          Environmental Matters. The Acquired Companies are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Environmental Laws. Since January 1, 2023 (or earlier if unresolved), no Acquired Company has received any material Environmental Claim, and there is no material Environmental Claim pending or, to the knowledge of the Company, threatened in writing against the Acquired Companies. Each Acquired Company holds and is, and since January 1, 2023 has held and been, in compliance in all material respects with all Environmental Permits required to operate at the Leased Real Properties and the Owned Real Properties and to conduct their respective businesses as currently and then conducted, all such Environmental Permits are or were, as necessary, in full force and effect, and, there are no material Proceedings pending or, threatened in writing, that seek the revocation, cancellation, suspension or adverse modification of any such Environmental Permit. No Acquired Company has treated, stored, arranged for or permitted disposal of, handled, manufactured, sold, distributed, Released, or exposed any Person to, or owned or operated any real property contaminated by, any Hazardous Materials, in each case in a manner which has resulted or would reasonably be expected to result in material Liabilities of any Acquired Company under Environmental Laws. No Acquired Company has assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person under any Environmental Laws. The Company and each Acquired Company have made available to Parent true, correct and complete copies of all material environmental or health and safety reports, studies, records and audits created since January 1, 2023 relating to the Acquired Companies and their affiliates’ or predecessors’, past or current businesses, operations or assets that are within the Company’s or the Acquired Companies’ possession.

3.14          Taxes.

(a)            Each of the Acquired Companies have properly completed and timely filed (taking into account all applicable extensions) all income and other material Tax Returns required to be filed by them and have timely paid all material Taxes (whether or not shown on such Tax Returns) required to be paid by or with respect to the Acquired Companies. All such Tax Returns are true, correct and complete in all material respects. The Company has delivered or made available to Parent copies of all income and other material Tax Returns filed after December 31, 2021 by or with respect to the Acquired Companies, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Acquired Companies after December 31, 2021.

(b)            No material claim for Taxes has been asserted against any of the Acquired Companies that has resulted in a current Encumbrance against the property of any of the Acquired Companies, other than Permitted Encumbrances. No audit or Tax controversy associated with any material Tax or material Tax Return of any of the Acquired Companies is currently pending, or to the knowledge of the Company being threatened or being conducted by a Tax Authority. No extension or waiver of any statute of limitations on the assessment of any material Taxes has been granted or agreed to by any of the Acquired Companies, which is currently in effect, nor has any request been made for any such extension or waiver that is currently pending. Each deficiency claimed, proposed, assessed in writing, or resulting from any audit or examination relating to material Taxes of any of the Acquired Companies by any Tax Authority has been fully paid or otherwise resolved, or is being contested in good faith and in accordance with applicable Legal Requirements and is fully reserved for on the Company Balance Sheet in accordance with GAAP in all material respects. None of the Acquired Companies has requested or is subject to any Tax ruling, technical advice memorandum, competent authority relief, closing agreement or similar guidance or agreement of any Tax Authority that will be binding on any of the Acquired Companies with respect to any period following the Closing Date.

(c)            No written claim has been made by any Tax Authority in a jurisdiction where none the Acquired Companies file Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction. None of the Acquired Companies is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (as defined in any applicable income Tax treaty), branch, office or other fixed place of business in that country.

(d)            None of the Acquired Companies is a party to or bound by any Tax Sharing Agreement nor do any of the Acquired Companies have any Liability or potential Liability to another party (other than any of the Acquired Companies) under any such Tax Sharing Agreement.

(e)            Each of the Acquired Companies has timely withheld all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, including under all backup withholding provisions of applicable Legal Requirements, and is in material compliance with all associated information reporting requirements and all such withheld Taxes have been timely paid to the appropriate Tax Authority.

(f)             None of the Acquired Companies has consummated or participated in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations, or a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(g)            None of the Acquired Companies has ever been a member of a consolidated, combined, unitary or aggregate group of which any of the Acquired Companies was not the ultimate parent corporation. None of the Acquired Companies has any Liability for the Taxes of any other Person (other than any of the Acquired Companies) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, or by Contract, other than under commercial agreements the primary purpose of which is unrelated to Taxes.

(h)            None of the Acquired Companies nor any Buyer Party (solely as a result of its ownership of any of the Acquired Companies) will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for, or otherwise be required to pay any material Tax in, any Taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change made before the Closings in method of accounting or impermissible method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into prior to the Closings; (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amount or deferred revenue received outside of the Ordinary Course of Business on or prior to the Closing Date; or (v) deferred intercompany gain or loss with respect to transactions occurring prior to the Closings.

(i)             None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for non-recognition of gain under Section 355 of the Code in the past five (5) years.

(j)             Husky Injection Molding Systems, Inc. is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)            None of the Acquired Companies has granted any power of attorney with respect to Tax matters that will be in effect following the Closings.

(l)             None of the Acquired Companies has any interest in any joint venture, partnership, limited liability company or Contract, in each case, that is treated as a partnership for U.S. federal income tax purposes.

(m)            Each of the Acquired Companies has properly collected and remitted all material amounts required to be collected and remitted with respect to sales, use, value added and similar Taxes or has properly received and retained any required Tax exemption certificate and other documentation for all material sales made without charging or remitting sales, use, value added or similar Taxes that qualify such sales as exempt from sales, use, value added or similar Taxes.

(n)            Each of the Company and New BC is, and has been since its formation, treated as a corporation for U.S. federal income Tax purposes. TargetCo is, and has been since its formation, treated as a disregarded entity for U.S. federal income Tax purposes. No election has been made pursuant to Treasury Regulation Section 301.7701-3(c) with respect to any Acquired Company within the last five (5) years (other than as part of the Pre-Closing Restructuring).

(o)            Each of the Acquired Companies has materially complied with all applicable transfer pricing laws (including the requirements of subsections 247(4)(a) to (c) of the Tax Act).

(p)            None of the Acquired Companies has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in any of the Acquired Companies becoming liable to pay Taxes of such Person under Subsection 160(1) of the Tax Act or any analogous provision of any comparable Legal Requirements of any province or territory of Canada. None of the Acquired Companies has undertaken any Section 160 avoidance planning within the meaning of Section 160.01 of the Tax Act.

(q)            None of the Acquired Companies has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Tax Act), including any direct or indirect shareholders, for an amount that is other than the fair market value of such property or services, nor has any of the Acquired Companies been deemed to have done so for purposes of the Tax Act.

(r)            None of sections, 15, 17, 78, sections 79 through 80.04 or subsection 90(6) of the Tax Act, or any equivalent provision under provincial Legal Requirements, has applied to any of the Acquired Companies, and there are no circumstances existing which could result in the application of any of such sections to the Company or any of its Subsidiaries.

(s)            None of the Acquired Companies has (i) made an “excessive eligible dividend designation” as defined in Subsection 89(1) of the Tax Act or (ii) elected in accordance with Subsection 83(2) in respect of the full amount of any dividend paid or payable (or deemed to have been paid or payable) by it on any shares of its capital stock where the full amount of such dividend exceeded the portion, if any, of such dividend deemed by Subsection 83(2) to have been a capital dividend.

(t)            The total fair market value of all the shares that are held directly or indirectly by the Company and are shares of “foreign affiliates” of the Company (for purposes of the Tax Act) does not exceed 75% of the total fair market value (determined without reference to debt obligations of any corporation resident in Canada in which the Company has a direct or indirect interest) of all of the properties owned by the Company.

(u)            To the knowledge of the Company and the PE UK Companies, none of the Acquired Companies has participated in any transaction that is a “reportable transaction” or “notifiable transaction” as defined for purposes of Section 237.3 or 237.4 of the Tax Act.

(v)            The Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(w)           None of the Acquired Companies has taken, intends to take, or has agreed to take, any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(x)            None of PE UK I, PE UK II or PE UK III conduct any business, activity or operations other than the sole activity of holding shares in PE UK II (in the case of PE UK I), PE UK III (in the case of PE UK II) and the Company (in the case of PE UK III).

(y)            As at the date of this Agreement, PE UK III holds a “substantial shareholding” in the Company (within the meaning of paragraph 8 of Schedule 7AC of the UK Taxation of Chargeable Gains Act 1992), and has so done continuously for the period of twelve months ending on the date of this Agreement.

(z)            As at the date of this Agreement, each of PE UK I, PE UK II and PE UK III constitute (and have constituted continuously for the period of twelve months ending on the date of this Agreement) holding companies of a trading group or trading subgroup for the purposes of paragraph 19 of Schedule 7AC of the UK Taxation of Chargeable Gains Act 1992.

3.15          Employee Benefit Plans and Employee Matters.

(a)            Schedule 3.15(a) of the Company Disclosure Schedule sets forth, as of the Agreement Date, each material Company Employee Plan and identifies whether each such Company Employee Plan is a Foreign Employee Plan. For purposes of this Agreement, a “Company Employee Plan” means: (i) each deferred compensation, bonus, incentive compensation, stock purchase, stock option, equity or equity-based, vacation, insurance, supplemental unemployment, retention, fringe benefit, profit-sharing, commission, pension, retirement, cafeteria, medical, life insurance, dental, vision, short- or long-term disability, supplemental retirement, employment, consulting, tax gross-up or change of control plan, program, policy, practice, agreement or arrangement (whether or not subject to ERISA); (ii) each severance or termination pay plan, program, policy, practice, agreement or arrangement; each employee welfare benefit plan (within the meaning of Section 3(1) of ERISA); each employee pension benefit plan (within the meaning of Section 3(2) of ERISA); and (iii) each other employee benefit plan, fund, program, policy, practice, agreement or arrangement, in each case of subclause (i) – (iii), that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary, or to which the Company or any Subsidiary is a party or has any liability, for the benefit of any employee, director or consultant who is a natural person of the Company or any Subsidiary. For purposes of this Agreement, a “Foreign Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any Subsidiary, whether formally or informally, or with respect to which the Company or any Subsidiary has any liability, in each case, with respect to any employee, director or consultant of the Company or any Subsidiary who performs services primarily outside of the United States.

(b)            As applicable with respect to each material Company Employee Plan, the Company has made available current, correct and complete copies of: (i) all documents setting forth the terms of each such Company Employee Plan, including the plan document, all amendments thereto, and all related trust documents, insurance contracts and policies and certificates of coverage (and, in the case of an unwritten Company Employee Plan, a summary of the material terms and conditions thereof); (ii) the most recent summary plan description together with any summaries of material modifications thereto; (iii) the annual report (Form 5500 series) and accompanying schedules and actuarial reports, as filed, for the most recently completed plan year; (iv) the most recent determination, advisory, or opinion letter issued by the IRS relating to the tax-qualified status of such Company Employee Plan; (v) annual testing results that relate to the Company or any Subsidiary or any employee, director or consultant of the Company or any Subsidiary, including nondiscrimination and coverage testing results, for the three most recently completed plan years; and (vi) all non-routine, material correspondence to or from any Governmental Entity relating to the Company Employee Plan within the past three years.

(c)            No Acquired Company nor any of their respective ERISA Affiliates have in the past six (6) years maintained, established, sponsored, participated in, contributed to, or been required to contribute to any or had any liability in respect of (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or (iii) multiple employer plan within the meaning of Section 413(c) of the Code. No Acquired Company has any material liability on account of a violation of COBRA or any similar Legal Requirements, including any contingent liability resulting from its relationship to an ERISA Affiliate that has such Liabilities. No Company Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code or is a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), and no Acquired Company has any liability with respect to any such arrangement. No Company Employee Plan provides or is obligated to provide health, life insurance, or other welfare benefits to any former employee of the Company or any Subsidiary (or dependent thereof), except (A) as may be required by applicable Legal Requirements (and for which the cost of such welfare benefit is fully paid by such former employee), (B) during the period severance benefits are payable under an employment Contract or (C) for continuation of benefits through the remainder of the month in which a termination of employment occurs. No Company Employee Plan provides or is obligated to provide health, life insurance, or other welfare benefits to any Person who is not a current or former employee of the Company or any Subsidiary (or spouse or dependent thereof).

(d)            Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will (either alone or in connection with any other event): (i) entitle any current or former employee, director, officer or other individual service provider of the Company or any Subsidiary to any payment (whether of severance pay or otherwise), forgiveness of indebtedness or distribution (other than any payment made at the direction of, and in the sole discretion of, Parent), (ii) increase, accelerate the time of payment or vesting, or obligation to fund, any compensation or benefits (through a grantor trust or otherwise) due to any employee, director, officer or other individual service provider of the Company or any Subsidiary, or (iii) create or otherwise result in any other material liability with respect to a Company Employee Plan. Without limiting the generality of the foregoing, no amount or benefit paid or payable in connection with the Transactions (either alone or in connection with any other event) would reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code.

(e)            To the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Company Employee Plan that could subject the Company or any Subsidiary or an employee of any of the Company or any Subsidiary to any material liability (including liability on account of an indemnification obligation) that has not been fully satisfied. To the knowledge of the Company, no transactions prohibited by Section 4975 of the Code or Section 406 of ERISA (that are not otherwise exempt under Section 408 of ERISA or Sections 4975(c)(2) or 4975(d) of the Code) have occurred with respect to any Company Employee Plan, except as would not reasonably be expected to result in any material liability to the Company or any Subsidiary.

(f)            Except as would not be material to the Acquired Companies, there are no pending, or to the knowledge of the Company, threatened claims or Proceedings by or on behalf of any Company Employee Plan or by any current or former employee or beneficiary covered under any such Company Employee Plan (other than routine claims for benefits), and to the knowledge of the Company, there are no facts or circumstances that could reasonably form the basis for any material claims or Proceedings. Except as would not be material to the Acquired Companies, there is no Proceeding, claim, charge or grievance pending or, to the knowledge of the Company, threatened or being investigated in respect of any Employment Laws.

(g)            Each Company Employee Plan has since January 1, 2023 been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements. Each Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a currently effective favorable IRS determination letter, or is entitled to rely on an advisory or opinion letter, from the IRS with respect to such qualification, and no circumstances exist which could reasonably be expected to cause the loss of the qualified status of any such Company Employee Plan. The Acquired Companies have during the past three (3) years complied in all material aspects with the continuation coverage requirements under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and all similar state or local Legal Requirements (“COBRA”), the Health Insurance Portability and Accountability Act of 1996, and the Family Medical Leave Act of 1993. The Acquired Companies have since January 1, 2023 complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010. All material contributions to, and payments from, each Company Employee Plan with respect to current and former employees and service providers of the Company or any Subsidiary which have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have since January 1, 2023 been timely made in all material respects, and all contributions for any period ending on or before the Closing Date, which are not yet due or paid are in all material respects properly reflected as an accrued liability on the Company Balance Sheet to the extent required by GAAP (or, with respect to each Foreign Employee Plan, if applicable, to the extent required by generally accepted accounting practices in the applicable jurisdiction applied to such matters).

(h)            The Acquired Companies are not, and since January 1, 2023 have not been, bound by or a party to or negotiating any collective bargaining agreements, union contracts or similar agreements.

(i)            There is no labor strike, lockout, stoppage or other material labor dispute pending or, to the knowledge of the Company, threatened in writing against any Acquired Company. To the knowledge of the Company, there is no material labor union organizing activity involving any employees of any Acquired Company.

(j)             No material unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened in writing with respect to any Acquired Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity. The Acquired Companies are, and since January 1, 2023, have been, in compliance in all material respects with all applicable Legal Requirements, Contracts and orders respecting employment, including all Legal Requirements and orders which relate to hiring practices, data privacy, employment practices, terms and conditions of employment, wages, hours, overtime, wage payment, compensation, benefits, employment record keeping, unlawful discrimination, equal employment opportunity, labor relations and collective bargaining, leaves of absence, reasonable accommodations, work breaks, classification of employees (including as exempt or non-exempt and as employee or independent contractor), occupational health and safety, privacy, harassment, retaliation, immigration, U.S. Form I-9 requirements, work authorization, workers’ compensation, the WARN Act and other similar Legal Requirements, and wrongful discharge (collectively, “Employment Laws”).

(k)            Since January 1, 2023, each Person classified or otherwise treated by any Acquired Company as a non-employee worker (including without limitation as an independent contractor, leased employee, or consultant) has, to the knowledge of the Company, been properly classified as such under applicable law and satisfies and has satisfied in all material respects all applicable Legal Requirements to be so classified or treated.

(l)             Since January 1, 2023, (i) no allegations of sexual harassment or misconduct have been made against (A) any officer or director of the Company or any Subsidiary or (B) to the knowledge of the Company, any employee, director or consultant of the Company or any Subsidiary who directly or indirectly supervises other employees of the Company or any Subsidiary with respect to their employment or service with the Company or any Subsidiary; (ii) the Acquired Companies have not been subject to any Proceeding involving allegations of sexual harassment; and (iii) the Acquired Companies have not been party to any Contract settling any claim of alleged sexual harassment.

(m)           Each Company Employee Plan or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is in compliance with Section 409A in all material respects. No Acquired Company is liable for any tax gross-up, reimbursement or indemnification payments for any payments taxable under, or in connection with, Section 409A.

(n)            The Company has delivered to the Parent a current, correct and complete list as of September 30, 2025 of all current employees and individual independent contractors of the Acquired Companies and accurately lists for each such Person as of such date the following, as applicable: (i) employee ID (and names); (ii) hire date; (iii) current job title and/or position; (iv) with respect to employees located in the United States, classification as exempt or non-exempt for wage payment purposes; (v) classification by Company or Subsidiary as an employee or independent contractor; (vi)  annualized salary or hourly rate of pay, as applicable; (vii) target annual bonus for which such Person is eligible; (viii) employing entity and work location; and (ix) leave status.

(o)            All Foreign Employee Plans have been established, maintained, and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity and, if intended to qualify for special tax treatment, qualify for such treatment, and, if required, are registered and approved with any applicable Governmental Entity. All material filings required to be made to any Governmental Entity or instrumentality with respect to each Foreign Employee Plan have been timely made.

3.16          Interested Party Transactions.

(a)            Except as set forth on Schedule 3.16(a) of the Company Disclosure Schedule, no Related Party has any material direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for, any firm, partnership, entity or corporation that competes in any material respect with, or does material business with, or has any material contractual or other legally binding arrangement or understanding with, any Acquired Company (except (i) with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded or (ii) as contemplated by clause (v) of the immediately following sentence) (collectively, the “Interested Party Transactions”). No Related Party is a party to any material Contract to which any Acquired Company is a party or by which any Acquired Company or any of its assets or properties are bound or affected (each such Contract, subject to the following exceptions, a “Related Party Contract”), except for (i) normal compensation for services as an officer, director or employee thereof, (ii) any standard offer letters, employment agreements, and proprietary information and inventions assignment agreements, (iii) any Company Employee Plan set forth on Schedule 3.15(a) of the Company Disclosure Schedule, (iv) any director and officer indemnification agreements and (v) Contracts entered into on an arm’s length basis and in the Ordinary Course of Business between the Acquired Companies, on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by Platinum Equity Advisors, LLC or any of its Affiliates, on the other hand. No Related Party: (a) has any material interest in any material asset used in or otherwise relating to the business of any Acquired Company, (b) is indebted to any Acquired Company (other than for ordinary travel advances) or (c) to the knowledge of the Company, has any material claim or right against any Acquired Company other than as may be contemplated by clauses (i) through (v) of the immediately preceding sentence.

(b)            Other than the director and officer indemnification agreements set forth in Schedule 3.16(b) of the Company Disclosure Schedule, each of which has been made available to Parent, and the Governing Documents of the Acquired Companies, no Acquired Company has any indemnification or exculpation obligation with respect to any Related Party and there are no material Contracts to which any Acquired Company is a party with regard to contribution or indemnification between or among any of the Pre-Closing Holders or their Affiliates.

3.17          Insurance. Schedule 3.17 of the Company Disclosure Schedule identifies each material insurance policy maintained by, at the expense of or for the benefit of any Acquired Company (collectively, each policy set forth (or required to be set forth) in Schedule 3.17 of the Company Disclosure Schedule, the “Insurance Policies”) and identifies whether such Insurance Policy is a “claims made” or an “occurrence” policy. The Company has made available to Parent accurate and complete copies of the Insurance Policies. As of the Agreement Date, there is no material claim pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policies. All premiums due and payable under the Insurance Policies have been paid in all material respects and the Acquired Companies are otherwise in material compliance with the terms of such policies. As of the Agreement Date, the Company has no knowledge of any threatened termination of, or material premium increase with respect to, the Insurance Policies.

3.18          Books and Records. The Acquired Companies have maintained material business records, financial books and records, personnel records, ledgers, sales accounting records, and other books and records (including statutory registers required to be maintained under Legal Requirements, copies of filings and returns submitted with Governmental Entities) (collectively, the “Books and Records”) that are accurate and complete in all material respects, have been maintained in all material respects in accordance with reasonable business practices, and accurately and fairly reflect in all material respects the business activities of the Acquired Companies. The Acquired Companies have not engaged in any material transaction, maintained any material bank account or used any material corporate funds except as reflected in their normally maintained Books and Records. At the Closings, such books and records will be in the possession of the Acquired Companies. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company.

3.19          Brokers. Other than fees payable to Goldman Sachs & Co. LLC or its Affiliates, the Acquired Companies have no obligation for the payment of any fees or expenses of any investment banker, broker, advisor or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

3.20          Material Contracts.

(a)            Except for this Agreement, the other agreements contemplated hereby, the Company Employee Plans, and the Contracts specifically identified in Schedule 3.20 of the Company Disclosure Schedule, as of the Agreement Date, neither the Company nor any Subsidiary of the Company is a party to and is bound by any of the following Contracts (each contract set forth (or required to be set forth) in Schedule 3.20 of the Company Disclosure Schedule, a “Material Contract”):

(i)               other than any Contract for maintenance or quality assurance tools and commercially available, off-the-shelf Software entered into in the Ordinary Course of Business, any Contract with respect to Intellectual Property or other technology that form a part of or are contained or otherwise embedded in the Company Product pursuant to which the Acquired Companies paid in 2024 or reasonably estimates it is obligated to pay in 2025 more than $250,000;

(ii)              any trust indenture, mortgage, promissory note, debenture, loan or credit agreement or other Contract for the borrowing of money, any currency exchange, commodities or other derivative agreement or hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, and any Contract under which any Acquired Company guarantees any indebtedness of any Person other than another Acquired Companies, in each case, having a principal amount or value in excess of $250,000 and other than Contracts for indebtedness solely among the Company and any Acquired Companies directly or indirectly wholly owned by the Company;

(iii)             any Contract for capital expenditures pursuant to which the Acquired Companies paid in 2024 or reasonably estimates it is obligated to pay in 2025 or in any year thereafter more than $5,000,000;

(iv)             any Contract including a covenant expressly limiting the freedom of the Company or any Subsidiary of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area (other than commercial contracts containing customary employee non-solicitation provisions entered into in the Ordinary Course of Business), or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person other than the Acquired Companies, or any Contract otherwise expressly limiting in any material respect the right of the Company or any Subsidiary to sell, distribute or manufacture any products or services;

(v)             any Contract that grants to any person any option, right of first offer or right of first refusal or similar right, to purchase, license, use, possess or occupy any assets material to the Company or any Subsidiary of the Company, taken as a whole, other than Contracts for the purchase of products and services from the Acquired Companies in the Ordinary Course of Business;

(vi)            any (A) Lease or (B) Contract pursuant to which any Acquired Company is a lessor of any real property;

(vii)            any Related Party Contract;

(viii)          any (A) Company IP Rights Agreements or (B) other Contracts pursuant to which the Company or any Subsidiary has agreed to any restriction on its right to use or enforce any Company-Owned IP Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP Rights, in each case other than “shrink wrap” and similar generally available commercial end-user licenses to Software or other technology (including terms of use and terms of service) with annual fees of less than $250,000 and licenses of Open Source Materials;

(ix)             any Contract with any investment banker, broker, advisor or similar party, or any other Person (other than accountants, attorneys, tax advisors and clerical personnel) retained to provide professional or financial advice or services in connection with this Agreement and the Transactions;

(x)              any Contract pursuant to which the Company or any Subsidiary of the Company has acquired or divested a business or entity, or assets of a business or entity (other than purchases of products, services or equipment in the Ordinary Course of Business), whether by way of merger, consolidation, purchase of stock, purchase of assets, license, spin-off or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than its Subsidiaries), in each case, entered into after January 1, 2023;

(xi)             any Contract with, creating or related to any joint venture, strategic alliance, legal partnership or similar arrangements involving the sharing of profits or losses;

(xii)            any litigation settlement agreement entered into by any Acquired Company after January 1, 2023 and (A) involving payment by the Acquired Companies of greater than $25,000 or (B) imposing material outstanding obligations on the Acquired Companies (other than customary confidentiality and non-disparagement obligations);

(xiii)           any collectively bargained agreement or similar Contract with any labor union, work council, employee association or similar labor entity;

(xiv)           any Contract relating to the voting rights or obligations of a stockholder or equityholder of any Acquired Company, other than the Governing Documents of the Acquired Companies;

(xv)           any Contract creating or involving any referral or agency relationship, marketing affiliate, sale representative, distribution arrangement or franchise relationship having an annual value in excess of $500,000 or which is non-exclusive and terminable by the applicable Acquired Company upon notice of ninety (90) days or less;

(xvi)           any Contract that contemplates or involves: (A) the payment of cash by any Acquired Company in an annual amount or having an annual value in excess of $5,000,000, when taken together with all other Contracts of the Acquired Companies involving such Person or such Person’s Affiliates; or (B) the payment to or receipt by any Acquired Company of cash consideration in excess of $3,000,000 individually;

(xvii)          any Contract with, or relating to any Acquired Companies participation in, any trade or industry organization that is comprised of members (A) engaging in the same, similar or related lines of business, (B) participating in the same, similar or related industries or (C) with similar or related business objectives and goals, in each case as any Acquired Company and in each case that imposes any material obligations an Acquired Company other than payment of membership fees and other related expenses; or

(xviii)         any Contract with any Governmental Entity or any entity sponsored by a Governmental Entity (other than any Contract entered into in the ordinary course of business with a U.S. Governmental Entity pursuant to which the Acquired Companies have not received in 2024, and could not reasonably be expected to receive in 2025, in excess of $100,000);

(b)            The Company and each Subsidiary of the Company has performed all of the material obligations required to be performed by it (including complying in all material respects with restrictive covenants and “most favored nation” pricing terms and conditions) and is entitled to all material benefits under each Material Contract. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default or event of material default or event, occurrence, condition or act, with respect to the Company or any Subsidiary of the Company or, to the Company’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to give any third party (i) the right to declare a material breach and exercise any material remedy under any Material Contract, (ii) the right to accelerate in any material respect the maturity or performance of any obligation of any Acquired Company under any Material Contract, or (iii) the right to cancel or terminate any Material Contract. Neither the Company nor any Subsidiary of the Company has received any written notice of material breach, default or intention to not extend, to terminate, cancel or materially and adversely modify any Material Contract. The Company has made available or caused to be made available to Parent true, correct and complete copies of each Material Contract.

3.21          Customers and Vendors. Schedule 3.21(a) of the Company Disclosure Schedule sets forth a list of the twenty (20) largest customers of the Acquired Companies, and Schedule 3.21(b) of the Company Disclosure Schedule sets forth a list of the twenty (20) largest vendors to the Acquired Companies, in each case, during fiscal year 2024 and, in each case, by dollar amount of revenue or expense recognized or amount paid to such vendor during each such fiscal year. Since January 1, 2025 through the Agreement Date, there has been no termination or material diminution of the business relationship of the Acquired Companies with any such customer or vendor, nor has any such customer or vendor threatened to so terminate or materially reduce such business relationships or demanded a material reduction or material and adverse change in the pricing or other terms of its relationship with any Acquired Company. As of the Agreement Date, no Acquired Company is engaged in any material dispute with any customer or vendor required to be listed in Schedule 3.21 of the Company Disclosure Schedule.

3.22          Bank Accounts. Schedule 3.22 of the Company Disclosure Schedule sets forth a true and complete list of the following information with respect to each material account maintained by or for the benefit of any Acquired Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to: (i) sign checks or other documents with respect to such account; and (ii) input or release payments from such account.

3.23          Privacy and Data Security.

(a)            Each Acquired Company, and, to the knowledge of the Company, all vendors and service providers to any Acquired Company with access to Personal Data collected, maintained, or otherwise processed on behalf of any Acquired Company are, and in the past three (3) years have been, to the extent applicable (and in the case of vendors and service providers, to the extent relating to their services provided to any Acquired Company), in compliance in all material respects with (i) all applicable Legal Requirements related to privacy, data security, and the collection, obtainment, storage, use, maintenance, transfer, transmission, disclosure, security, disposal, or other processing of Personal Data (“Privacy Laws”), (ii) terms of any Contracts to which the Acquired Companies are bound that relate to the processing of Personal Data, (iii) Privacy Policies, and (iv) applicable industry self-regulatory obligations and applicable industry standards with which any Acquired Company, at the applicable time was, obligated to adhere (collectively, “Privacy Requirements”). To the knowledge of the Company, all suppliers and licensors to the Acquired Companies of third-party Personal Data comply in all material respects with all Privacy Requirements applicable to their collection, generation, use, receipt, and other processing of such Personal Data.

(b)            Neither the execution, delivery, or performance of this Agreement, the consummation of the Transactions, nor the disclosure or transfer of Personal Data to Parent or any of its Affiliates, will, in any material respect, violate any applicable Privacy Requirements

(c)            With respect to all Personal Data collected, obtained, stored, used, maintained, transferred, transmitted, disclosed, secured, or otherwise processed by or for each Acquired Company, the Acquired Companies have at all times in the past three (3) years implemented, maintained, and enforced reasonable and appropriate plans, policies, procedures, and safeguards (including implementing and monitoring compliance with reasonable and appropriate measures with respect to technical and physical security) designed to protect the confidentiality, integrity and security of such Personal Data and Company IT Systems. Except as would not be material to the Acquired Companies, in the past three (3) years, no Personal Data collected, obtained, stored, used, maintained, transferred, transmitted, disclosed, secured, or otherwise processed by an Acquired Company has been accessed, used, destroyed, damaged, disclosed, or otherwise processed without authorization, misappropriated, altered without authorization, or misused or unlawfully disclosed, including any such event, where Privacy Laws obligate the Acquired Companies to notify Governmental Entities, affected individuals or other parties of such occurrence.

(d)            There is not and has not, in the past three (3) years, been any Proceeding relating to: (i) the collection, obtainment, storage, use, maintenance, transfer, transmission, disclosure, security, disposal; or (ii) other processing of Personal Data or alleged violation of the Privacy Requirements. To the knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any of the same. As of the Agreement Date, there are no actual or, to the knowledge of the Company, threatened Proceedings contesting or challenging any Acquired Company’s rights or abilities to engage in any collection, obtainment, storage, use, maintenance, transfer, transmission, disclosure, security, disposal or other processing of Personal Data.

3.24          Disclosure Documents. None of the information supplied or to be supplied by or on behalf of any of the Acquired Companies for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to Parent Stockholders, or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders Meeting which has become false or misleading.

3.25          Drag-Along Notice. The Company will have, prior to the Closings, validly provided each Management Stockholder (as defined in the Stockholders Agreement) for which the Company does not have a duly executed Letter of Transmittal a Drag-Along Notice (as defined in the Stockholders Agreement) in accordance with the terms and conditions of the Stockholders Agreement.

3.26          No Additional Representations; No Reliance.

(a)            Except for the representations and warranties contained in Article III, none of the Acquired Companies nor any of their Affiliates makes any express or implied representation or warranty with respect to the Acquired Companies, any of their Affiliates or any of their respective businesses or with respect to any other information provided, or made available, to Parent or any of its Affiliates, agents or representatives in connection with the Transactions. None the Acquired Companies, any of their Affiliates or any other Person will have or be subject to any liability or other obligation to any Buyer Party, its Affiliates, agents or representatives or any Person resulting from any information, documents, projections, forecasts or other material made available to any Buyer Party, its Affiliates or representatives in certain “data rooms,” confidential offering memorandum, offering materials or management presentations in expectation of the Transactions (all such information, collectively, the “Evaluation Material”), unless any such information is expressly and specifically included in a representation or warranty contained in Article III. The Acquired Companies disclaim any and all other representations and warranties, whether express or implied, and each Buyer Party acknowledges and agrees that none of the Acquired Companies, any Company Securityholder, or any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, shall have or be subject to any liability to any of the Buyer Parties or any other Person resulting from the distribution to any of the Buyer Parties of, or the use or reliance on by any of the Buyer Parties, any such Evaluation Material.

(b)            The Company acknowledges that none of the Buyer Parties nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Buyer Parties or other matters that is not specifically included in this Agreement, the Parent Disclosure Schedule or any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. Without limiting the generality of the foregoing, none of the Buyer Parties nor any other Person has made a representation or warranty to the Company with respect to, and none of the Buyer Parties nor any other Person, shall be subject to any liability to any of the Acquired Companies or any other Person resulting from the Buyer Parties making available to the Acquired Companies, (i) any projections, estimates or budgets for Parent or (ii) any materials, documents or information relating to Parent made available to the Company or its counsel, accountants or advisors in Parent’s data room or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. Parent has delivered, or made available to the Company and its Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of Parent relating to the business of Parent and certain business plan information of Parent. Without limiting any of the representations or warranties set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions, the Company acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that the Company and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto. Accordingly, the Company acknowledges that, without limiting the generality of Section 5.22, except as expressly covered by a representation or warranty set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions, neither Parent nor any of its representatives, agents or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.

(c)            Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that the Buyer Parties are not making any representation or warranty whatsoever, express or implied, in connection with this Agreement or the Transactions beyond those expressly given in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions.

(d)            In furtherance of the foregoing, the Company acknowledges that it is not relying on any representation or warranty of the Buyer Parties, other than those representations and warranties specifically set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. The Company acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Buyer Parties and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article V and in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement, including this Section 3.26, shall relieve Parent and its Subsidiaries, any of its Affiliates or any other Person from any loss or liability in the case of Fraud.

Article IV

Representation and Warranties of the Sellers

Subject to the disclosures set forth in the Company Disclosure Schedule (each of which disclosures shall indicate the Section to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosures)), each Seller represents and warrants to the Buyer Parties, severally only as to itself and not as to any other Seller, and as of the date hereof and as of the Closings as follows:

4.1            Organization, Standing and Organizational Power. Such Seller is a natural person or is a legal entity that is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization. Such Seller has full power and authority to own or lease its properties and to conduct its business as currently conducted and, to the extent a legal entity, is duly qualified or licensed to do business and is in good standing in each jurisdiction required for the current conduct of its business, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Transactions to occur hereunder at the Closings. If applicable, such Seller is not in material violation of any of the provisions of its Governing Documents.

4.2            Authority; Noncontravention.

(a)            Such Seller, if a legal entity, has all requisite organizational power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by such Seller, if such Seller is a legal entity, of this Agreement and the consummation by such Seller of the Transactions, have been duly and validly authorized by such Seller’s board of directors (or other similar governing body). This Agreement has been duly executed and delivered by such Seller and, assuming this Agreement constitutes the valid and binding obligation of the Buyer Parties, constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)            The execution and delivery of this Agreement by such Seller do not, and neither the consummation of the Transactions nor compliance by such Seller with any provisions of this Agreement will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of its Governing Documents, if such Seller is a legal entity or (ii) any Contract to which such Seller is a party or applicable Legal Requirement, in each case, except as would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Transactions to occur hereunder at the Closings.

4.3            Ownership of TargetCo Units, Company Shares, PE UK Securities and New BC Shares. Such Seller is, as of the Agreement Date, the sole record and direct beneficial owner of the TargetCo Units, Company Shares, PE UK Securities or New BC Shares, as applicable, as set forth opposite such Seller’s name on Schedule 4.3(a) of the Company Disclosure Schedule, free and clear of all Encumbrances, other than Encumbrances imposed by applicable securities laws or Encumbrances set forth in the Governing Documents of the Company, the PE UK Companies, TargetCo and New BC made available to Parent. Such Seller will, following the Pre-Closing Restructuring and as of immediately prior to the Closings, be the sole record and direct beneficial owner of the TargetCo Units or the New BC Shares, as applicable, as set forth opposite such Seller’s name on the Initial Spreadsheet, free and clear of all Encumbrances, other than Encumbrances imposed by applicable securities laws or Encumbrances set forth in the Governing Documents of New BC and TargetCo made available to Parent in connection with the Pre-Closing Restructuring. Such Seller shall transfer and deliver to Holdings or its designee to the extent provided for in the Pre-Closing Restructuring or BidCo, as applicable, at the Closings good and marketable title to such Seller’s TargetCo Units or New BC Shares, as applicable, as set forth in the Initial Spreadsheet, free and clear of all Encumbrances, other than Encumbrances imposed by applicable securities laws or Encumbrances set forth in the Governing Documents of New BC and TargetCo made available to Parent in connection with the Pre-Closing Restructuring. Other than the Governing Documents of the Company, the PE UK Companies, TargetCo or New BC, such Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of his, her or its Company Shares, PE UK Securities or New BC Shares, as applicable, or (b) any voting trust, proxy or other contract relating to the voting of such Seller’s Company Shares, PE UK Securities or New BC Shares, as applicable,.

4.4            Government Approvals. Except for (a) the consents, waivers, authorizations, approvals and filings listed in Schedule 3.4 of the Company Disclosure Schedule, (b) the consents, waivers, authorizations, approvals and filings that may be required solely by reason of Parent’s participation in the Transactions or any facts or circumstances relating to the Parent or any of its Affiliates, (c) such filings or approvals as may be required by any applicable federal or state securities or “blue sky” Legal Requirements, and (d) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust and FDI Laws, no consents, waivers, authorizations, or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Transactions, other than as would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Transactions to occur hereunder at the Closings.

4.5            Brokers. Other than fees payable to Goldman Sachs & Co. LLC or its Affiliates, such Seller has no obligation for the payment of any fees or expenses of any investment banker, broker, advisor or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

4.6            Legal Proceedings. There are no Proceedings pending or, to such Seller’s knowledge, overtly threatened in writing against such Seller at law or in equity, or before or by any Governmental Entity, which would have a material adverse effect on such Seller’s ability to consummate the Transactions on the Closing Date. Such Seller is not subject to any Order which would have a material adverse effect on such Seller’s ability to consummate the Transactions on the Closing Date.

4.7            TargetCo Operations. The PE Sellers have delivered or made available to the Buyer Parties a true, complete and correct copy of the Governing Documents of TargetCo as of the Agreement Date. As of the Agreement Date, the PE Sellers are the sole record and direct beneficial owner of all equity interests of TargetCo. All of the outstanding equity interests of TargetCo have been (or will be following the Pre-Closing Restructuring and as of immediately prior to the Closings) duly authorized and validly issued, and are (or will be following the Pre-Closing Restructuring and as of immediately prior to the Closings) fully paid and nonassessable and not subject to any preemptive rights. The representations and warranties on Schedule 4.7 of the Company Disclosure Schedule are true and correct.

4.8            New BC Operations. TargetCo has delivered or made available to the Buyer Parties a true, complete and correct copy of the Governing Documents of New BC as of the Agreement Date. As of the date of this Agreement, TargetCo is the sole record and direct beneficial owner of all equity interests of New BC. All of the outstanding equity interests of New BC have been (or will be following the Pre-Closing Restructuring and as of immediately prior to the Closings) duly authorized and validly issued, and are (or will be following the Pre-Closing Restructuring and as of immediately prior to the Closings) fully paid and nonassessable and not subject to any preemptive rights. New BC was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

4.9            Investment. Each PE Seller represents and warrants to the Buyer Parties, as to itself and not any other Seller, and as of the date hereof and as of the Closings as follows:

(a)            Each PE Seller is acquiring the shares of Parent Common Stock for investment for its own account, not as a nominee or agent, and, except in accordance with this Agreement, not with the view to, or for resale in connection with, any distribution thereof, and each PE Seller has no present intention of selling, granting any participation in, or otherwise distributing any of such shares of Parent Common Stock in violation of the Securities Act or any applicable state securities Legal Requirements and has no contract, undertaking, agreement or arrangement with any person regarding the distribution of such securities in violation of the Securities Act or any applicable state securities law; provided that by making the representations herein, each PE Seller does not agree to hold any of the shares of Parent Common Stock for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the shares of Parent Common Stock at any time in accordance with or pursuant to an effective registration statement or an exemption under the Securities Act.

(b)            Each PE Seller, either alone or together with its representatives, has been given the opportunity to obtain additional information to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of Parent concerning the terms and conditions of each PE Seller’s acquisition of the shares of Parent Common Stock pursuant to the terms of this Agreement. Each PE Seller is aware of Parent’s business affairs and financial condition and has, either alone or together with its representatives, acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the shares of Parent Common Stock.

(c)            Each PE Seller is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (ii) an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act).

(d)            Neither each PE Seller, nor, if applicable, any of its officers, directors, employees, agents, members or partners has (i) engaged in any general solicitation, (ii) published any advertisement or (iii) engaged in any “directed selling efforts” as defined in Rule 902 of Regulation S promulgated under the Securities Act, in any case in connection with the offer and sale of the Parent Common Stock.

(e)            Each PE Seller understands that the shares of Parent Common Stock have not been registered under the Securities Act, and are being issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each PE Seller’s representations as expressed herein. Each PE Seller understands that the shares of Parent Common Stock are considered “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, each PE Seller may not transfer the shares of Parent Common Stock until they are registered with the SEC and, if applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each PE Seller acknowledges that if an exemption from registration or qualification is available, the transfer of Parent Common Stock may be conditioned on various requirements including, but not limited to, the time and manner or sale, the holding period of the shares of Parent Common Stock, and requirements relating to Parent which are outside of each PE Seller’s or Parent’s control, and which Parent is under no obligation and may not be able to satisfy. Each PE Seller further understands that the shares of Parent Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(f)            Each PE Seller understands that Parent provides no assurances as to whether he, she or it will be able to resell any or all of the shares of Parent Common Stock pursuant to Rule 144, promulgated under the Securities Act, which rule requires, among other things, that Parent be subject to the reporting requirements of the Exchange Act that resales of securities take place only after each PE Seller of the shares of Parent Common Stock has held the shares of Parent Common Stock for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding the foregoing, each PE Seller further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with some other registration exemption will be required to effect a transfer of shares of Parent Common Stock. Each PE Seller acknowledges that Parent was previously an issuer described in paragraph (i)(1)(i) of Rule 144.

(g)            Each PE Seller represents that each PE Seller is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. Each PE Seller also agrees to notify the Parent if each PE Seller becomes subject to such disqualifications after the date hereof.

(h)            Without limiting any of the representations or warranties set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions, each PE Seller acknowledges that Parent makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to each PE Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent and its subsidiaries or the future business and operations of Parent and its subsidiaries, or (ii) any other information or documents made available to each PE Seller or its counsel, accountants or advisors or each PE Seller with respect to Parent and its subsidiaries or their respective businesses, assets, liabilities or operations.

(i)             Each PE Seller acknowledges that (i) it has sought its own accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the shares of Parent Common Stock, (ii) it has had the opportunity to conduct its own due diligence in connection with this Agreement and the Transactions; (iii) in making its investment decision with respect to its acquisition of the shares of Parent Common Stock, it has relied on its own due diligence and sources of information and those representations and warranties specifically set forth in Article V of this Agreement and in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions; (iv) it, by reason of its, or its management’s, business, financial or investment experience, has the knowledge, sophistication and capacity to evaluate the risks involved in this Agreement and the Transactions and to protect its own interests in connection with this Agreement and the Transactions; and (v) it has not relied upon, and hereby disclaims reliance on, any and all representations, warrants, or other statements by Parent or any of its representatives other than those expressly set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. Without limiting any of the representations or warranties set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions, each PE Seller represents that it has consulted any tax and financial consultants it deems advisable in connection with the receipt of shares of Parent Common Stock and that it is not relying on Parent for any tax or financial advice. Each PE Seller acknowledges that each PE Seller may suffer losses, damages, injuries, declines in value, lost opportunities, liabilities, fees, charges, costs or expenses of any nature in connection with this Agreement and the Transactions, in each case in connection with the existence of non-public information and the possible public disclosure following this Agreement and the Transactions by the Parent or otherwise of such non-public information.

4.10          Rollover Investment.

(a)            Each Canadian Management Seller that is acquiring the Exchangeable Shares is doing so for investment for its own account, not as a nominee or agent, and, except in accordance with this Agreement, not with the view to, or for resale in connection with, any distribution thereof in violation of applicable securities Law, and such Canadian Management Seller has no present intention of selling, granting any participation in, or otherwise distributing any of such Exchangeable Shares in violation of applicable securities Law and has no contract, undertaking, agreement or arrangement with any person regarding the distribution of such securities in violation of applicable securities Law; provided that by making the representations herein, such Canadian Management Seller does not agree to hold any of the Exchangeable Shares for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the shares of Exchangeable Shares at any time in accordance with applicable securities Law and the Governing Documents of ExchangeCo.

(b)            Each Canadian Management Seller that is acquiring the Exchangeable Shares, either alone or together with its representatives, has been given the opportunity to obtain additional information to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of ExchangeCo, Holdings and Parent concerning the terms and conditions of such Canadian Management Sellers’ acquisition of the Exchangeable Shares pursuant to the terms of this Agreement. Each Canadian Management Seller is aware of each of ExchangeCo’s and Parent’s business affairs and financial condition and has, either alone or together with its representatives, acquired sufficient information about each of ExchangeCo and Parent to reach an informed and knowledgeable decision to acquire the Exchangeable Shares.

(c)            Each Canadian Management Sellers that is acquiring the Exchangeable Shares acknowledges that (i) it has sought its own accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Exchangeable Shares, (ii) it has had the opportunity to conduct its own due diligence in connection with this Agreement and the Transactions; (iii) in making its investment decision with respect to its acquisition of the Exchangeable Shares, it has relied on its own due diligence and sources of information and those representations and warranties specifically set forth in Article V of this Agreement and in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions; (iv) it, by reason of its, or its management’s, business, financial or investment experience, has the knowledge, sophistication and capacity to evaluate the risks involved in this Agreement and the Transactions and to protect its own interests in connection with this Agreement and the Transactions; and (v) it has not relied upon, and hereby disclaims reliance on, any and all representations, warrants, or other statements by Parent or any of its representatives other than those expressly set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. Without limiting any of the representations or warranties set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions, each Canadian Management Seller represents that it has consulted any tax and financial consultants it deems advisable in connection with the receipt of the Exchangeable Shares and that it is not relying on Parent or ExchangeCo for any tax or financial advice. Each Canadian Management Seller acknowledges that it may suffer losses, damages, injuries, declines in value, lost opportunities, liabilities, fees, charges, costs or expenses of any nature in connection with this Agreement and the Transactions, in each case in connection with the existence of non-public information and the possible public disclosure following this Agreement and the Transactions by the Parent or ExchangeCo or otherwise of such non-public information.

4.11          No Additional Representations No Reliance.

(a)            Except for the representations and warranties contained in Article IV, neither such Seller nor any of its Affiliates makes any express or implied representation or warranty with respect to the Acquired Companies, any of their Affiliates or any of their respective businesses or with respect to any other information provided, or made available, to any Buyer Party or any of its Affiliates, agents or representatives in connection with the Transactions (other than with respect to the representations and warranties of the Company expressly set forth in Article III). Neither such Seller nor any of its Affiliates or any other Person will have or be subject to any liability or other obligation to the Buyer Parties, their Affiliates, agents or representatives or any Person resulting from any Evaluation Material, unless any such information is expressly and specifically included in a representation or warranty contained in Article IV. Such Seller disclaims any and all other representations and warranties, whether express or implied, and each Buyer Party acknowledges and agrees that none of the Sellers, or any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, shall have or be subject to any liability to any of the Buyer Parties or any other Person resulting from the distribution to any of the Buyer Parties or any other Person of, or the use or reliance on by any of the Buyer Parties, any such Evaluation Material.

(b)            Such Seller acknowledges that none of the Buyer Parties nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Buyer Parties or other matters that is not specifically included in this Agreement, the Parent Disclosure Schedule or any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. Without limiting the generality of the foregoing, none of the Buyer Parties nor any other Person has made a representation or warranty to such Seller with respect to, and none of the Buyer Parties nor any other Person, shall be subject to any liability to such Seller or any other Person resulting from the Buyer Parties making available to such Seller, (i) any projections, estimates or budgets for Parent or (ii) any materials, documents or information relating to Parent made available to such Seller or its counsel, accountants or advisors in Parent’s data room or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. Parent may have delivered, or made available to such Seller and its Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of Parent relating to the business of Parent and certain business plan information of Parent. Without limiting any of the representations or warranties set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions, such Seller acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that such Seller is familiar with such uncertainties, that such Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that such Seller and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto. Accordingly, the Company acknowledges that, without limiting the generality of Section 5.22, except as expressly covered by a representation or warranty set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions, neither Parent nor any of its representatives, agents or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.

(c)            Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that the Buyer Parties are not making any representation or warranty whatsoever, express or implied, in connection with this Agreement or the Transactions beyond those expressly given in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions.

(d)            In furtherance of the foregoing, such Seller acknowledges that it is not relying on any representation or warranty of the Buyer Parties, other than those representations and warranties specifically set forth in Article V of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. Such Seller acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Buyer Parties and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article V and in any other agreement, instrument or certificate entered into or delivered in connection with the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement, including this Section 4.11, shall relieve Parent and its Subsidiaries, any of its Affiliates or any other Person from any loss or liability in the case of Fraud.

Article V

Representations and Warranties of The Buyer Parties

Subject to the disclosures set forth in (i) the Parent SEC Documents filed with the SEC on or after the date of the filing of Parent’s Form 10-K with the SEC for the fiscal year ended December 31, 2024 and publicly available at least two (2) Business Days prior to the date of this Agreement (excluding any disclosures in any risk factors section, in any section relating to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature (other than any historical factual information contained within such sections or statements)) (provided that nothing disclosed in any such Parent SEC Documents shall in any case qualify or apply to the representations and warranties set forth in the first sentence of Section 5.1 or in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.17, 5.18, and 5.19) or (ii) the disclosure schedule of the Parent delivered to the Company concurrently with the parties’ execution of this Agreement (the “Parent Disclosure Schedule”) (each of which disclosures shall indicate the Section to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosures)), the Buyer Parties represent and warrant to the Sellers and the Company as of the date hereof and as of the Closings as follows:

5.1            Organization and Standing. Each of the Buyer Parties and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except, in the case of such Subsidiaries that are not Buyer Parties, where the failure to be so organized or in good standing would not have a Parent Material Adverse Effect or materially impair or delay the Buyer Parties to consummate the Transactions. Each of the Buyer Parties and its Subsidiaries has full corporate, limited liability company or other organizational power and authority to own or lease its properties and to conduct its business as currently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction required for the current conduct of its business, except where the failure to be so qualified or licensed or in good standing would not have a Parent Material Adverse Effect or materially impair or delay the Buyer Parties to consummate the Transactions. None of Parent, Holdings, BidCo or any of their respective Subsidiaries is in material violation of any of the provisions of their respective Governing Documents.

5.2            Authority; Noncontravention; Necessary Consents.

(a)            Each of Parent, BidCo and Holdings has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent, BidCo and Holdings of this Agreement and the consummation by Parent, BidCo and Holdings of the Transactions, including the Parent Stock Issuance, have been duly and validly authorized by all necessary corporate action on the part of Parent, BidCo and Holdings; without limiting the foregoing, the Parent Board, at a meeting duly called and held, unanimously duly adopted resolutions (i) approving this Agreement and the Transactions, including the Parent Stock Issuance, (ii) determining, subject to applicable Legal Requirements, to recommend that the holders of Parent Common Stock effect the Parent Stockholder Approval, (iii) directing that the Parent Stock Issuance be submitted to the holders of issued and outstanding Parent Common Stock for their approval as promptly as practicable and (iv) authorizing the execution, delivery and performance of this Agreement, and consummation of the Transactions, by Parent (including approval by a majority of the independent directors of the Parent Board of the First Amendment to the Amended and Restated Waiver Agreement). Other than the affirmative vote of a majority of the votes cast by the holders of Parent Common Stock who are present in person or represented by proxy and entitled to vote on the matter at the Parent Stockholders Meeting approving the issuance of the Parent Common Stock pursuant to the terms of this Agreement and the Subscription Agreements, in each case, in accordance with applicable Legal Requirements and the organizational documents of Parent (such issuance, the “Parent Stock Issuance”, and such approval, the “Parent Stockholder Approval”), no further action by or on behalf of Parent, BidCo and Holdings or any of their stockholders, officers, board, members or managers is necessary to authorize this Agreement or any of the Transactions. This Agreement has been duly executed and delivered by each of Parent, BidCo and Holdings and constitutes the valid and binding obligation of Parent, BidCo and Holdings enforceable against Parent, BidCo and Holdings, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

(b)            The execution and delivery of this Agreement by Parent, BidCo and Holdings do not, and neither the consummation of the Transactions nor compliance by Parent, BidCo and Holdings with any provisions of this Agreement will conflict with, require consent or notice under, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of their respective Governing Documents, or (ii) any Contract to which Parent, BidCo or Holdings is a party or applicable Legal Requirement, except in the case of clause (ii), where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c)            No consent, approval, order, waiver or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent, BidCo or Holdings in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such filings as may be required under the applicable requirements of NYSE, the Securities Act, the Exchange Act, state securities laws and the securities laws of any foreign country, (ii) such filings and notifications as may be required to be made by Parent in connection with the Transactions under the HSR Act or other applicable foreign Antitrust and FDI Laws and the expiration or early termination of applicable waiting periods under the HSR Act or other applicable Antitrust and FDI Laws, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Buyer Parties’ ability to consummate the Transactions or to perform their respective obligations under this Agreement.

5.3            Capitalization.

(a)            The authorized capital stock of the Parent consists of (i) 1,000,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”). At the close of business on October 30, 2025 (the “Signing Capitalization Date”), (x) 125,195,336 shares of Parent Common Stock were issued and outstanding, (y) no shares of Parent Preferred Stock were issued and outstanding and (z) Parent Warrants to purchase an aggregate of 3,005,517 shares of Parent Common Stock were issued and outstanding. There are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company other than the Subscription Agreements or pursuant to Parent Equity Awards. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable, and the Parent Common Stock to be issued pursuant to this Agreement and the Subscription Agreements, when issued, will be validly issued, fully paid and non-assessable and, in each case, other than as set forth in the Parent Equity Plans or the related award agreements, are free of any Encumbrances, preemptive rights, rights of first refusal or “put”, “call” or similar rights created by statute, Governing Documents or any Contract to which the Parent is a party or by which the Parent is bound. There is no liability for dividends accrued and unpaid by the Parent.

(b)            As of the Signing Capitalization Date, Parent has reserved 26,103,701 shares of Parent Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Parent Equity Plans, of which (i) 2,966,146 shares are subject to outstanding and unexercised Parent Options, (ii) 5,816,068 shares are subject to awards of Parent RSUs and (iii) a maximum of 1,790,511 shares are subject to awards of Parent PSUs (all such stock options, restricted stock units and performance-based vesting restricted stock units, the “Parent Equity Awards”), and an aggregate total of 15,530,976 shares remain available for issuance under the Parent Equity Plans.

(c)            Other than as set forth in Section 5.3(a) and Section 5.3(b), as of the Agreement Date, no Person has any right to acquire any shares of Parent Common Stock or any options, warrants, restricted stock units or other rights to purchase or be issued, or any phantom share or other similar awards based on the value of, shares of Parent Common Stock or other securities of Parent, from Parent or, to the knowledge of Parent, any shareholder of the Company.

(d)            Except for the Parent Equity Plans, the Parent Equity Awards and as set forth in Schedule 5.3(d) of the Parent Disclosure Schedule, as of the date hereof there are no Contracts relating to the voting, issuance, transfer, purchase, redemption or sale of any Parent Common Stock (i) between or among Parent and any of its securityholders, other than written contracts granting Parent the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of Parent, between or among any of its securityholders.

(e)            The calculation of Undisclosed Shares delivered pursuant to Section 2.4(a)(xii) will, when delivered, include a complete and accurate list of (1) the number of shares of Parent Common Stock issued and outstanding (or subject to any warrants or convertible securities obligating Parent to issue any such shares, which warrants or convertible securities are outstanding) as of the Signing Capitalization Date, (2) the number of shares of Parent Common Stock that are subject to issued and outstanding Parent Equity Awards as of the Signing Capitalization Date and (3) shares of Parent Common Stock issued in violation of Section 6.3(c).

5.4            Holdings, BidCo and CallCo. Parent has delivered or made available to the Company a true, complete and correct copy of the Governing Documents of Holdings, BidCo and CallCo. Parent is the sole indirect legal and beneficial owner of all equity interests of Holdings, BidCo and CallCo. All of the outstanding equity interests of Holdings, BidCo and CallCo have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights. Each of Holdings, Bidco and CallCo was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

5.5            ExchangeCo. As of immediately following Closing, the authorized capital of ExchangeCo will consist of an unlimited number of common shares and an unlimited number of Exchangeable Shares. As of immediately following Closing, all issued and outstanding common shares will be held by Holdings, and all issued and outstanding Exchangeable Shares will be held by Canadian Management Sellers. Except for this Agreement or the transaction contemplated herein, there are no outstanding or authorized options, warrants convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of ExchangeCo or obligating ExchangeCo to issue or sell any shares of, or any other interest in, ExchangeCo.

5.6            Exchangeable Shares. The Exchangeable Shares, upon issuance to the Canadian Management Sellers, will be authorized and validly issued, fully paid and nonassessable, free and clear of all Encumbrances other than Encumbrances contained in the Governing Documents of ExchangeCo and under applicable Legal Requirement.

5.7            No Litigation.

(a)            Except as would not reasonably be material to the Buyer Parties, taken as a whole, there are no Proceedings pending before any Governmental Entity, or, to the knowledge of Parent, threatened against Parent, Holdings or BidCo or any of their respective Subsidiaries or any of their respective assets or properties or, to the knowledge of Parent, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent). There is no material judgment, award, decree, injunction or order against Parent, Holdings or BidCo, any of their respective Subsidiaries, or any of their respective material assets or properties, or, to the knowledge of the Parent, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent). Except as would not reasonably be material to the Buyer Parties, taken as a whole, (i) none of Parent, Holdings or BidCo or any of their respective Subsidiaries has any Proceeding pending against any other Person, (ii) since January 1, 2023, no Proceeding has been commenced by or against, or to the knowledge of the Parent, threatened against, Parent, Holdings or BidCo or any of their respective Subsidiaries, and (iii) there is no Order in effect or pending to which Parent, Holdings or BidCo or any of their respective Subsidiaries, or any of the assets owned or used by Parent, Holdings or BidCo or any of their respective Subsidiaries, is subject or would reasonably be likely to be subject. To the knowledge of Parent, no officer or other employee of Parent, Holdings or BidCo or any of their respective Subsidiaries (in their capacities as such or relating to their employment, services or relationship with any of the Buyer Parties or their respective Subsidiaries) is subject to any Order or pending Order that prohibits or would reasonably be expected to prohibit, respectively, such officer or other employee from engaging in or continuing any conduct, activity or practice relating to their respective businesses that would reasonably be expected to be material to the Buyer Parties.

(b)            During the past five (5) years, none of the Buyer Parties, nor any of their respective directors, officers, or to the knowledge of the Buyer Parties, any of their respective agents, have violated any applicable Anti-Corruption Law or Anti-Money Laundering Law in any material respect. Parent maintains policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws. None of the Buyer Parties are subject to any investigation, prosecution, enforcement action, litigation, or disclosure regarding any actual or potential violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

5.8            Environmental Matters. Each of the Buyer Parties and all of their respective Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Environmental Laws. Since January 1, 2023 (or earlier if unresolved), no Buyer Party or any of their respective Subsidiaries has received any material Environmental Claim, and there is no material Environmental Claim pending or, to the knowledge of the Parent, threatened in writing against any of the Buyer Parties or their respective Subsidiaries. Each of the Buyer Parties and their respective Subsidiaries holds and is, and since January 1, 2023 has held and been, in compliance in all material respects with all Environmental Permits required to operate at the their respective properties and to conduct their respective businesses as currently and then conducted, all such Environmental Permits are or were, as necessary, in full force and effect, and, there are no material Proceedings pending or, threatened in writing, that seek the revocation, cancellation, suspension or adverse modification of any such Environmental Permit. None of the Buyer Parties or any of their respective Subsidiaries has treated, stored, arranged for or permitted disposal of, handled, manufactured, sold, distributed, Released or exposed any Person to, or owned or operated any real property contaminated by, any Hazardous Materials which has resulted or would reasonably be expected to result in material Liabilities of the Buyer Parties or any of their respective Subsidiaries under Environmental Laws. None of the Buyer Parties or any of their respective Subsidiaries has assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person under any Environmental Laws. Parent has made available to Seller true, correct and complete copies of all material environmental or health and safety reports, studies, records, and audits created since January 1, 2023 relating to the Buyer Parties and all of their respective Subsidiaries and their affiliates’ or predecessors’, past or current businesses, operations or assets that are within the Buyer Parties’ possession.

5.9            Parent SEC Reports. Since January 1, 2023, Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date hereof (the “Parent SEC Documents”). Each Parent SEC Documents complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Parent SEC Documents was filed. True, correct and complete copies of all Parent SEC Documents are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projection or forward-looking statement set forth therein. No Subsidiary of Parent is required to file any forms, reports or documents with the SEC.

5.10          Company Financial Statements; Internal Controls.

(a)            The consolidated financial statements (including any related notes and schedules) of Parent and its Subsidiaries filed with the Parent SEC Documents (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments). Except as have been described in the Parent SEC Documents, there are no unconsolidated Subsidiaries of Parent or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)            Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). Parent’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by Parent in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that such system was effective. Since January 1, 2023, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act. Neither Parent nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c)            Parent has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries. Neither Parent nor, to the knowledge of Parent, Parent’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents.

5.11          Compliance with Laws; Governmental Permits.

(a)            Each of the Buyer Parties and its Subsidiaries have complied in all material respects with all material Legal Requirements applicable to the conduct of their business. As of the Agreement Date, each of the Buyer Parties and their Subsidiaries have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is necessary to own, lease and operate its properties and to carry on its business as owned, leased, operated or carried on as of the Agreement Date (all of the foregoing material consents, licenses, permits, grants, and other authorizations, collectively, the “Parent Authorizations”), and all of the Parent Authorizations are in full force and effect. Each of the Buyer Parties and its Subsidiaries is, and has at all times since January 1, 2023 been, in compliance in all material respects with the terms and requirements of their respective Parent Authorizations. Since January 1, 2023, none of the Buyer Parties or their respective Subsidiaries has received any written notice from any Governmental Entity regarding (i) any material violation of any Legal Requirements or material violation of any Parent Authorization or (ii) any revocation, withdrawal, suspension, cancellation or material adverse modification of any Parent Authorization.

(b)            Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the New York Stock Exchange (“NYSE”), in each case, that are applicable to Parent. The Parent Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Parent has not received any notice of deregistration or delisting from the SEC or the NYSE, as applicable. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of the NYSE, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Parent’s knowledge, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act.

5.12          Absence of Certain Changes. Except as expressly contemplated by this Agreement, between December 31, 2024 and the Agreement Date, (a) the Buyer Parties and their Subsidiaries have conducted their business in the Ordinary Course of Business in all material respects, (b) there has not occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had a Parent Material Adverse Effect, and (c) there has not occurred any event, condition, action or occurrence that, if taken during the period from the Agreement Date through the Closing Date without the consent of the Shareholders’ Representative, would constitute a breach of Section 6.3.

5.13          Material Contracts. Except as would not reasonably be expected to be material to the Buyer Parties and their Subsidiaries, taken as a whole, each of the Buyer Parties and its Subsidiaries has performed all of the material obligations required to be performed by it (including complying in all material respects with restrictive covenants and “most favored nation” pricing terms and conditions) and is entitled to all material benefits under each Contract that is material to the business of the Buyer Parties and their Subsidiaries, taken as a whole (the “Parent Contracts”). Except as would not reasonably be expected to be material to the Buyer Parties and their Subsidiaries, taken as a whole, each of the Parent Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default or event of material default or event, occurrence, condition or act, with respect to any of the Buyer Parties or their respective Subsidiaries or, to the knowledge of Parent, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to give any third party (a) the right to declare a material breach and exercise any material remedy under any Parent Contract, (b) the right to accelerate in any material respect the maturity or performance of any obligation of any Buyer Party or any of its Subsidiaries under any Parent Contract, or (c) the right to cancel or terminate any Parent Contract. None of the Buyer Parties or any of their respective Subsidiaries has received any written notice of material breach, default or intention to not extend, to terminate, cancel or materially and adversely modify any Parent Contract.

5.14          No Undisclosed Liabilities. Parent and its Subsidiaries have no material liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Parent Audited Balance Sheet or in the consolidated financial statements of Parent and its Subsidiaries (including the notes thereto) included in the Parent SEC Documents filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Transactions, (c) incurred in the ordinary course of business on or after January 1, 2025, or (d) that would not reasonably be expected to have a Parent Material Adverse Effect.

5.15          Subscription Agreements. On or prior to the date of this Agreement, Parent has entered into Subscription Agreements with the PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the Transactions, to purchase from Parent shares of Parent Common Stock for an aggregate investment amount of $1,962,037,554.00 (the “PIPE Investment Amount”). As of the date hereof, such Subscription Agreements are in full force and effect with respect to, and binding on, Parent and, to the knowledge of Parent, on each PIPE Investor party thereto, in accordance with their terms. As of the date hereof, none of the Subscription Agreements have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated by Parent). There are no other agreements, side letters or arrangements between Parent and any PIPE Investor relating to any such Subscription Agreement that would adversely affect the obligation of such PIPE Investor. As of the date hereof, Parent does not have knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No fees, consideration or other discounts are payable or have been agreed by Parent (including, from and after the Closing Date, the Acquired Companies) to any PIPE Investor in respect of its portion of the PIPE Investment Amount.

5.16          Availability of Funds.

(a)            As of the date of this Agreement, the Buyer Parties have received and delivered to the Company an executed debt commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto and any associated fee letter, collectively, as amended, the “Debt Commitment Letter”), from Deutsche Bank Securities Inc. (“Lender”), pursuant to which Lender has committed, subject solely to the terms and conditions set forth therein, to provide to the Buyer Parties the amount of debt financing set forth therein (the “Backstop Debt Financing”) solely for the Debt Financing Purposes. A true and complete copy of the Backstop Debt Commitment Letter (other than the fee letter referred to in the Debt Commitment Letter, which is addressed below), as in effect as of the date hereof, has been previously provided to the Company. The Buyer Parties have fully paid all fees required by the Backstop Debt Commitment Letter to be paid on or before the date hereof and will pay all additional fees as they become due. As of the date hereof, the Backstop Debt Commitment Letter is a legal, valid, binding and enforceable obligation of the Buyer Parties and, to the knowledge of the Buyer Parties, each other party thereto (subject to the (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies) and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by the Buyer Parties and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of the Buyer Parties. No amendment or modification to, or withdrawal, termination or rescission of, the Backstop Debt Commitment Letter is currently contemplated (other than amendments to add additional arrangers thereto).

(b)            At the Closings, the aggregate net proceeds contemplated by the Backstop Debt Commitment Letter (after giving effect to the exercise of any or all “market flex” provisions related thereto) and the Subscription Agreements will be sufficient, together with the Buyer Parties’ cash on hand or undrawn amounts immediately available under existing credit facilities, for the Buyer Parties to consummate the transactions contemplated by this Agreement, and to satisfy all of the obligations of the Buyer Parties under this Agreement, including (i) payment of the Total Closing Cash Consideration and the Total Option Cash Consideration, (ii) effecting the repayment or refinancing of (1) the Target Credit Agreement required to be repaid or refinanced in connection with the Closings if the Debt Change of Control Waiver is not obtained on or prior to the Closings and (2) any other Repaid Debt, (iii) payment of the Net Preferred Share Payment Amount and the excess of the PE Sellers Preferred Share Payment Amount over the NAV Payoff Amount and (iv) payment of all fees and expenses of the Buyer Parties (and to the extent the Buyer Parties are responsible therefor under this Agreement, any other Person, including the Transaction Expenses and Parent Transaction Expenses) related to the transactions contemplated by this Agreement, including the Backstop Debt Financing (collectively, the “Debt Financing Purposes”). No Buyer Party has incurred any obligation, commitment, restriction or liability of any kind, and no Buyer Party is contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case that would reasonably be expected to impair or adversely affect in any material respect such resources.

(c)            Except for the fee letter referred to in the Backstop Debt Commitment Letter (a true and complete copy of which fee letter has been provided to the Company, with only fee amounts, pricing caps, other economic terms and any “market flex” terms redacted), as of the date hereof, there are no side letters or other agreements, contracts (except for customary fee letters and engagement letters (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Backstop Debt Financing)) or arrangements related to the funding of the Backstop Debt Financing other than as expressly set forth in the Backstop Debt Commitment Letter. Neither the fee letter referred to in the Backstop Debt Commitment Letter nor any other Contract between the Lender, on the one hand, the Buyer Parties, any Buyer Party, or any of their Affiliates, on the other hand, contains any conditions precedent or other contingencies (i) related to the funding of the full amount of the Backstop Debt Financing, the PIPE Investment Amount or any provisions that could reasonably be expected to reduce the aggregate amount of the Backstop Debt Financing set forth in the Backstop Debt Commitment Letter or the PIPE Investment Amount set forth in the Subscription Agreements or the aggregate proceeds contemplated by the Backstop Debt Commitment Letter below or the Subscription Agreements, as applicable, the amount required to consummate the transactions contemplated hereby or (ii) that could reasonably be expected to otherwise adversely affect the conditionality, enforceability or availability of the Backstop Debt Commitment Letter with respect to all or any portion of the Backstop Debt Financing or the Subscription Agreements with respect to all or any portion of the PIPE Investment Amount. The Buyer Parties understand and acknowledge that, under the terms of this Agreement, the Buyer Parties’ obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to the Buyer Parties’ consummation of any financing arrangements, the Buyer Parties’ obtaining of any financing or the availability, grant, provision or extension of any financing to the Buyer Parties. As of the date hereof, the Buyer Parties are not, and no Buyer Party (A) is in breach of any of the terms or conditions set forth in the Backstop Debt Commitment Letter or the Subscription Agreements and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer Parties, any Buyer Party or any other party thereto under any term or condition of the Backstop Debt Commitment Letter or the Subscription Agreements or (B) has any reason to believe that any of the conditions to the Backstop Debt Financing or PIPE Investment Amount would not be expected to be satisfied on a timely basis or that the Debt Financing or the PIPE Investment Amount would not be expected to be available to the Buyer Parties on the date on which the Closings should occur pursuant to Section 2.3.

5.17          Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to Parent Stockholders, or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders Meeting which has become false or misleading.

5.18            Opinion of Financial Advisor. The Parent Board has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken as set forth therein, the Base Purchase Price to be paid by Parent is fair from a financial point of view to Parent.

5.19            Transaction Fees. Other than fees payable to Morgan Stanley & Co. LLC or its Affiliates, neither Parent nor any Affiliate of Parent is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Transaction.

5.20            Taxes.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries have properly completed and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them and have timely paid all Taxes (whether or not shown on such Tax Returns) required to be paid by or with respect to Parent and each of its Subsidiaries. All such Tax Returns are true, correct and complete in all respects.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has consummated or participated in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations, or a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for non-recognition of gain under Section 355 of the Code in the past two (2) years.

(d)            Neither Parent nor any of its Subsidiaries has taken, intends to take, or has agreed to take, any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(e)            Holdings is, and has been since its formation, treated as a disregarded entity for U.S. federal income tax purposes. BidCo is, and has been since its formation, treated as a disregarded entity for U.S. federal income tax purposes.

5.21           Employee Benefit Plans and Employee Matters.

(a)            For purposes of this Agreement, a “Parent Employee Plan” means: (i) each deferred compensation, bonus, incentive compensation, stock purchase, stock option, equity or equity-based, vacation, insurance, supplemental unemployment, retention, fringe benefit, profit-sharing, commission, pension, retirement, cafeteria, medical, life insurance, dental, vision, short- or long-term disability, supplemental retirement, employment, consulting, tax gross-up or change of control plan, program, policy, practice, agreement or arrangement (whether or not subject to ERISA); (ii) each severance or termination pay plan, program, policy, practice, agreement or arrangement; each employee welfare benefit plan (within the meaning of Section 3(1) of ERISA); each employee pension benefit plan (within the meaning of Section 3(2) of ERISA); and (iii) each other employee benefit plan, fund, program, policy, practice, agreement or arrangement, in each case of subclause (i) – (iii), that is sponsored, maintained or contributed to or required to be contributed to by the Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries is a party or has any liability, for the benefit of any employee, director or consultant who is a natural person of Parent or any of its Subsidiaries.

(b)            Neither Parent nor any of its Subsidiaries has in the past six (6) years maintained, established, sponsored, participated in, contributed to, or been required to contribute or had any liability in respect of any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or (iii) multiple employer plan within the meaning of Section 413(c) of the Code.

(c)            Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will (either alone or in connection with any other event): (i) entitle any current or former employee, director, officer or other individual service provider of Parent or any of its Subsidiaries to any payment (whether of severance pay or otherwise), forgiveness of indebtedness or distribution, (ii) increase, accelerate the time of payment or vesting, or obligation to fund, any compensation or benefits (through a grantor trust or otherwise) due to any employee, director, officer or other individual service provider of Parent or any of its Subsidiaries, or (iii) create or otherwise result in any other material liability with respect to a Parent Employee Plan.

(d)            To the knowledge of Parent, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Parent Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Parent Employee Plan that could subject the Parent or any of its Subsidiaries or an employee of any of Parent or any of its Subsidiaries to any material liability (including liability on account of an indemnification obligation) that has not been fully satisfied. To the knowledge of Parent, no transactions prohibited by Section 4975 of the Code or Section 406 of ERISA (that are not otherwise exempt under Section 408 of ERISA or Sections 4975(c)(2) or 4975(d) of the Code) have occurred with respect to any Parent Employee Plan, except as would not reasonably be expected to result in material liability to Parent or any of its Subsidiaries.

(e)            Each Parent Employee Plan has since January 1, 2023 been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements. Each Parent Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a currently effective favorable IRS determination letter, or is entitled to rely on an advisory or opinion letter, from the IRS with respect to such qualification, and no circumstances exist which could reasonably be expected to cause the loss of the qualified status of any such Parent Employee Plan.

(f)            Parent and its Subsidiaries are not, and since January 1, 2023 have not been, bound by or a party to or negotiating, any collective bargaining agreements, union contracts or similar agreements.

(g)            There is no labor strike, lockout, stoppage or other material labor dispute pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries. To the knowledge of Parent, there is no material labor union organizing activity involving any employees of Parent or any of its Subsidiaries.

(h)            No material unfair labor practice or labor charge or complaint is pending or, to the knowledge of Parent, threatened in writing with respect to any Parent or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(i)            Parent and its Subsidiaries are, and since January 1, 2023, to the knowledge of Parent, have been, in compliance in all material respects with all applicable Legal Requirements, Contracts and orders respecting employment, including all Employment Laws.

(j)            Since January 1, 2023, each Person classified or otherwise treated by Parent or any of its Subsidiaries as a non-employee worker (including without limitation as an independent contractor, leased employee, or consultant) has, to the knowledge of Parent, been properly classified as such under applicable law and satisfies and has satisfied in all material respects all applicable Legal Requirements to be so classified or treated.

(k)            Since January 1, 2023, (i) to the knowledge of the Company, no allegations of sexual harassment or misconduct have been made against (A) any officer or director of Parent or any of its Subsidiaries or (B) any employee, director or consultant of Parent or any of its Subsidiaries who directly or indirectly supervises other employees of Parent or any of its Subsidiaries; (ii) Parent and its Subsidiaries have not been subject to any Proceeding involving allegations of sexual harassment; and (iii) Parent and its Subsidiaries have not been party to any Contract settling any claim of alleged sexual harassment.

(l)            Each Parent Employee Plan or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is in compliance with Section 409A in all material respects. Neither Parent nor any of its Subsidiaries is liable for any tax gross-up, reimbursement or indemnification payments for any payments taxable under, or in connection with, Section 409A.

5.22           No Additional Representations; No Reliance.

(a)            Except for the representations and warranties contained in Article V, none of Parent nor any of its Affiliates makes any express or implied representation or warranty with respect to Parent, any of its Affiliates or any of their respective businesses or with respect to any other information provided, or made available, to the Company or any of its Affiliates, agents or representatives in connection with the Transactions. None of Parent, any of their Affiliates or any other Person will have or be subject to any liability or other obligation to the Sellers, the Company, their respective Affiliates, agents or representatives or any Person resulting from any Evaluation Material, unless any such information is expressly and specifically included in a representation or warranty contained in Article V. Parent disclaims any and all other representations and warranties, whether express or implied, and the Company acknowledges and agrees that none of Parent, or any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, shall have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company of, or the use or reliance on by the Company, any such Evaluation Material.

(b)            The Buyer Parties acknowledge that none of the Sellers, the Acquired Companies nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the Acquired Companies or other matters that is not specifically included in this Agreement, the Parent Disclosure Schedule, the Letters of Transmittal or any other agreement, instrument or certificate entered into or delivered in connection with the Transaction. Without limiting the generality of the foregoing, none of the Sellers, the Acquired Companies nor any other Person has made a representation or warranty to the Buyer Parties with respect to, and none of the Sellers, the Acquired Companies nor any other Person, shall be subject to any liability to the Buyer Parties or any other Person resulting from the Sellers or the Acquired Companies making available to the Buyer Parties, (i) any projections, estimates or budgets for the Acquired Companies or (ii) any materials, documents or information relating to the Acquired Companies made available to Parent or its counsel, accountants or advisors in the Company’s data room or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III or Article IV of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transaction. In connection with Parent’s investigation of the Acquired Companies, the Acquired Companies have delivered, or made available to Parent and its respective Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of the Acquired Companies relating to the business of the Acquired Companies and certain business plan information of the Acquired Companies. Without limiting any of the representations or warranties set forth in Article III or Article IV of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transaction, Parent acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Parent and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto. Accordingly, the Buyer Parties acknowledge that, without limiting the generality of Section 3.26 and Section 4.11, except as expressly covered by a representation or warranty set forth in Article III or Article IV of this Agreement or in any other agreement, instrument or certificate entered into or delivered in connection with the Transaction, none of the Sellers, the Acquired Companies nor any of their representatives, agents or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.

(c)            Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that the Sellers and the Acquired Companies are not making any representation or warranty whatsoever, express or implied, in connection with this Agreement or the Transactions beyond those expressly given in Article III and Article IV of this Agreement, the Letters of Transmittal or in any other agreement, instrument or certificate entered into or delivered in connection with the Transaction, except as expressly provided in Article III and Article IV of this Agreement, the Letters of Transmittal, or in any other agreement, instrument or certificate entered into or delivered in connection with the Transaction, and subject to the terms and conditions of Article III and Article IV of this Agreement, the Letters of Transmittal or in any other agreement, instrument or certificate entered into or delivered in connection with the Transaction, it is understood that Parent takes the Acquired Companies as is and where is with all faults as of the Closing Date with any and all defects.

(d)            In furtherance of the foregoing, the Buyer Parties acknowledge that it is not relying on any representation or warranty of the Acquired Companies or the Sellers, other than those representations and warranties specifically set forth in Article III and Article IV of this Agreement, the Letters of Transmittal or in any other agreement, instrument or certificate entered into or delivered in connection with the Transaction. The Buyer Parties acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Acquired Companies and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and Article IV of this Agreement, the Letters of Transmittal and in any other agreement, instrument or certificate entered into or delivered in connection with the Transaction. Notwithstanding anything herein to the contrary, nothing in this Agreement, including this Section 5.22, shall relieve the Sellers, the Company and its Subsidiaries, any of its Affiliates or any other Person from any loss or liability in the case of Fraud.

Article VI

Conduct Prior to the Closing Date

6.1            Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the valid termination of this Agreement and the Closings, except (i) as set forth on Schedule 6.2 of the Company Disclosure Schedule, (ii) to the extent expressly permitted or provided in this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring), (iii) as required by Legal Requirements or (iv) as BidCo shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each other Acquired Company to, use commercially reasonable efforts to conduct its and their business in the Ordinary Course of Business and use commercially reasonable efforts to preserve its and their relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it.

6.2            Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 6.1, during the period from the Agreement Date and continuing until the earlier of the valid termination of this Agreement and the Closings, the Company shall not, and shall cause each other Acquired Company not to, do, cause or permit any of the following (except (i) as set forth on Schedule 6.2 of the Company Disclosure Schedule, (ii) to the extent expressly permitted or provided in this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring), (iii) as required by Legal Requirements or (iv) as consented to in writing by BidCo (such consent not to be unreasonably withheld, conditioned or delayed)):

(a)            Legal Entities. Cause or permit any amendments to the Governing Documents of any Acquired Company (other than, in the case of any Acquired Company other than the Company, ministerial changes) or form any Subsidiary other than in accordance with the Pre-Closing Restructuring;

(b)            Dividends; Changes in Capital Stock. (i) Declare, set aside, or pay any dividend on or make any other distribution (whether in cash, stock, property or combination thereof) in respect of any Company Shares (or other equity interests), other than dividends or distributions (x) of cash or cash equivalents prior to the Closing Date or (y) contemplated by the Pre-Closing Restructuring, or enter into any agreement with respect to the voting or registration of the Company Shares (or other equity interests of any Acquired Company), (ii) split, sub-divide, combine or reclassify any of the Company Shares (or other equity interests of any Acquired Company), (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares (or other equity interests of any Acquired Company), or (iv) repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares (or other equity interests of any Acquired Company) except (x) Company Shares from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of equity interests in connection with any termination of service as in effect on the Agreement Date and (y) in accordance with the Pre-Closing Restructuring;

(c)            Issuance of Securities. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Shares or any capital stock of any Acquired Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of Company Shares pursuant to the exercise of Company Options; (ii) the repurchase of Company Shares from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, (iii) the issuance of equity interests by any Acquired Company directly or indirectly wholly owned by the Company to the Company or another such Acquired Company or (iv) in accordance with the Pre-Closing Restructuring;

(d)            Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any properties or assets of the Acquired Companies (other than Intellectual Property), other than (A) sales, leases, licenses and dispositions of inventory or assets in the Ordinary Course of Business, (B) sales or dispositions of obsolete assets or (C) pursuant to Contracts in effect prior to the Agreement Date and that (solely in the case of Material Contracts) have been made available to Parent;

(e)            Intellectual Property. Sell, dispose of, assign, license, sublicense, covenant not to sue with respect to, or otherwise transfer any Intellectual Property, or abandon or permit to lapse or expire any Intellectual Property or acquire any Intellectual Property from any Person, or fail to take any action or pay any fees in a timely manner to maintain and preserve any Company-Owned IP Rights, except for granting or receiving non-exclusive licenses of Intellectual Property in the Ordinary Course of Business or expiration of Intellectual Property at the end of its statutory term;

(f)            Material Contracts and Leases. (A) Enter into any Contract that is or would constitute a Material Contract if entered into as of the Agreement Date; or (B) amend or terminate, waive, release or assign to a third party any material right or remedy under any Contract that is or would constitute a Material Contract, in each case of clauses (A) and (B), other than (i) in the Ordinary Course of Business or (ii) as required by Legal Requirements and excluding any Debt Offer or Debt Change of Control Waiver;

(g)            Indebtedness. Except as required by Legal Requirements, (i) incur, assume or guarantee any indebtedness for borrowed money or guarantee any such indebtedness (other than to the extent any such indebtedness or guarantee is either repaid and extinguished prior to the Closings or included in Estimated Company Debt in the Initial Spreadsheet), (ii) issue or sell any debt securities or guarantee any debt securities of others or (iii) lend money to any Person other than the Acquired Companies (except that (A) the Acquired Companies may make travel and business expense advances to current employees and officers of an Acquired Company in the Ordinary Course of Business and (B) for the avoidance of doubt, this clause (iii) shall not restrict the extension of trade or similar credit in the Ordinary Course of Business);

(h)            Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in an amount in excess of $2,000,000 individually or in the aggregate, except for those amounts budgeted therefor by the Company that are reflected in the Company’s current budget provided to Parent prior to the date hereof and as set forth on Schedule 6.2(h) of the Company Disclosure Schedule;

(i)            Real Property. Purchase or acquire any real property, or convey, sell, assign, mortgage, license, lease, sublease, encumber or otherwise transfer or dispose of (in each case, other than Permitted Encumbrances) any interest in any Owned Real Property or Leased Real Property, in each case, other than in the Ordinary Course of Business.

(j)            Commence Operations in Additional Country. Commence material operations in any country in which the Acquired Companies currently do not operate as of the date hereof;

(k)            Insurance. Other than in the Ordinary Course of Business, (A) materially reduce the amount of any insurance coverage held by the Acquired Companies or (B) allow any such insurance coverage to be canceled or terminated, unless such coverage is promptly thereafter replaced with substantially similar coverage;

(l)            Employee Benefit Plans; Severance; Pay Increases. Except as required by applicable Legal Requirements or pursuant to the terms of any Company Employee Plan, (i) adopt, enter into, amend or terminate any Company Employee Plan, except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code or in the Ordinary Course of Business with respect to Company Employee Plans in which participation is not limited to employees with annual base compensation in the top 1% of the Acquired Companies’ population; (ii) adopt, enter into, materially amend or terminate any collective bargaining agreements, union contracts or material similar agreements; (iii) promise, make, increase, amend, grant or pay, or enter into any Contract providing for the granting of, any severance, retention, bonus, incentive, change of control termination or similar payment to any employee, director or consultant of the Company or any Subsidiary, except in the Ordinary Course of Business with respect to any employee with annual base compensation below the top 1% of the Acquired Companies’ population; (iv) pay any special bonus or special remuneration to any employee, director or consultant of the Company or any Subsidiary or modify or make any commitment to modify the salaries, wage rates, fees, commissions, bonuses, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any employee, director or consultant of the Company or any Subsidiary, except in the Ordinary Course of Business with respect to any employee with annual base compensation below the top 1% of the Acquired Companies’ population; (v) accelerate the vesting of or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan, except in the Ordinary Course of Business with respect to any employee with annual base compensation below the top 1% of the Acquired Companies’ population; (vi) terminate the employment or services of, or demote, promote or change the title of, any employee, director or consultant of the Company or any Subsidiary with annual base compensation within the top 1% of the Acquired Companies’ population, other than any termination for cause; or (vii) hire, engage or make an offer to hire or engage any new employee, director or consultant on a full-time, part-time, consulting or other basis with annual base compensation within top 1% of the Acquired Companies’ population;

(m)            Lawsuits. (i) Commence a Proceeding other than (x) for the routine collection of bills, (y) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Acquired Companies’ business or (z) for a breach of this Agreement, (ii) settle a Proceeding that (x) would reasonably be expected to result in any Acquired Company making any payment in an amount in excess of $500,000 individually or in the aggregate, (y) involves any equitable remedy imposed on any Acquired Company (other than customary confidentiality and non-disparagement obligations with respect to the terms of a settlement) or (z) involves any Governmental Entity as a party to such Proceeding or settlement thereof;

(n)            Operations. (i) Enter into, conduct, engage in or otherwise operate any material new line of business or discontinue any material line of business or any material business operations and, (ii) in the case of PE UK I, PE UK II or PE UK III, conduct any business, activity or operations other than the sole activity of holding shares in PE UK II (in the case of PE UK I), PE UK III (in the case of PE UK II) and the Company (in the case of PE UK III) and activities incidental thereto (except, in each case, to the extent expressly permitted or provided in this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring));

(o)            Acquisitions. Acquire or agree to acquire (including by merging or consolidating with, or by purchasing the assets of, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (in the case of assets, in an amount in excess of $250,000 individually or in the aggregate), in each case, other that the purchase of inventory, equipment, products and services in the Ordinary Course of Business;

(p)            Accounting. Change accounting methods or practices in any material respect or revalue any of its assets in any material respect (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP or Legal Requirements;

(q)            Taxes. (i) Settle or compromise any material Tax Proceeding, (ii) make, revoke, or change any material Tax election, (iii) surrender any claim for a refund of a material amount of Taxes, (iv) adopt or change any material Tax accounting method, (v) request a ruling with respect to Taxes, (vi) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (vii) enter into any “closing agreement” within the meaning of section 7121 of the Code (or any similar provision of state, local, or foreign law) with respect to a material amount of Taxes, or (viii) file any income or other material Tax Return in a manner, or reflecting a position, materially inconsistent with past practice;

(r)            Investments. Make a (direct or indirect) “investment” in a “foreign affiliate” of the Company (within the meaning of subsection 212.3(10) of the Tax Act) other than where subsection 212.3(16) applies;

(s)            Merger and Liquidations. Merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(t)            Authorizations. Other than in the Ordinary Course of Business, cancel, surrender, allow to expire or fail to renew (if due prior to the Closings) any material Company Authorizations;

(u)            Working Capital; Accounts Receivable and Payable. Fail to manage the working capital of the Acquired Companies in the Ordinary Course of Business (taking into account seasonality, including customary quarter-end practices), including: (i) accelerate in any material respect the collection of any accounts receivable or delay in any material respect the payment of any accounts payable beyond their regular due dates and outside of the Ordinary Course of Business or (ii) fail to maintain and manage inventory levels in the Ordinary Course Of Business; and

(v)            Other. Agree to take any of the actions described in clauses (a) through (u) in this Section 6.2.

6.3            Restrictions on Conduct of Business of the Parent. During the period from the Agreement Date and continuing until the earlier of the valid termination of this Agreement pursuant to Article IX and the Closings, except (i) as set forth on Schedule 6.3, (ii) to the extent expressly permitted or provided in this Agreement, (iii) as required by Legal Requirements or (iv) as the Shareholders’ Representative shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Buyer Parties shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to conduct its and their business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve its and their relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Without limiting the generality or effect of the foregoing, during the period from the Agreement Date and continuing until the earlier of the valid termination of this Agreement pursuant to Article IX and the Closings, the Buyer Parties shall not, and shall cause each of their respective Subsidiaries not to, do, cause or permit any of the following (except (A) as set forth on Schedule 6.3, (B) to the extent expressly permitted or provided in this Agreement, (C) as required by Legal Requirements or (D) as consented to in writing by the Shareholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed)):

(a)            Legal Entities. Cause or permit any amendments to the Governing Documents of Parent or any of its Subsidiaries in a manner that would (i) materially and adversely affect any of the Sellers, in each case, disproportionately relative to other holders of Parent Common Stock or (ii) prevent, delay or impair the ability of any Buyer Party to consummate the Transactions;

(b)            Dividends; Changes in Capital Stock. (i) Declare, set aside, or pay any dividend on or make any other distribution (whether in cash, stock, property or combination thereof) in respect of the Parent Common Stock (or other equity interests) or (ii) split, sub-divide, combine or reclassify any of the Parent Common Stock (or other equity interests) or (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock (or other equity interests).

(c)            Issuance of Securities. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Parent Common Stock or any capital stock of any Subsidiary or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plans and outstanding as of the Agreement Date or issued in compliance with clause (ii) below, (ii) issuances of awards granted under the Parent Equity Plans in the ordinary course of business and with Parent’s standard vesting terms, (iii) the repurchase of shares of Parent Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service or (iv) the issuance of equity interests by any Subsidiary directly or indirectly wholly owned by a Buyer Party to such Buyer Party or another such Subsidiary.

(d)            Merger and Liquidations. Merge or consolidate any Buyer Party with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, Restructuring or other reorganization of any Buyer Party.

(e)            Indebtedness. Except as required by Legal Requirements, (i) incur, assume or guarantee any indebtedness for borrowed money or guarantee any such indebtedness, (ii) issue or sell any debt securities or guarantee any debt securities of others or (iii) lend money to any Person other than wholly-owned Subsidiaries of the Buyer Parties (except that (A) the Buyer Parties and their Subsidiaries may make travel and business expense advances to their respective current employees and officers in the ordinary course of business consistent with past practice and (B) for the avoidance of doubt, this clause (iii) shall not restrict the extension of trade or similar credit in the ordinary course of business consistent with past practice), in each case, if such actions would, individually or in the aggregate, reasonably be expected to increase or materially delay the Debt Financing or otherwise delay the consummation of the Transactions in any material respect (including any delay of such consummation that would reasonably be expected to result in the Transactions not being consummated by or before the Termination Date).

(f)            Other. Take or agree or otherwise to take, any of the actions described in clauses (a) through (e) in this Section 6.3.

(g)            During the period from the Agreement Date and continuing until the earlier of the valid termination of this Agreement pursuant to Article IX and the Closings, each Buyer Party shall not, and shall cause its Subsidiaries not to, enter into any agreements with respect to, or consummate, any transactions for the acquisition of businesses, assets, equity or property of any other Persons (whether by merger, consolidation, stock or asset purchase or otherwise), for cash and/or equity interests of any Buyer Party or its Subsidiaries, if such transactions would, individually or in the aggregate, reasonably be expected to (i) require any Buyer Party to abandon or terminate the Transactions, (ii) increase or materially delay the Regulatory Consents (or other consents, authorizations or approvals required from any Governmental Entity), or any filings or communications required with Governmental Entities, in connection with the Transactions, (iii) otherwise delay the consummation of the Transactions in any material respect (including any delay of such consummation that would reasonably be expected to result in the Transactions not being consummated by or before the Termination Date) or (iv) result in the prohibition or prevention the consummation of the Transactions on the terms contemplated hereby.

Article VII

Additional Agreements

7.1            No Solicitation. From and after the Agreement Date until the earlier of the Closings and the valid termination of this Agreement pursuant to Article IX, none of the Sellers or the Acquired Companies will, nor will they authorize or permit any of their respective officers, directors or employees, or direct any of their respective Affiliates or stockholders or any investment banker, attorney or other advisor or representative retained by any of them (each, a “Company Representative” and collectively, the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any negotiations regarding, or deliver or make available to any Person any non-public information relating to the Acquired Companies with respect to, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, other than to state that the Sellers and the Acquired Companies are subject to contractual restrictions with respect thereto, (iii) agree to, accept, approve or publicly endorse or publicly recommend (or publicly propose or publicly announce any intention or desire to agree to, accept, approve), or enter into any letter of intent or any other Contract contemplating or otherwise relating to, any Acquisition Proposal, or (iv) submit any Acquisition Proposal to the vote of any shareholders of the Company. The Company shall, and shall cause its Subsidiaries, and will use its commercially reasonable efforts to cause its other Company Representatives, to immediately cease and cause to be terminated any and all existing negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (and shall immediately terminate any online data room access related thereto, and request the return or destruction of any confidential, nonpublic or proprietary information or other transaction-related material in accordance with the terms and conditions of any confidentiality agreement with such Person entered into in connection with any such Acquisition Proposal).

7.2            Public Disclosure. Prior to the Closing Date, neither the Shareholders’ Representative nor the Company (nor any of their respective Affiliates or representatives) shall, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions without the prior written approval of Parent, unless and to the extent required by Legal Requirements, in which case such approval shall not be required but such party shall first advise Parent thereof and use commercially reasonable efforts to incorporate Parent’s reasonable comments thereto. Prior to the Closing Date, neither Parent nor any of its Affiliates shall, directly or indirectly, make any press release or other public statement concerning the terms of this Agreement or the Transactions without the prior written approval of the Shareholders’ Representative. Notwithstanding anything herein to the contrary, Parent and its Affiliates may, at any time, (a) make any public announcement or statement and issue any press release to the extent (i) required by Legal Requirements or by the rules of any relevant securities exchange or (ii) consistent with the final form of any press release or public announcement previously made in accordance with the terms hereof, and (b) respond to questions or provide a summary or update relating to, or discuss the benefits of, the Transactions in calls or meetings with Parent’s or its Affiliates’ analysts, investors or attendees of any industry conference; provided that Parent shall first advise the Shareholders’ Representative and the Company of the contents of such announcement, statement, release, response or discussions and use commercially reasonable efforts to incorporate their reasonable comments thereto. Following the Closings, none of the parties hereto or any of their respective Affiliates shall make any press release or other public announcement concerning the Transactions, unless and to the extent (a) required by Legal Requirements, in which case such party shall first advise Parent (in the case of a release or announcement by the Shareholders’ Representative, the Company or any of their respective Affiliates) or the Shareholders’ Representative (in the case of a release or announcement by Parent or any of its Affiliates) thereof and use commercially reasonable efforts to incorporate Parent’s or the Shareholders’ Representative’s, as applicable, reasonable comments thereto, or (b) consistent with the final form of any press release or public announcement previously made in accordance with the terms hereof. Notwithstanding the foregoing, the Sellers and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Transactions to existing or prospective direct and indirect general and limited partners, equityholders, members, managers and investors of such Persons, in each case, who are subject to customary confidentiality restrictions.

7.3            Regulatory Approvals.

(a)            Each of the Buyer Parties and the Company shall promptly (and in the event of any filing required under the HSR Act, within fifteen (15) Business Days after the date of this Agreement and for any filings required under any applicable Antitrust and FDI Laws, within twenty (20) Business Days) execute and file, or join in the execution and filing of, any application or notification that may be required under the HSR Act or other applicable Antitrust and FDI Laws or other document that may be necessary in order to obtain the authorization, approval or consent of any other Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required under the HSR Act or other applicable Antitrust and FDI Laws in connection with the consummation of the Transactions (such authorizations, approvals or consents, “Regulatory Consents”). Subject to Section 7.3(b), each Seller, Buyer Party and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to, as promptly as practicable, (i) make an appropriate response to any Information or Document Requests applicable to it and (ii) obtain the Regulatory Consents applicable to it.

(b)            Each party hereto shall use its reasonable best efforts to take, or cause its Subsidiaries to take, all actions reasonably necessary, proper or advisable under applicable Legal Requirements to (x) obtain termination or expiration of any waiting period or comparable period under the HSR Act and otherwise obtain any other Regulatory Consent, including by cooperating reasonably to enable all filings for Regulatory Consents to be made in a timely fashion as outlined in Section 7.3(a), and (y) lawfully complete the Transactions as promptly as practicable (but in any event prior to the Termination Date). Notwithstanding anything herein to the contrary, in no event shall the Parent or any of its Affiliates be required to take any of the following actions, nor shall the Sellers or the Company or any of their respective Affiliates offer or agree to any of the following actions without Parent’s prior written consent: offering, proposing, negotiating or consenting or agreeing to (i) the sale, divestiture, licensing or other disposition, or the holding separate, of any assets, interests, businesses, or business units or divisions of the Company or its Subsidiaries or of Parent or its Affiliates; (ii) the termination, creation, amendment or assignment of relationships, ventures and contractual rights and obligations of the Company or its Subsidiaries or of Parent or its Affiliates; and (iii) the limitation, restriction or modification of the conduct, management or ownership of any assets, interests, businesses or operations of the Acquired Companies or any action, agreement or commitment that limits the freedom of action, ownership or control with respect to, or the ability to retain or hold, any of the businesses, interests or assets of the Acquired Companies or of Parent or its Affiliates, in each case of clauses (i) through (iii), that would reasonably be expected, individually or in the aggregate, to be material to Parent and its Affiliates (other than, following the Closings, the Acquired Companies), taken as a whole, or materially adversely affect the Acquired Companies, taken as a whole (any such actions in the foregoing clauses (i) through (iii), a “Burdensome Condition”).

(c)            Each of the Buyer Parties and the Company shall, and shall cause their respective Affiliates to, promptly furnish to the other party copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Entity with respect to the Transactions, and shall permit counsel to the other party an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written or oral communications to any Governmental Entity concerning the Transactions; provided, however, that the Company may redact from the copies of such communications provided to counsel to the Buyer Parties any competitively sensitive proprietary information of the Company. Each of the Buyer Parties and the Company shall, and shall cause their respective Affiliates to, provide the other parties and its counsel the opportunity, on reasonable advance notice, to participate in any meetings or discussions, either in person or by telephone, with any Governmental Entity concerning or in connection with the Transactions. Notwithstanding anything to contrary herein, without limiting Parent’s obligations under this Section 7.3, (i) Parent shall determine the strategy to be pursued for obtaining and lead the effort to obtain all Regulatory Consents, and the Sellers and the Company shall take all reasonable action to support Parent in connection therewith, (ii) if there is a disagreement between the parties about such strategy or any actions related thereto, Parent’s decision will control and (iii) Parent will take the lead in all meetings, discussions and communications with any Governmental Entity relating to any Regulatory Consents.

(d)            In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, but subject to Section 7.3(b), if any Proceeding by a Governmental Entity of competent jurisdiction is instituted challenging the Transactions, Parent shall, until the Termination Date, use its reasonable best efforts to (A) oppose fully and vigorously, including by defending through litigation, any such action or proceeding, (B) pursue vigorously all available avenues of administrative and judicial appeal and (C) seek to have vacated, lifted, reversed or overturned any judgment that is in effect that prohibits, prevents or restricts consummation of any of the Transactions. To assist Parent in complying with its obligations set forth in this Section 7.3, the Sellers and the Company shall provide to Parent such cooperation as may be reasonably requested by Parent.

(e)            Parent shall be solely responsible for and pay all filing fees payable pursuant to the HSR Act or payable to any Governmental Entity in respect of any other Regulatory Consent, in each case, in connection with the Transactions.

7.4            Reasonable Efforts. Subject to Section 7.3, each of the parties hereto agrees to use its commercially reasonable efforts, and to use its commercially reasonable efforts to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective the Transactions, including the satisfaction of the respective conditions set forth in Article VIII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

7.5            Reserved.

7.6            Preparation of Proxy Statement; Parent Stockholders Meeting.

(a)            As promptly as practicable after the Agreement Date (but, in any event, no later than thirty (30) days following the date of this Agreement), Parent shall prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the Parent Stockholders relating to the special meeting of Parent Stockholders (including any postponement or adjournment thereof, the “Parent Stockholders Meeting”) to be held to consider the approval of the Parent Stock Issuance. The Company and its counsel will be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC, Parent will consider reasonable changes suggested by the Company and its counsel in good faith. Each of the Company and the Sellers shall each use their respective reasonable best efforts to provide all information related to themselves and their respective Subsidiaries as may be required or reasonably requested by Parent or as requested by the staff of the SEC to be included in the Proxy Statement. Parent covenants and agrees that the Proxy Statement and each other document that it is responsible for filing with the SEC in connection with the Transactions will comply with the rules and regulations promulgated by the SEC and will not, at the time the Proxy Statement, any other such document or any amendment or supplement thereto is filed with the SEC or is mailed to Parent Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by or on behalf of the Company, the Sellers or any of their respective representatives for inclusion therein.

(b)            Parent shall cause the Proxy Statement to be mailed to the Parent Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (but, in any event, no later than five (5) Business Days thereafter). No filing of, or amendment or supplement to, the Proxy Statement, or any response to comments from or other communication to the SEC with respect to the Proxy Statement, will be made by Parent or the Company, as applicable, without providing the other party a reasonable opportunity to review and comment thereon. Parent will (a) advise the Company promptly after it receives oral or written notice of any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Company with copies of any written communication with the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto, (b) use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and (c) consider in good faith changes to the responses suggested by the Company and its counsel. Prior to the Closing Date, each of the Company and Parent agrees to correct any information provided by it for the Proxy Statement, as the case may be, which if not corrected would result in the Proxy Statement to include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent agrees to file with the SEC an appropriate amendment or supplement to such filing describing such information and, to the extent required by applicable law or the SEC or its staff, disseminate any such amendment or supplement to the Parent Stockholders.

(c)            As promptly as reasonably practicable after the mailing of the Proxy Statement to Parent Stockholders and in accordance with applicable Legal Requirements and the organizational documents of Parent, Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting, for the purpose of obtaining the Parent Stockholder Approval and considering and voting upon any other matters required under applicable Legal Requirements to be considered at the Parent Stockholders Meeting. Parent shall use its reasonable best efforts to solicit proxies from the Parent Stockholders in favor of the Parent Stock Issuance. Parent may postpone or adjourn the Parent Stockholders Meeting (i) with the prior written consent of the Company; or (ii) (A) due to the absence of a quorum at the time the Parent Stockholder Meeting is otherwise scheduled (provided, that Parent shall use its reasonable best efforts to obtain such a quorum as promptly as practicable); (B) if Parent reasonably believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to solicit additional proxies necessary for the Parent Stockholder Approval, whether or not a quorum is present; provided that (x) Parent may not postpone or adjourn the Parent Stockholders Meeting more than one time pursuant to this clause (B) without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) and (y) no adjournment pursuant to this clause (B) may be for a period exceeding ten (10) Business Days; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting; or (D) to the extent such postponement or adjournment of the Parent Stockholders Meeting is required by an order issued by any court or other Governmental Entity of competent jurisdiction in connection with this Agreement. Notwithstanding the foregoing, Parent shall, at the request of the Company, to the extent permitted by Legal Requirements, adjourn the Parent Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Stockholder Approval; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days.

(d)            Parent shall not be in breach of the foregoing provisions of this Section 7.6 to the extent the Company’s failure to deliver the Requisite Financial Statements that are required to be included in the Proxy Statement within the timeframes required by Section 7.7 resulted in Parent’s failure to meet its obligations under the foregoing provisions of this Section 7.6.

(e)            Parent shall cause the Parent Board to recommend that the Parent Stockholders approve the Parent Stock Issuance (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the Parent Board shall have changed the recommendation in accordance with Section 7.6(f). The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly question or propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Parent Change of Recommendation”) except as may be permitted by, and only in accordance with, Section 7.6(f). Unless this Agreement has been validly terminated pursuant to Article IX, Parent’s obligation to solicit proxies from the Parent Stockholders to obtain the Parent Stockholder Approval, and otherwise seek the Parent Stockholder Approval and (subject to the terms and conditions in this Agreement) consummate the Transaction, shall not (except for making a Parent Change of Recommendation to the extent expressly permitted in Section 7.6(f)) be limited or otherwise affected by any Parent Change of Recommendation or any Parent Intervening Event.

(f)            If, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, in response to a Parent Intervening Event, after consultation with its outside legal counsel, that the failure to make a Parent Change of Recommendation would be inconsistent with the Parent Board’s fiduciary duties under applicable Legal Requirements, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change of Recommendation; provided that Parent will not be entitled to make, or agree or resolve to make, a Parent Change of Recommendation unless (i) Parent first delivers to the Company a written notice (a “Parent Intervening Event Notice”) advising the Company that the Parent Board proposes to take such action and containing a reasonably detailed description of the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred and the reasons for taking such action (it being acknowledged that such Parent Intervening Event Notice shall not itself constitute a breach of this Agreement) and (ii) at or after 5:00 P.M., New York City time, on the fourth (4th) Business Day immediately following the day on which Parent delivered to the Company the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 P.M., New York City time, on the fourth (4th) Business Day immediately following the day on which Parent delivered to the Company the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional two (2) Business Day (instead of four (4) Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Parent Intervening Event Notice Period”), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel) that, after taking into account any adjustments to the terms and conditions of this Agreement committed to by the Company in writing, the failure to make a Parent Change of Recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements. If requested by the Company, Parent will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their respective representatives to, during the Parent Intervening Event Notice Period, engage in good faith negotiations with the Shareholders’ Representative, the Company and their respective representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Parent Change of Recommendation.

7.7            Cooperation Regarding Financial Information and Financing Matters.

(a)            Prior to the Closings, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to:

(i)            cooperate in connection with Parent’s compliance with its obligations under the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder as may be reasonably requested by Parent with reasonable prior notice to Company, including using commercially reasonable best efforts to furnish Parent with (A) the audited consolidated balance sheet and related consolidated statement of income, changes in equity and cash flows of the Company as of and for the fiscal year ended December 31, 2025 as soon as reasonably practicable following the end of such year and, in any event no later than 75 days after the end of such year, and (B) the unaudited condensed consolidated balance sheet and related condensed consolidated statements of operations, consolidated loss, stockholders’ equity, and cash flows as of and for the fiscal quarter ended September 30, 2025 and 2024 and for each fiscal quarter (other than any fiscal fourth quarter) ending thereafter, together with the corresponding quarter in the preceding fiscal year, as soon as reasonably practicable following the end of such quarter and, in any event, no later than 45 days after end of such fiscal quarter, in each case prepared in accordance with GAAP and on a basis consistent with the Financial Statements;

(ii)            cause its representatives to use commercially reasonable efforts to provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement any financing obtained in connection with the Transactions (the “Debt Financing”); provided however, that nothing in this Section 7.7 shall require such cooperation or other action on the part of the Company, its Subsidiaries or their respective representatives to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries or (B) require the Company, any of its Subsidiaries or any of their respective representatives to enter into any agreement, take any corporate action or otherwise agree to pay any fees, reimburse any expenses or otherwise incur any liability (other than immaterial out-of-pocket expenses that shall be subject to reimbursement as set forth below) or give any indemnities prior to the Closings; such cooperation shall include (A) furnishing such customary financial and other pertinent information regarding the Company and its Subsidiaries as is reasonably available or existing and as may reasonably be requested by Parent in connection with the arrangement and syndication of the Debt Financing, (B) reasonably facilitating the pledging of collateral, provided that no documents or agreements related thereto shall be effective prior to the Closings, (C) taking reasonable corporate actions, subject to the occurrence of the Closings, reasonably requested by Parent to permit the consummation of the Debt Financing, (D) assisting Parent in the preparation of (x) customary marketing materials to be used in a syndication or marketing of the Debt Financing and (y) materials for rating agency presentations; provided that the Company shall, upon request, have the right to review and comment on materials in the foregoing clauses (x) and (y) prior to the dissemination of such material to potential lenders or other counterparties to any proposed financing transaction and (E) to the extent requested in writing on no fewer than 10 days’ notice, furnishing Parent and any lenders involved with such financing, with all documentation and other information required by any Governmental Entity with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations; and

(iii)            as promptly as practicable after receipt of written request by Parent to do so and solely at such request by Parent, (A) cooperate to allow Parent or one of its Subsidiaries to conduct consent solicitations or offers to purchase, tender offers or exchange offers, or issue notices of redemption, with respect to all or any of the outstanding aggregate principal amount of the Notes in connection with the consummation of the Transactions (each, a “Debt Offer”), provided that the effectiveness of any Debt Offer shall be expressly conditioned on the occurrence of the Closings, (B) cooperating in the solicitation of the Debt Change of Control Waiver on such terms and conditions that are reasonably proposed by Parent, and (C) cooperating as reasonably requested by Parent in connection with the Debt Change of Control Waiver; provided that (x) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and provide comments for consideration on all documentation related to any such Debt Offer or Debt Change of Control Waiver and Parent shall incorporate therein reasonable comments from the Company, and (y) the Company’s obligation to commence the solicitation of the Debt Change of Control Waiver is subject to the Parent’s timely delivery to the Company of documentation related to the Debt Change of Control Waiver.

(b)            During the Cooperation Period, the Company shall reasonably cooperate with Parent and provide such records, documents and financial and pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or its representatives to prepare all pro forma financial statements required to be included pursuant to Regulation S-X or Regulation S-K or otherwise (including as may be required for a registered public offering of debt or equity (or equity-linked) securities) in any statements, forms, schedules, reports or other documents filed or furnished by Parent or its Affiliates with the SEC, including the Proxy Statement.

(c)            During the period from the Agreement Date and continuing until the earlier of the valid termination of this Agreement and the Closings, the Company shall request its independent auditors to (i) provide customary “comfort letters” (including customary “negative assurance” comfort), reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor or reserve engineer, to any underwriter, placement agent or purchaser in a securities offering by Parent or its Affiliates and consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements or reserve information of the Company, as applicable, (ii) provide their written consent for the inclusion or incorporation by reference of such financial statements or reserve information (and any applicable audit opinion or report) in any filing with the SEC of Parent or any of its Affiliates, including in any registration statement or prospectus used by Parent, (iii) provide their written consent to be named an expert in any offering memorandum, private placement memorandum, registration statement or prospectus used by Parent or its Affiliates and (iv) provide access to Parent and their representatives to the work papers of the Company’s independent auditors and reserve engineers.

(d)            Promptly upon request by the Company, the Buyer Parties will reimburse the Acquired Companies (or cause the Acquired Companies to be reimbursed) for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees and rating agencies’ fees) incurred by the Acquired Companies in connection with the cooperation of the Acquired Companies contemplated by this Section 7.7 or otherwise in connection with the Backstop Debt Financing and, to the extent the Buyer Parties do not reimburse the Acquired Companies for any such costs or expenses on or prior to the Closing Date, the Acquired Companies shall be deemed to have a current asset in the amount of such unreimbursed costs and expenses; provided that, such reimbursement shall not include costs and expenses incurred in connection with the preparation of any financial statements or data that would be prepared by the Company, its Subsidiaries, or any of their respective representatives notwithstanding this Section 7.7.

(e)            The Acquired Companies, the PE Seller, and each of their respective Affiliates and representatives will be jointly and severally indemnified and held harmless by the Buyer Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 7.7, the provision of information utilized in connection therewith or otherwise in connection with the Backstop Debt Financing, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties or amounts paid in settlement arise from (i) the gross negligence or willful misconduct of the Company, its Subsidiaries or any of their respective representatives, or (ii) any historical financial information pertaining to the Company and its Subsidiaries provided by the Company or its Subsidiaries in writing to the Parent for inclusion in the Debt Offer or Debt Change of Control Waiver.

7.8            Financing.

(a)            The Buyer Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Backstop Debt Financing on the terms and conditions described in the Debt Commitment Letter (including complying with any request requiring the exercise of any flex provisions in the fee letter), including, but not limited to, as promptly as possible:

(i)            satisfying, or causing to be satisfied, on a timely basis all conditions to the Buyer Parties obtaining the Backstop Debt Financing set forth therein (including the payment of any fees required as a condition to the Backstop Debt Financing);

(ii)            negotiating and entering into definitive agreements with respect to the Backstop Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) that are not less favorable, taken as a whole, to the Buyer Parties, so that the agreements are in effect no later than the Closing Date; provided, however, that this clause (ii) will not prohibit the Buyer Parties from agreeing to terms that are less favorable to the Buyer Parties if such terms would be permitted in an amendment to the Debt Commitment Letter entered in accordance with this Section7.8;

(iii)            maintaining in effect the Debt Commitment Letter and (from and when executed) the definitive documents in respect of the Backstop Debt Financing (the “Debt Documents”) through the consummation of the Closings; and

(iv)            consummating the Backstop Debt Financing or causing the Backstop Debt Financing to be consummated at or prior to the Closings.

(b)            The Buyer Parties shall give the Company prompt notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a breach or default) by any party to the Backstop Debt Commitment Letter or other Debt Document of which any Buyer Party becomes aware, (B) if and when any Buyer Party becomes aware that any portion of the Backstop Debt Financing contemplated by the Backstop Debt Commitment Letter may not be available for the Debt Financing Purposes, (C) of the receipt of any written notice or other written communication from any Person with respect to any (i) actual or potential breach, default, termination or repudiation by any party to the Backstop Debt Commitment Letter or other Debt Document or (ii) material dispute or disagreement between or among any parties to the Backstop Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Backstop Debt Financing or Debt Documents), and (D) of any expiration or termination of the Backstop Debt Commitment Letter or other Debt Document. Without limiting the foregoing, (x) each Buyer Party shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Backstop Debt Financing contemplated by the Backstop Debt Commitment Letter and (y) to the extent requested, each Buyer Party shall keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Backstop Debt Financing. If any portion of the Backstop Debt Financing becomes, or would reasonably be expected to become, unavailable, the Buyer Parties shall use all reasonable best efforts to arrange and obtain alternative financing, including from alternative sources, in an amount that is sufficient to replace any unavailable portion of the Backstop Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 7.8 shall be applicable to the Alternative Financing, and, for the purposes of Section 7.7 and this Section 7.8, all references to the Backstop Debt Financing shall be deemed to include such Alternative Financing and all references to the Backstop Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing. The Buyer Parties shall (1) comply with the Backstop Debt Commitment Letter and each Debt Document, (2) use reasonable best efforts to enforce their rights under the Backstop Debt Commitment Letter and other Debt Documents, including (subject to the satisfaction or waiver of the conditions precedent thereto) causing the Lender to fund the Backstop Debt Financing at or prior to the time the Closings should occur pursuant to Section 2.3, and (3) not permit, without the prior written consent of the Company, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Backstop Debt Commitment Letter (including the fee letter referred to in the Backstop Debt Commitment Letter) or other Debt Document, including any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Backstop Debt Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof) below the amount required to consummate the transactions contemplated hereby and satisfy all of the obligations of the Buyer Parties and their Affiliates (including from and after the Closings, the Acquired Companies) with respect to the Debt Financing Purposes, or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Backstop Debt Financing in a manner that would reasonably be expected to (i) delay or prevent the Closing Date or (ii) adversely impact in any material respect the ability of the Buyer Parties to enforce their rights against any other party to the Backstop Debt Commitment Letter or other Debt Document, the ability of the Buyer Parties to consummate the Transactions or the likelihood of the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, compliance by the Buyer Parties with this Section 7.8 shall not relieve the Buyer Parties of their obligation to consummate the Transactions, whether or not the Backstop Debt Financing or Alternative Financing is available. For the avoidance of doubt, nothing herein shall prevent the Buyer Parties from replacing or amending the Backstop Debt Commitment Letter in order to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Backstop Debt Commitment Letter as of the date hereof or as required pursuant to the market flex provisions in the fee letters.

(c)            Notwithstanding the foregoing provisions of this Section 7.8, the Buyer Parties shall not be required to maintain the Backstop Debt Commitment Letter to the extent the Debt Change of Control Waiver is obtained, so long as the representations and warranties contained in Section 5.10 are true and correct.

7.9            Treatment of Company Indebtedness. At least ten (10) Business Days prior to the Closing Date, Parent shall notify the Company in writing of any indebtedness for borrowed money of the Acquired Companies that Parent will, on behalf of the Acquired Companies, pay or cause to be repaid at the Closings, which shall include the NAV Loan Agreement (such indebtedness, the “Repaid Debt”). The Company shall use reasonable best efforts to deliver payoff letters with respect to such Repaid Debt, which such letters shall set forth the aggregate amounts required to satisfy in full all such Repaid Debt as of the Closing Date and include lien release documents evidencing release and termination of all security interests in respect thereof and indicating that the holders of such Repaid Debt shall return all possessory and original collateral, in each case, on the Closing Date (subject to receipt by the holders of such Repaid Debt of the applicable payoff amounts), which payoff letters shall be in a form reasonably satisfactory to Parent, at least two Business Days prior to the Closing Date (it being understood that such payoff letters may be in draft form, with final payoff letters to be delivered prior to the Closing Date) (collectively, the “Payoff Letters”). It is hereby agreed that to the extent a Debt Change of Control Waiver is obtained, no Payoff Letter in respect of the Target Credit Agreement shall be required.

7.10            Litigation. From and after the Agreement Date until the earlier of the Closings and the valid termination of this Agreement pursuant to Article IX, each of Parent and the Company will use commercially reasonable efforts to (a) notify the other party in writing promptly after learning of any Proceeding by or before any Governmental Entity or arbitrator initiated by or against it (or any of its Subsidiaries), or known by such party to be threatened in writing against such party, its Subsidiaries or any of its and their directors, officers, employees or stockholders in their respective capacities as such, in each case, relating to the Transactions (a “New Litigation Claim”) and (b) the other party of ongoing material developments in any New Litigation Claim.

7.11           Access to Information.

(a)            Subject to compliance with applicable Legal Requirements and the other provisions of this Section 7.11(a), during the period commencing on the Agreement Date and continuing until the earlier of the valid termination of this Agreement pursuant to Article IX and the Closings, (i) the Company shall use commercially reasonable efforts to afford Parent and its accountants, counsel and other representatives, upon reasonable advance notice, reasonable access during normal business hours to (A) the Company’s properties, books, Contracts and records and (B) such other information concerning the business, properties and personnel of the Company, in each case in this clause (i), as Parent may reasonably request and (ii) the Company shall to the extent reasonably requested by Parent use commercially reasonable efforts to provide to Parent and its accountants, counsel and other representatives, true, correct and complete copies of the Company’s internal financial statements, Tax Returns, Tax elections and other records, memoranda and workpapers relating to Taxes, in each case of the foregoing clauses (i) and (ii), solely to the extent such access or information is for purposes reasonably related to the consummation of the Transactions; provided, however, that any such access or provision of information shall be conducted at Parent’s sole expense, under the supervision of the Company’s personnel and in such a manner so as to not unreasonably interfere with the normal operations of the Company and subject to the terms of any Leases, and provided, further, that nothing in this Section 7.11(a) shall require any Seller, the Company or any of their respective Affiliates or representatives to provide Parent or its accountants, counsel or other representatives with any such access, files, books, records or information where such access or the provision of the foregoing would reasonably be expected to (w) result in the waiver of any attorney-client privilege, work product doctrine or other privileges or protections available under applicable Legal Requirements, (x) violate any privacy rights applicable to employees, (y) be prohibited by applicable Legal Requirements or (z) violate or constitute a breach of or default under the terms of any Contract, including any nondisclosure agreement with any third party. Notwithstanding anything to the contrary in this Section 7.11(a), none of Parent or its accountants, counsel or other representatives shall have access to the properties of the Acquired Companies for the purpose of conducting any subsurface or other invasive or intrusive sampling or testing of environmental media.

(b)            During the period commencing on the Agreement Date and continuing until the earlier of the valid termination of this Agreement pursuant to Article IX and the Closings, Parent shall not, and shall cause its Affiliates and its and their respective representatives not to, without the prior written consent of the Company, (i) engage in communications with Governmental Entities, policy makers and industry organizations with respect to the Transactions or (ii) make inquiries of Persons having business relationships with any Acquired Company (including suppliers, licensors, distributors, clients and resellers) with respect to the Acquired Companies or the Transactions.

(c)            Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the valid termination of this Agreement and the Closings, the Company shall confer from time to time as reasonably requested by Parent upon reasonable advance notice with one or more representatives of Parent to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(d)            The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or the Company, as applicable, or any of their respective representatives in connection with any information provided or investigation conducted pursuant to the access contemplated by this Section 7.11.

(e)            Subject to compliance with applicable Legal Requirements and the other provisions of this Section 7.11(d), during the period commencing on the Agreement Date and continuing until the earlier of the valid termination of this Agreement pursuant to Article IX and the Closings, (i) each Buyer Party shall use commercially reasonable efforts to afford the Company and its accountants, counsel and other representatives, upon reasonable advance notice, reasonable access during normal business hours to (A) the properties, books, Contracts and records of the Buyer Parties and their respective Subsidiaries and (B) such other information concerning the business, properties and personnel of the Buyer Parties and their respective Subsidiaries, in each case in this clause (i), as the Company may reasonably request and (ii) each Buyer Party shall to the extent reasonably requested by the Company use commercially reasonable efforts to provide to the Company and its accountants, counsel and other representatives, true, correct and complete copies of the internal financial statements, Tax Returns, Tax elections and other records, memoranda and workpapers relating to Taxes of the Buyer Parties and their respective Subsidiaries, in each case of the foregoing clauses (i) and (ii), solely to the extent such access or information is for purposes reasonably related to the consummation of the Transactions; provided, however, that any such access or provision of information shall be conducted at the Company’s sole expense, under the supervision of the Buyer Parties’ personnel and in such a manner so as to not unreasonably interfere with the normal operations of the Buyer Parties and their Subsidiaries and subject to the terms of any real property leases of the Buyer Parties and their Subsidiaries, and provided, further, that nothing in this Section 7.11(d) shall require any Buyer Party or any of its Affiliates or representatives to provide the Company or its accountants, counsel or other representatives with any such access, files, books, records or information where such access or the provision of the foregoing would reasonably be expected to (w) result in the waiver of any attorney-client privilege, work product doctrine or other privileges or protections available under applicable Legal Requirements, (x) violate any privacy rights applicable to employees, (y) be prohibited by applicable Legal Requirements or (z) violate or constitute a breach of or default under the terms of any Contract, including any nondisclosure agreement with any third party. Notwithstanding anything to the contrary in this Section 7.11(d), none of Seller, the Acquired Companies or their respective accountants, counsel or other representatives shall have access to the properties of the Buyer Parties or their Subsidiaries for the purpose of conducting any subsurface or other invasive or intrusive sampling or testing of environmental media.

7.12            Spreadsheets.

(a)            The Company shall prepare and deliver, or cause to be prepared and delivered, to Parent, at or prior to the date two (2) Business Days prior to the Closing Date, a spreadsheet (the “Initial Spreadsheet”) which shall set forth all of the following information, calculated as of the Closing Date and immediately prior to the Closings: (i) the names of all the Sellers and Company Optionholders; (ii) the number of New BC Shares held by such Persons, in each case, following the Pre-Closing Restructuring and as of immediately prior to the Closings; (iii) with respect to each Company Option outstanding immediately prior to the Closings, the number of New BC Shares issuable upon exercise of such Company Option and the exercise price with respect to such Company Option; (iv) based on the Company’s estimates as of that time, the calculation of the Aggregate Company Vested Option Exercise Price, Total New BC Shares, Company Options, Total Closing Cash Consideration, Per Share Company Closing Cash Consideration, Per Share Stock Consideration, Per Share Consideration, Total Closing Consideration, Estimated Company Cash, Estimated Company Debt, Estimated Net working Capital, Estimated Transaction Expenses, Estimated Paid Parent Transaction Expenses and the amounts each Pre-Closing Holder is entitled to receive pursuant to Section 2.5; (v) the Pro Rata Share of each Pre-Closing Holder; (vi) the Net Preferred Share Payment Amount and the amount thereof that each Non-PE UK III Preferred Shareholder is entitled to receive pursuant to the Articles of Association of PE UK III and the Pre-Closing Restructuring; (vii) the PE Sellers Preferred Share Payment Amount, the excess thereof over the NAV Payoff Amount, and the amount of such excess that each PE Seller is entitled to receive pursuant to the Articles of Association of PE UK III and the Pre-Closing Restructuring; and (viii) the designation, pursuant to Section 2.6(f), as to which particular shares of New BC Shares held by each PE Seller are exchanged for Parent Common Stock pursuant to Section 2.5(b) and which particular shares of New BC Shares held by each PE Seller are exchanged for cash pursuant to Section 2.5(b). The Company shall consider in good faith any comments by Parent with respect to the Initial Spreadsheet received prior to the Closing Date, but shall not be obligated to make any changes thereto; provided, that (A) and no such review or comments shall delay the Closings and (B) the failure to include any of Parent’s comments shall in no event prejudice any party’s rights under Section 2.8.

(b)            The Shareholders’ Representative shall prepare or cause to be prepared one or more spreadsheet(s) (each, an “Adjustment Spreadsheet” and together with the Initial Spreadsheet, the “Spreadsheets”), setting forth the allocation of each payment to be made to the Pre-Closing Holders hereunder after the Closing Date. The Shareholders’ Representative shall deliver or cause to be delivered to Parent each applicable Adjustment Spreadsheet (i) with respect to the payment of any amounts pursuant to Section 2.8(d) (if any amount is payable to the Pre-Closing Holders after the Closing Date) no less than three (3) Business Days after final determination of the Adjustment Amount pursuant to Section 2.8 or (ii) with respect to the release of any portion of the Adjustment Escrow Amount, at least three (3) Business Days prior to the scheduled release of any amount of the Adjustment Escrow Amount.

Unless otherwise provided herein, all payments made pursuant to this Agreement and each Spreadsheet shall be made in cash by wire transfer of immediately available funds. With respect to the Initial Spreadsheet, the Company shall cooperate in good faith with Parent to provide to Parent, as promptly as practicable after Parent’s reasonable request, reasonable supporting information necessary to review the Company’s calculations of the Estimated Price Components and other information included in the Initial Spreadsheet Parent shall be entitled to rely on the accuracy of any Spreadsheet in all respects, including with respect to the amounts of the Total Closing Cash Consideration, Per Share Company Closing Cash Consideration, Per Share Stock Consideration, Per Share Consideration, Total Closing Consideration, and the amounts each Pre-Closing Holder is entitled to receive pursuant to Section 2.5, in each case, as set forth on the applicable Spreadsheet, without any obligation to investigate or verify the accuracy or correctness thereof, and, to the extent that payments are made in accordance with the Spreadsheets, in no event shall the Buyer Parties or their Affiliates (including, following the Closings, TargetCo and the Company) and their respective shareholders have any liability to any Pre-Closing Holder or the Shareholders’ Representative in connection with any claims relating to any actual or alleged inaccuracy, miscalculations or other error in the amounts payable pursuant to any Spreadsheet (or any other failure by the Company or the Shareholders’ Representative to accurately prepare and calculate such amounts and the allocation set forth therein) or payments made by any of the Buyer Parties, the Company or otherwise in accordance therewith. Parent’s obligation to make any payments pursuant to Section 2.8 shall be deemed fulfilled to the extent such payments are made by the applicable Affiliate of Parent in accordance with the applicable Spreadsheet. Notwithstanding anything else to the contrary contained in this Agreement, (x) subject to clause (y), in no event shall the aggregate amount due to Pre-Closing Holders from any of the Buyer Parties as consideration for the Company Shares and Company Shares in connection with the Transactions exceed the aggregate amounts required to be paid or issued under Article II and (y) the Buyer Parties acknowledge and agree that the Company and the Shareholders’ Representative (including in preparation of the Spreadsheets) are relying on Parent’s calculation of Undisclosed and that the Buyer Parties may not rely on the accuracy of the Spreadsheets to the extent any error therein results from a failure of Parent’s calculation of the Undisclosed Shares to be accurate and complete in all respects, and nothing in this Section 7.12 shall prejudice any party’s rights with respect to such failure.

7.13            Expenses. Unless otherwise expressly provided herein or in any other agreement entered into in connection with the Transactions, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses but excluding Parent Transaction Expenses) shall be paid by the party incurring such expense.

7.14            Parachute Payment Waivers. At least one (1) Business Day prior to the Closing Date, the Company shall, in good faith, submit to the voting equityholders of the Company, for approval or disapproval in manner intended to comply with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (the “Section 280G Vote”), a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits covered by a Section 280G Waiver (as defined below) that, separately or in the aggregate, would reasonably be expected to result in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or that would subject the recipient to a Tax under Section 4999 of the Code as a result of the consummation of the Transactions (“Section 280G Payments”). Prior to soliciting the Section 280G Vote, the Company will use reasonable best efforts to obtain waivers of such Section 280G Payments from any Person otherwise entitled to Section 280G Payments (each, a “Section 280G Waiver”). Not less than three (3) Business Days prior to distributing any material related to the Section 280G Vote (including calculations, waivers, disclosure statement and consents), the Company shall provide Parent with drafts of such materials for prior reasonable review and comment, and shall consider in good faith all reasonable comments of Parent thereon. To the extent that there exists any Contract or plan entered into at or prior to the Closings by, or at the direction of, Parent or any of its Subsidiaries and any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Acquired Companies (the “Parent Arrangements”), not less than five (5) Business Days prior to finalization of the material relating to the Section 280G Vote, Parent shall provide the Company sufficient information in order for the Company to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated by the Parent Arrangements that may constitute “parachute payments”. Notwithstanding the foregoing, the Company shall not be deemed to be in breach of this Section 7.14 due to a failure to include the Parent Arrangements in the materials distributed related to the Section 280G Vote due to Parent’s breach of its obligations under this Section 7.14. Prior to Closing the Company shall deliver to Parent evidence that (x) a vote of the Company’s equityholders was received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Company equityholders approval has not been obtained with respect to the Section 280G Waiver, and, as a consequence, the Section 280G Payments have not been and shall not be paid or provided.

7.15            Corporate Matters. The Company shall, at the Closings, deliver or otherwise make available to Parent, to the extent not already in the possession of the Acquired Companies, the minute books containing the records of proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and shareholders of the Company and the stock ledgers, journals and other records reflecting all issuances and transfers of stock of the Company, in each case of the foregoing, to the extent in existence as of the Closings and pertaining to periods prior to the Closings.

7.16            Tax Matters.

(a)            Cooperation. Parent, Shareholders’ Representative, the Sellers and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return, audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Sellers, Shareholders’ Representative, and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(b)            Tax Returns. The Buyer Parties shall prepare or cause to be prepared, and shall cause to be timely filed, all Pre-Closing Tax Returns of New BC and the Acquired Companies that are due after the Closing Date. Such Pre-Closing Tax Returns shall be prepared in accordance with past practice of the applicable Acquired Company, unless otherwise required by applicable Legal Requirements and (i) such Pre-Closing Tax Returns for Canadian resident corporations will include elections pursuant to subsection 256(9) of the Tax Act if so determined by Parent and (ii) the Buyer Parties, the Sellers, New BC and the Acquired Companies shall cooperate (and shall cause their Affiliates to cooperate) to make any available election to close the taxable year of any of the Acquired Companies that is treated as a foreign corporation for U.S. federal income tax purposes as of the Closing Date. The Buyer Parties shall provide the Shareholders’ Representative with a copy of each such Pre-Closing Tax Return that is due prior to the Determination Date (taking into account applicable extensions) at least fifteen (15) days prior to the filing of such Tax Return (or, if required to be filed within fifteen (15) days after the Closing Date, as soon as possible following the Closing Date). Parent shall consider in good faith any comments to such Pre-Closing Tax Returns as are reasonably requested by the Shareholders’ Representative.

(c)            Straddle Periods. With respect to any Straddle Period, for purposes of determining the amount of Taxes attributable to the Pre-Closing Tax Period: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, such amount shall be equal to the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes, such amount shall be determined as though the Straddle Period ended based on a “closing of the books” as of the end of the day on the Closing Date.

(d)            Tax Sharing Agreements. On or before the Closing Date, the Sellers shall terminate, or cause to be terminated, the rights and obligations of and each of the Acquired Companies with respect to any Tax Sharing Agreement or similar arrangement between any of the Acquired Companies, on the one hand, and any Seller or any of its other Affiliates, on the other hand. Neither the Sellers nor any of their Affiliates, on the one hand, nor the any of the Acquired Companies, on the other hand, shall have any rights or obligations with respect to one another after the Closings in respect of any such agreement or arrangement.

(e)            Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all sales, use, transfer, real property transfer, registration, documentary, conveyance, goods and services, stamp, value added, or similar Taxes and related expenses (including the expense of preparing any associated Tax Return), fees and costs (including any penalties or interest) (“Transfer Taxes”) (i) imposed on or payable in connection with the Transactions contemplated by this Agreement, other than solely as a result of the Pre-Closing Restructuring, shall be borne by BidCo and (ii) imposed on or payable solely in connection with the Pre-Closing Restructuring shall be borne by the Sellers (including, for the avoidance of doubt and without limitation, any UK stamp duty or stamp duty reserve tax (and the costs of preparing and making any filings, claims or Returns in respect thereof) arising on any of the transactions entered into pursuant to the Pre-Closing Restructuring); provided, that the Buyer Parties acknowledge and agree that, in the absence of a breach of Section 3.14(y) or Section 6.2(n)(ii), no such UK stamp duty or stamp duty reserve tax is due and payable. Each of Sellers, Parent, and their respective Affiliates shall reasonably cooperate with respect to the filing of all Tax Returns relating to Transfer Taxes.

(f)            Intended Tax Treatment. Each party hereto agrees to report the transactions contemplated by this Agreement on all Tax Returns in a manner consistent with the Intended Tax Treatment and no party to this Agreement will take a Tax reporting position inconsistent with that treatment unless otherwise required to do so pursuant to a change in applicable Tax law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Tax law). In connection with the foregoing, (i) the designee of Holdings referenced in Section 2.1 and Section 2.5(a) will be, and will have been since its formation, treated as a corporation for U.S. federal income Tax purposes and (ii) Parent will have, and will retain for the taxable year that includes the Closing Date, control of the designee of Holdings referenced in Section 2.1 and 2.5(a) for purposes of Section 368(c).

(g)            Post-Closing Actions. Notwithstanding anything to the contrary in this Agreement to the contrary, none of the Buyer Parties or any of their Affiliates shall (i) make any election under U.S. Treasury Regulation 301.7701-3 with an effective date with respect to any Acquired Company on or prior to the last day of the fiscal year with respect to such Acquired Company that includes the Closing Date or (ii) take any other action outside the ordinary course of business with respect to an Acquired Company that would increase the liability of any Seller (or any of its Affiliates or equity holders) for Taxes (including pursuant to Section 951 or 951A of the Code).

(h)            Mandatory Disclosure. If, at any time after the Closing Date, the Shareholders’ Representative, on the one hand, or any Buyer Party, on the other hand, determines, or becomes aware that an “advisor” (as defined for purposes of section 237.3 or section 237.4 of the Tax Act) has determined, that the transaction contemplated by this Agreement, together with all transactions ancillary thereto, is subject to the reporting requirements under section 237.3 of the Tax Act or the notification requirements under section 237.4 of the Tax Act (or any comparable provisions under provincial tax legislation), including as a result of any future amendments or proposed amendments to such provisions (in this Section 7.16(h), the “Disclosure Requirements”), the Shareholders’ Representative or Buyer Party, as applicable, will promptly inform the other party of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and such parties will cooperate in good faith with respect to preparing and filing the applicable information returns or notifications.

(i)            Options. With respect to Company Vested Options (other than Company Vested Options to acquire non-qualified securities for purposes of the Tax Act) held by any holder that is resident in Canada or who is or was employed in Canada, in each case, for purposes of the Tax Act, the Company will elect pursuant to subsection 110(1.1) of the Tax Act and the equivalent provisions of any applicable provincial tax legislation, in prescribed form, in respect of each such employee’s Company Vested Options surrendered pursuant to this Agreement (and the Company will file such election with the applicable tax authority), that neither the Company, nor any person who does not deal at arm’s length (within the meaning of the Tax Act) with the Company, will deduct, in computing income for the purposes of the Tax Act, any amount in respect of the amounts paid to such employee holders of Company Vested Options pursuant to Section 2.5(c)(i) in consideration for the surrender and cancellation of its Company Vested Options and the Company will provide such holders of Company Vested Options with evidence in writing of such election.

7.17            Directors’ and Officers’ Indemnification.

(a)            From and after the Closings, Parent agrees that it will cause the Acquired Companies to indemnify and hold harmless each Company Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission by such Company Indemnified Party in his or her capacity as (or otherwise arising out of or pertaining to his or her status as) a Company Indemnified Party at or prior to the Closings, whether asserted or claimed prior to, at or after the Closings, to the fullest extent that any Acquired Company, as the case may be, would have been permitted under applicable Legal Requirements and its respective Governing Documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Legal Requirements). Without limiting the foregoing, all rights to indemnification and exculpation from liabilities for and advancement of expenses with respect to acts or omissions occurring at or prior to the Closing Date existing in favor of any Persons who are or were current or former directors or officers of any of the Acquired Companies or who are or were serving at the request of any Acquired Company as a director, officer or manager of another Person (each, a “Company Indemnified Party”) as provided in the Company’s certificate of incorporation, the Company’s bylaws, the Governing Documents of the Acquired Companies other than the Company or in separate agreements between any Acquired Company and individual officers and directors, shall continue, and, after the Closings, Parent will fulfill and honor in all respects such obligations in accordance with the terms thereof in each case in effect on the Agreement Date (or entered into following the Agreement Date in accordance with this Agreement), and such rights will continue in full force and effect, for a period of six (6) years following the Closing Date, in accordance with their respective terms and shall not be amended, repealed or modified for a period of six (6) years following the Closing Date in any matter that adversely affects any Company Indemnified Party. Any Company Indemnified Party wishing to claim indemnification under this Section 7.17, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Company; provided that the failure to so notify shall not affect the obligations of Parent or the Company under this Section 7.17 except (and only) to the extent such failure to notify materially prejudices the Company.

(b)            Prior to the Closing Date, the Company will purchase a directors’ and officers’ and fiduciary liability run-off/tail insurance coverage, which by its terms shall survive the Closings and shall provide run-off coverage for not less than six (6) years following the Closing Date, having limits, terms and conditions no less favorable in all material respects than the terms of the directors’ and officers’ and fiduciary liability insurance policies currently maintained by the Company and each of its Subsidiaries and to cause such insurance to be bound not later than the Closing Date (the “D&O Insurance”); provided, that in no event shall the cost of the D&O Insurance exceed 300% of the current aggregate annual premium paid by the Company for such policies currently maintained by the Company and its Subsidiaries; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Parent shall, and shall cause the Acquired Companies, to maintain the D&O Insurance in full force and effect during the term of the D&O Insurance without modification or amendment.

(c)            The rights of indemnification, exculpation and advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Company Indemnified Party may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity, under contract or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Parent hereby acknowledges that certain Company Indemnified Parties have or may, in the future, have certain rights to indemnification, exculpation, advancement of expenses and/or insurance provided by Persons other than the Acquired Companies (collectively, including the Sellers and their respective general partners, “Other Indemnitors”). Parent hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to a Company Indemnified Party by any Buyer Party, any Acquired Company or any Other Indemnitor, whether pursuant to any Governing Document, indemnification agreement or other document or agreement and/or pursuant to this Section 7.17 (any of the foregoing, an “Indemnification Obligation”), after the Closing, Parent shall cause the Acquired Companies to, (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., Parent’s and the Acquired Companies’ obligations to a Company Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a Company Indemnified Party shall be secondary) and (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that a Company Indemnified Party may have against the Other Indemnitors. Furthermore, each of Parent and the Company, on behalf of itself and its Subsidiaries, irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Company Indemnified Party must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before Parent or any Acquired Company must perform its Indemnification Obligations. Parent hereby further agrees that no advancement, indemnification, exculpation or other payment by the Other Indemnitors on behalf of a Company Indemnified Party with respect to any claim for which a Company Indemnified Party has sought indemnification from Parent or any Acquired Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Company Indemnified Party against Parent or any Acquired Company, and Parent and the Acquired Companies shall jointly and severally indemnify and hold harmless the Other Indemnitors against such amounts actually paid by the Other Indemnitors to or on behalf of such Company Indemnified Party to the extent such amounts would have otherwise been payable by Parent or any Acquired Company under any Indemnification Obligation.

(d)            This Section 7.17 shall survive the consummation of the Transactions and is intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, his or her heirs and representatives and the Acquired Companies (whether or not parties to this Agreement) and shall not be amended on or after the Closings without the consent of all Company Indemnified Parties. The rights pursuant to this Section 7.17 shall be in addition to any rights such persons may have under the Company Certificate of Incorporation or Company Bylaws or the certificate of incorporation, bylaws or other Governing Documents of any Subsidiary of the Company, or under applicable Legal Requirements or under any agreement of any Company Indemnified Party with the Company or any of its Subsidiaries. If Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such successors and assigns assume the obligations set forth in this Section 7.17.

7.18            R&W Policy.

(a)            The Buyer Parties have a bound and incepted Buy-Side Representation and Warranty Insurance Policy, which includes, among other things, an express waiver of rights of or via subrogation, contribution or otherwise against any of the Pre-Closing Holders, their respective Affiliates, and each of their respective past, present or future directors, officers, employees, advisors, agents, managers, attorneys, partners, and representatives (collectively, the “R&W Subrogation Beneficiaries”), except and only to the extent of Fraud committed by such Person, with foregoing Persons being express third party beneficiaries of such anti-subrogation provision (the “R&W Policy”). The foregoing subrogation provision of the R&W Policy, shall not be in any way amended, modified, supplemented, terminated, waived, or otherwise revised, and no amendment, modification, supplementation, termination, waiver or revision shall be effective, without the express written consent of the Shareholders’ Representative. The Buyer Parties shall be responsible for all costs of acquiring the R&W Policy (including any premiums, broker fees and commissions, underwriting fees, Taxes, and any other insurer or broker charges or fees required by applicable law).

(b)            The parties hereto acknowledge and agree that the failure by the Buyer Parties to obtain and/or maintain the R&W Policy in accordance with this Section 7.18 shall not in any manner increase the liability of any of the Pre-Closing Holders or the Company otherwise applicable hereunder and, in the event of such failure to obtain and/or maintain the R&W Policy, the cost to purchase such insurance policy shall not be considered a Transaction Expense.

7.19            Employees and Employee Benefits.

(a)            For at least one (1) year following the Closing Date, the Company shall provide or cause to be provided to all Continuing Employees (i) a rate of base salary, wages and annual target cash incentive compensation opportunities (excluding, for the avoidance of doubt, any equity or equity-based compensation or opportunities and any change in control compensation opportunities) that, in each case, is not less favorable than the rate of base salary, wages and annual target cash incentive compensation opportunities paid by the Company or its Affiliates immediately prior to the Closing Date and (ii) other benefits (but excluding any defined benefit pension, retiree health benefits, deferred compensation, equity or equity-based or severance benefits) that are at levels that are substantially similar in the aggregate to those in effect for such Continuing Employee immediately prior to the Closing Date.

(b)            Following the Closing Date, Parent shall use commercially reasonable efforts to (i) ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans in which such Continuing Employees or their dependents or beneficiaries may be eligible to participate, and (ii) provide or cause to be provided that any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

(c)            With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates (including the Company following the Closings), Parent shall use commercially reasonable efforts to grant, or cause to be granted to, all Continuing Employees from and after the Closing Date credit for all service with the Company and its predecessors prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits with respect to severance, vacation benefits and Company Employee Plans only, and with respect to Company Employee Plans only, benefit accrual, but excluding benefit accrual under any defined benefit pension plan and any such credit that would result in a duplication of benefits. To the extent included in Net Working Capital, Parent shall recognize all earned but unused paid vacation, sick leave, and other paid time off of the Continuing Employees as of the Closings and allow the Continuing Employees to use such earned but unused paid time off in accordance with the terms of the applicable Company Employee Plan as in effect immediately prior to the Closings. The Company shall provide Parent or its designee with all material information reasonably requested and necessary to allow Parent or its designee to comply with such obligation.

(d)            Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Company or any Subsidiary or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of Parent, the Company or any Subsidiary or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or other service provider at any time for any reason whatsoever, with or without cause, subject to applicable Legal Requirements. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any Subsidiary or any of their respective Affiliates; or (ii) alter or limit the ability of Parent, the Company or any Subsidiary or any of their respective Affiliates to amend, modify or terminate any “employee benefit plan” as defined in Section 3(3) of ERISA or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. The provisions of this Section 7.19 are for the sole benefit of the parties to this Agreement, and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies, including with respect to the matters provided for in this Section 7.19 under or by reason of any provision of this Agreement.

(e)            If and to the extent that any transaction or retention bonus amount included in Actual Transaction Expenses as finally determined is forfeited by the recipient of the applicable bonus and not actually paid by the Parent or its Subsidiary (a “Forfeited Bonus”), BidCo shall promptly deliver to each Seller, to the account of such Seller set forth in such Seller’s Letter of Transmittal by wire transfer of immediately available funds, and each Company Optionholder (through the payroll system of BidCo or its Subsidiary and less any Taxes required by applicable law to be withheld therefrom) such Seller’s or Company Optionholder’s Pro Rata Excess Adjustment Share of an amount equal to the amount of such Forfeited Bonus (together with the amount of any employer social security, Medicare, unemployment or other employment or payroll Tax or similar Tax with respect thereto that was included in Actual Transaction Expenses).

7.20            Interested Party Transactions. On or prior to the Closings, the Company shall cause the termination, effective at or immediately prior to the Closings, of all Related Party Contracts, in each case, in its entirety without any ongoing liability or obligation of the Company from and after the Closings, except as set forth on Schedule 7.20 of the Company Disclosure Schedule, in each case, pursuant to documentation reasonably satisfactory to Parent.

7.21            Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not (i) reasonably be expected to increase conditionality or impose any new obligation on the Company or Parent, (ii) reduce the PIPE Investment Amount or the subscription amount under any Subscription Agreement, (iii) reduce or impair the rights of Parent under any Subscription Agreement or (iv) otherwise expand, amend, modify or waive any provision of any Subscription Agreement in a manner that in any such case would reasonably be expected to (A) delay or make less likely the funding of all or any portion of the PIPE Investment Amount (or satisfaction of the conditions to the funding of the PIPE Investment Amount) on the Closing Date, (B) adversely impact the ability of Parent to enforce its rights against the PIPE Investors or any other parties to the Subscription Agreements or (C) adversely affect the ability of Parent to timely consummate the Transactions and the other transactions contemplated hereby, Parent shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Parent Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied (other than those conditions that by their nature are to be satisfied at the Closings, which conditions are then capable of being satisfied), Parent shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Parent the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Parent shall give the Company prompt (and, in any event within two (2) Business Days) written notice: (A) of any amendment to any Subscription Agreement; (B) of Parent’s knowledge of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement; (C) of the receipt of any written notice or other written or, to Parent’s knowledge, oral communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Parent does not expect to receive all or any portion of the aggregate subscription amounts on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

7.22            Pre-Closing Restructuring.

(a)            Subject to Schedule 7.22 of the Parent Disclosure Schedule, the Buyer Parties, PE Sellers, the Company and New BC shall use reasonable best efforts to effectuate the Pre-Closing Restructuring and the steps contemplated to take place following the Closings in the Pre-Closing Restructuring Plan (collective, the “Restructuring Plan”) in accordance with, and at or before the times referred to in, the Restructuring Plan. No more than thirty (30) days following the date of this Agreement, and subject in all respects to Schedule 7.22 of the Parent Disclosure Schedule, PE Sellers may amend the Restructuring Plan without the consent of Bidco; provided, however, that PE Sellers may not, without the prior written consent of Bidco (such consent not to be unreasonably withheld, conditioned or delayed), make any amendment to the Restructuring Plan if any such proposed amendment to the Restructuring Plan would reasonably be expected to (a) cause any Buyer Party or the Acquired Companies to violate any Legal Requirement or Contract in any material respect, (b) cause any representation or warranty set forth in this Agreement of any PE Seller to become untrue or incorrect, (c) create or give rise to any loans or balances (i) between any of the Acquired Companies if settling such loan or balance after the Closings would reasonably be expected to result in any incremental Tax or other cost for the Buyer Parties or the Acquired Companies or (ii) between any Acquired Company, on the one hand, and any PE Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, that would not be canceled or terminated in accordance with Section 7.20 at or before the Closings pursuant to this Agreement, (d) involve entering into any covenant or agreement with any Governmental Entity that would impact any Buyer Party or the Acquired Companies in any material respect at any time following the Closings, (e) have a material adverse Tax impact on any Buyer Party or the Acquired Companies, or (f) materially delay the implementation of the Restructuring Plan beyond any timing requirements specifically set forth therein (any amendment described in this sentence, a “Seller Restructuring Amendment”). PE Sellers shall in good faith consult with the Buyer Parties as to each amendment to the Restructuring Plan proposed by PE Sellers (whether or not Bidco’s consent is required). In the event the Restructuring Plan is modified in accordance with this Section 7.22, Exhibit A shall be deemed to be automatically amended to reflect such modifications to the extent applicable. PE Sellers shall (1) keep the Buyer Parties reasonably informed, including at the Buyer Parties’ request, of the status of the Restructuring Plan, (2) provide Buyer Parties with a reasonable opportunity to review and comment, which comments, if any, PE Sellers shall reasonably consider, on the material documents intended by PE Sellers to effect the Restructuring Plan and (3) without limiting the foregoing, revise such documents to reflect reasonable comments from the Buyer Parties with respect to (I) any governing or organizational documents of any of Acquired Companies formed or amended in connection with the Restructuring Plan, or (II) any document pursuant to which the Acquired Companies would have any right or obligation following the Closings, in each case, in this clause (3) to the extent the Buyer Parties believes in good faith that such comments are necessary to avoid an adverse effect to the Buyer Parties or the Acquired Companies.

(b)            The parties agree to the covenants set forth on Schedule 7.22.

7.23          Management Stockholders. As promptly as practicable following the Agreement Date (and in any event within ten (10) Business Days after the Agreement Date), the PE Sellers and the Company shall timely distribute or cause to be distributed: (a) to each Management Stockholder, a letter of transmittal, substantially in the form attached hereto as Exhibit H (each, a “Letter of Transmittal”), (b) to each Management Stockholder that has indicated to the Company that such Person is an accredited investor or that the Company otherwise reasonably believes to be an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act and under Part 2 of National Instrument 45-106 – Prospectus Exemptions, as applicable), in each case, as of the Agreement Date, an investor questionnaire in the form attached hereto as Exhibit F, and (c) to each Management Stockholder, instructions for returning such Letter of Transmittal, investor questionnaire and surrender of such Management Stockholders’ Company Shares in exchange for the Per Share Consideration. The PE Sellers and the Company shall use commercially reasonable efforts to obtain prior to the Closings such executed Letters of Transmittal and investor questionnaires from such Management Stockholders.

7.24         Virtual Data Room. The Company shall cause the virtual data room “Husky Data Room” hosted by Intralinks in connection with the Transactions to remain accessible until the Closings. Parent shall cause the virtual data room “CompoSecure Diligence” hosted by Datasite in connection with the Transactions to remain accessible until the Closings. At or prior to the Closings: (i) Parent shall deliver or cause to be delivered to the Shareholders’ Representative five (5) copies of the virtual data room “Husky Data Room” hosted by Datasite in connection with the Transactions in a DVD-ROM or flash storage device format or, alternatively, a copy of such dataroom by transmission of an electronic ZIP or similar file, or such other format to be mutually agreed; and (ii) the Shareholders’ Representative shall deliver or cause to be delivered to the Buyer Parties five (5) copies of the virtual data room “CompoSecure Diligence” hosted by Intralinks in connection with the Transactions in a DVD-ROM or flash storage device format or, alternatively, a copy of such dataroom by transmission of an electronic ZIP or similar file, or such other format to be mutually agreed.

7.25            Section 16 Matters. Prior to the Closings, the parties shall take all such steps as may be required to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.26            Retention of Books and Records. Parent shall cause the Acquired Companies to retain all books, ledgers, files, reports, plans, records and any other documents pertaining to the Acquired Companies in existence at the Closings that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date (or, if later with respect to Tax matters, until sixty (60) days after the expiration of the applicable statute of limitations), and to make the same available after the Closings for inspection and copying by the Shareholders’ Representative or its representatives, at the Shareholders’ Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. Notwithstanding anything contained in this Agreement to the contrary, Parent shall not have any obligation to cause the Acquired Companies to provide the Shareholders’ Representative or its representatives with any such access or information which Parent determines in good faith cannot be disclosed without (i) violating applicable Legal Requirements or obligations of confidentiality, (ii) contravening any contract entered into by the Acquired Companies prior to the date of this Agreement, or (iii) waiving applicable attorney-client privilege or attorney work-product privilege; provided, however, that Parent will cause the Acquired Company to use reasonable best efforts to identify and pursue a legally permissible method of providing such disclosure in a manner that does not result in the violation of such obligations or waiver of applicable privilege. After such seven (7) year or longer period, before Parent or any Acquired Company may dispose of any such books and records, Parent shall give at least ninety (90) days’ prior written notice of such intention to dispose to the Shareholders’ Representative, and the Shareholders’ Representative shall be given an opportunity, at its cost and expense, to retain copies of all or any part of such books and records as it may elect.

7.27            Balance Sheet. At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a good faith estimate (taking into account the Accounting Principles) of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Estimated Balance Sheet”).

Article VIII

Conditions to the Transactions

8.1            Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction as of the Closings of each of the following conditions:

(a)            Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(b)            Illegality. No temporary restraining order, preliminary or permanent injunction or other order, in each case, issued by any court of competent jurisdiction or other Governmental Entity, preventing the consummation of the Transactions shall be in effect, and (after the Agreement Date) no new law or regulation shall have been enacted, and no Specified Illegality (as defined in Schedule 8.1(b)) shall have arisen, in each case, which makes the consummation of the Transactions illegal or results in a Burdensome Condition (unless such Burdensome Condition was agreed to in connection with obtaining a Regulatory Consent).

(c)            Regulatory Consents. All Regulatory Consents set forth on Schedule 8.1(c) of the Company Disclosure Schedule shall have been obtained or terminated or shall have expired, as applicable, including expiration or termination of the applicable waiting period (and any extensions thereof) under the HSR Act in each case, without the imposition of a Burdensome Condition (unless such Burdensome Condition was agreed to in connection with obtaining a Regulatory Consent).

(d)            NYSE Listing. The shares of Parent Common Stock to be issued pursuant to this Agreement and the Subscription Agreements shall have been authorized for listing on NYSE, subject to official notice of issuance.

(e)            Pre-Closing Restructuring. Subject to Schedule 7.22 of the Parent Disclosure Schedule, the Pre-Closing Restructuring shall have been completed in all respects in accordance with the terms of the Pre-Closing Restructuring (as the same may be amended in accordance with this Agreement).

8.2            Additional Conditions to Obligations of the Sellers, the Company and New BC. The obligations of the Sellers, the Company and New BC to consummate the Transactions shall be subject to the satisfaction as of the Closings of each of the following additional conditions (it being understood that each such condition is solely for the benefit of the Sellers, the Company and New BC and may be waived by the Shareholders’ Representative in writing in its sole discretion without notice or Liability to any Person):

(a)            Representations, Warranties and Covenants. (i) The representations and warranties of the Buyer Parties in this Agreement (other than the representations and warranties set forth in Section 5.1 (Organization and Standing), Section 5.2(a) (Authority), Section 5.3 (Capitalization), Section 5.12(b) (Absence of Certain Changes) and Section 5.19 (Transaction Fees)), disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date), except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the representations and warranties of the Buyer Parties set forth in Section 5.1 (Organization and Standing), Section 5.2(a) (Authority), Section 5.3 (Capitalization) and Section 5.19 (Transaction Fees) shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date) and (iii) the representations and warranties of the Buyer Parties set forth in Section 5.12(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date. Each of the Buyer Parties shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closings.

(b)            Receipt of Closing Deliveries. The Company or New BC shall have received each of the agreements, instruments and other documents set forth in Section 2.4(a).

(c)            No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect.

(d)            Investor Directors. Parent shall have taken all actions necessary such that, immediately following the Closings, the Investor Designees (as defined in the Investor Rights Agreement) specified in the Investor Rights Agreement shall be directors on the Parent Board.

8.3            Additional Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Transactions shall be subject to the satisfaction as of the Closings of each of the following additional conditions (it being understood that each such condition is solely for the benefit of the Buyer Parties and may be waived by Parent in writing in its sole discretion without notice or Liability to any Person):

(a)            Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers, the Company and New BC in this Agreement (other than the representations and warranties set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Subsidiaries), Section 3.3 (Capital Structure), Section 3.4(a) (Authority), Section 3.7(b) (Absence of Certain Changes), Section 3.19 (Brokers), Section 4.1 (Organization, Standing and Organizational Power), Section 4.2(a) (Authority) and Section 4.3 (Ownership of TargetCo Units and Company Shares)), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date), except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Sellers, the Company and New BC set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Subsidiaries), Section 3.3 (Capital Structure), Section 3.4(a) (Authority), Section 3.19 (Brokers), Section 4.1 (Organization, Standing and Organizational Power), Section 4.2(a) (Authority) and Section 4.3 (Ownership of TargetCo Units and Company Shares) shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date), and (iii) the representations and warranties of the Company set forth in Section 3.7(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date. The Company and New BC shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Company or New BC, as applicable, at or prior to the Closings.

(b)            Receipt of Closing Deliveries. Parent shall have received each of the agreements, instruments and other documents set forth in Section 2.4(b) (other than the documents set forth in Sections 2.4(b)(ii), 2.4(b)(ix), 2.4(b)(x) and 2.4(b)(xii)).

(c)            Insurance Policies. Prior to or on the Closing Date, the Company shall have purchased the D&O Insurance.

(d)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

8.4            Waiver of Conditions; Frustration of Conditions. All conditions to the Closings shall be deemed to have been satisfied or waived from and after the Closings. None of the Sellers or any Buyer Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of the Company or the Sellers, on the one hand, or any Buyer Party, on the other hand, respectively, to (i) use reasonable best efforts to consummate the Transactions and (ii) otherwise comply with its obligations under this Agreement.

Article IX

Termination, Amendment and Waiver

9.1            Termination. At any time prior to the Closings, this Agreement may be terminated and the Transactions abandoned by any of the following:

(a)            by mutual written consent of the Shareholders’ Representative and Parent;

(b)            by either Parent or the Shareholders’ Representative, by written notice to the other party, if the Closing Date shall not have occurred on or before the date that is six (6) months after the Agreement Date or such other date that Parent and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 9.1 shall not be available to any party whose Willful Breach of this Agreement has resulted in the failure of the Closings to occur on or before the Termination Date;

(c)            by either Parent or the Shareholders’ Representative, by written notice to the other party, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Transactions shall have become final and nonappealable;

(d)            by either Parent or the Shareholders’ Representative, by written notice to the other party, if the vote of the Parent Stockholders with respect to the Parent Stock Issuance has been taken and completed at the Parent Stockholders Meeting (including any adjournment thereof) and the Parent Stockholder Approval shall not have been obtained;

(e)            by Parent, by written notice to the Shareholders’ Representative, if any of the Sellers or the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured by the earlier of (i) fifteen (15) Business Days after receipt by the Shareholders’ Representative of written notice of such breach and (ii) the Termination Date (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and as of the Closings, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied; provided, that none of the Buyer Parties is then in breach of any representation, warranty, covenant or agreement contained herein and of the Closings, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied; or

(f)            by the Shareholders’ Representative, by written notice to Parent, if any of the Buyer Parties shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured by the earlier of (i) fifteen (15) Business Days after receipt by Parent of written notice of such breach and (ii) the Termination Date (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and as of the Closings, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied; provided, that none of the Sellers or the Company is then in breach of any representation, warranty, covenant or agreement contained herein and of the Closings, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied.

9.2            Effect of Termination.

(a)            In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Sections 7.7(d) and 7.7(e) (Cooperation Regarding Financial Information and Financing Matters), this Section 9.2 (Effect of Termination) (including, for the avoidance of doubt, Section 9.2(b) and Article XI (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any intentional and willful breach of such party’s representations, warranties, covenants or other provisions contained herein (a “Willful Breach”) or Fraud; provided, further, that if such termination shall result from Willful Breach or Fraud by any party hereto of any representation, warranty, covenant or other provision contained herein, the parties hereto acknowledge and agree that recourse for such Willful Breach or Fraud shall not be limited to reimbursement of expenses or out-of-pocket costs and may include, to the extent proven, the benefit of the bargain lost by a party’s direct or indirect equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money).

(b)            In the event that either the Shareholders’ Representative or Parent terminates this Agreement (i) pursuant to Section 9.1(d) or (ii) pursuant to Section 9.1(b) and (in the case of this clause (ii) at the time of such termination, either party could have terminated this Agreement pursuant to Section 9.1(d), then Parent shall reimburse the Company for all of its (and its Affiliates’) reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the Transactions through the date of such termination (collectively “Reimbursable Expenses”), as promptly as reasonably practicable (and, in any event, within three (3) Business Days following receipt from the Shareholders’ Representative of the amounts of such Reimbursable Expenses), by wire transfer of immediately available funds to an account designated by the Company.

9.3            Amendment. Subject to the provisions of applicable Legal Requirements, this Agreement may be amended at any time by the parties hereto by, and only by, an instrument in writing signed on behalf of each of Parent and the Shareholders’ Representative.

9.4            Extension; Waiver. At any time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Article X

Survival; Shareholders’ Representative

10.1            Survival of Representations and Warranties and Covenants. The covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Closings shall survive the Closings in accordance with their respective terms solely with respect to performance after the Closings. All representations and warranties and all other covenants and agreements set forth in this Agreement (and with respect to performance at or prior to the Closing, all covenants and agreements set forth in this Agreement) shall terminate at and not survive the Closings, and there shall be no liability after the Closings in respect thereof, except in the case of Fraud. Without limiting the generality of the foregoing or anything else in this Agreement, from and after the Closings (other than in the case of Fraud), Parent, on behalf of itself, its Affiliates, and its and their respective representatives, hereby fully, unconditionally and irrevocably waives (and discharges and releases the Company, its Affiliates and its and their respective representatives, and its and their respective successors and assignees for) any and all claims, demands, torts, liens, suits, actions, causes of action, debts, damages, obligations, liabilities and rights whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, now existing or which may hereafter accrue, directly or indirectly, arising out of or related to the Transactions, other than with respect to any covenants or agreements to the extent they expressly survive the Closings pursuant to this Section 10.1. Parent shall not make, and Parent shall not permit any of its Affiliates or representatives to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Company, its Affiliates and its and their respective representatives, and its and their respective successors and assignees, with respect to any liabilities or other items released pursuant to this Section 10.1.

10.2            Shareholders’ Representative.

(a)            At the Closings, by virtue of the approval of the Transactions and this Agreement by the Pre-Closing Holders and without any further action of any of the Pre-Closing Holders or the Company, Platinum Equity Advisors, LLC, a Delaware limited liability company, shall be constituted and appointed as the Shareholders’ Representative. For purposes of this Agreement, the term “Shareholders’ Representative” shall mean the exclusive agent and attorney-in-fact for and on behalf of the Pre-Closing Holders under this Agreement to: (i) give and receive notices and communications to or from Parent (on behalf of itself of any other Buyer Party) relating to this Agreement or any of the Transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Pre-Closing Holders individually); (ii) object to claims asserted by Parent (on behalf of itself or any other Buyer Party) pursuant to the terms of this Agreement; (iii) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims; (iv) consent or agree to any amendment to this Agreement; and (v) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative in connection with this Agreement, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding the foregoing, the Shareholders’ Representative shall have no obligation to act on behalf of the Pre-Closing Holders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Shareholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholders’ Representative and the Closings and/or any termination of this Agreement. No bond shall be required of the Shareholders’ Representative. The powers, immunities and rights to indemnification granted to the Shareholders’ Representative Group (as defined below) hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Pre-Closing Holder and shall be binding on any successor thereto.

(b)            Neither the Shareholders’ Representative nor any of its members, managers, directors, officers, contractors, agents, employees or direct or indirect equityholders (collectively, the “Shareholders’ Representative Group”) shall be liable to any former holder of Company Shares or any Pre-Closing Holder for any act done or omitted hereunder while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Pre-Closing Holders shall severally indemnify and defend the Shareholders’ Representative Group and hold it harmless against any loss, liability, claim, damage, judgment, fine, amount paid in settlement, fee, cost or expense (including fees, disbursements and costs of skilled professionals and in connection with seeking recovery from insurers) (collectively, the “Shareholders’ Representative Expenses”) incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders’ Representative. Such Shareholders’ Representative Expenses may be recovered by the Shareholders’ Representative first, from the Expense Fund, and second, directly from the Pre-Closing Holders, and such recovery will be made from the Pre-Closing Holders according to their respective Pro Rata Shares. The Pre-Closing Holders acknowledge and agree that the Shareholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties. Furthermore, the Shareholders’ Representative shall not be required to take any action unless the Shareholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Shareholders’ Representative against the costs, expenses and liabilities which may be incurred by the Shareholders’ Representative in performing such actions.

(c)            The Shareholders’ Representative shall have reasonable access to information about the Acquired Companies and the reasonable assistance of the Acquired Companies’ officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders’ Representative shall treat confidentially any nonpublic information from or about the Company in accordance with the confidentiality obligations set forth in the Confidentiality Agreement, mutatis mutandis

(d)            Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Pre-Closing Holders and shall be final, binding and conclusive upon each such Pre-Closing Holder and such Pre-Closing Holder’s successors as if expressly confirmed and ratified in writing by such Pre-Closing Holder, and all defenses which may be available to the Pre-Closing Holders to contest, negate or disaffirm any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Shareholders’ Representative taken in good faith under this Agreement are hereby waived. Each Buyer Party shall be entitled to rely conclusively (without further evidence of any kind whatsoever) upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Shareholders’ Representative as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the applicable Pre-Closing Holders. Parent and any other Buyer Party will not be obligated to inquire as to the authority of the Shareholders’ Representative with respect to the giving of any communication or the taking of any action that the Shareholders’ Representative gives or takes on behalf of any Pre-Closing Holder. For the avoidance of doubt, neither Parent, any other Buyer Party nor the Company shall be liable in any capacity for any claim filed by an Pre-Closing Holder against the Shareholders’ Representative or for any damages incurred by any Pre-Closing Holder in connection with any action taken, or failed to be taken, by the Shareholders’ Representative. The Shareholders’ Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Pre-Closing Holder or other party.

(e)            Parent acknowledges and agrees that the Shareholders’ Representative is not an agent of or responsible in any fiduciary capacity with respect to Parent.

(f)            Upon the Closings, Parent shall wire $2,000,000 (the “Expense Fund Amount”) to an account designated in writing by the Shareholders’ Representative at least two (2) Business Days prior to the Closing Date. The Expense Fund Amount shall be held by the Shareholders’ Representative (directly or through its agent) as agent and for the benefit of the Pre-Closing Holders and shall be used for the purposes of paying directly or reimbursing the Shareholders’ Representative for any Shareholders’ Representative Expenses incurred pursuant to this Agreement or any Shareholders’ Representative letter agreement (the “Expense Fund”). The Shareholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as reasonably determined by the Shareholders’ Representative that the Expense Fund is no longer required to be withheld, the Shareholders’ Representative shall distribute the remaining Expense Fund (if any) to the Pre-Closing Holders in accordance with each such Pre-Closing Holder’s Pro Rata Share (and in the case of a Company Optionholder, through the payroll system of BidCo or its Subsidiary and less any Taxes required by applicable law to be withheld therefrom).

Article XI

General Provisions

11.1            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email (provided the sender does not receive email notification of failed transmission or delivery) to the applicable parties hereto at the following addresses, as applicable (or at such other address for a party as shall be specified by like notice); provided that with respect to notices delivered to the Shareholders’ Representative, such notices must be delivered solely via email:

(a)            if to the Buyer Parties, to:

CompoSecure, Inc.
309 Pierce Street
Somerset, NJ 08873
Attention: Thomas R. Knott, Chief Investment Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

Attention: Scott A. Barshay; Laura C. Turano

Telephone No.: (212) 373-3000

Email: sbarshay@paulweiss.com; lturano@paulweiss.com

(b)            if to the Company, to:

c/o Platinum Equity Advisors, LLC

1 Greenwich Office Park

North Building, Floor 2

Greenwich, CT 06831

Attention: Louis Samson; Delara Zarrabi

Email: [***]

[***]

and

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attention: John Holland

Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000

Washington, D.C. 20004-1304
Attention: David Brown; Victoria VanStekelenburg

Telephone No.: (202) 637-2200

Email: David.Brown@LW.com;

Victoria.VanStekelenburg@lw.com

(c)            if to the Shareholders’ Representative, to:

c/o Platinum Equity Advisors, LLC

1 Greenwich Office Park

North Building, Floor 2

Greenwich, CT 06831

Attention: Louis Samson; Delara Zarrabi

Email: [***]

[***]

and

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attention: John Holland

Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000

Washington, D.C. 20004-1304
Attention: David Brown; Victoria VanStekelenburg

Telephone No.: (202) 637-2200

Email: David.Brown@LW.com;

Victoria.VanStekelenburg@lw.com

11.2            Interpretation. When a reference is made in this Agreement to Articles, Sections or exhibits, such reference shall be to an Article or Section of, or an exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “made available,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete electronic copy of the information or material referred to shall have been (i) with respect to materials or information of any Seller or Acquired Company, made available prior to the date of this Agreement in the virtual data room “Husky Data Room” hosted by Intralinks in connection with the Transactions to which Parent and its designated representatives had access during such period, (ii) with respect to materials or information of any Buyer Party or any of its Subsidiaries, made available prior to the date of this Agreement in the virtual data room “CompoSecure Diligence” hosted by Datasite in connection with the Transactions to which the Company and its designated representatives had access during such period, or filed with or furnished to the SEC and available on EDGAR prior to such time and (iii) with respect to materials or information of any other Person, sent via email to the applicable other Person or one of its representatives at least twenty-four (24) hours immediately prior to the date of this Agreement. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof,” “herein,” “hereunder”, “hereby” and derivative or similar words refer to this entire Agreement. For purposes of determining Company Options and New BC Shares that are outstanding or held as of immediately prior to the Closing, the Exercised Company Options will be considered exercised (and no longer held or outstanding) and the Restricted New BC Shares will be considered issued and outstanding (and held by the applicable Pre-Closing Holder), regardless of the fact that the exercise of Exercised Company Options is subject to the Closings occurring.

11.3            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. If any signature is delivered by PDF or electronic signature (including DocuSign), such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such PDF or electronic signature were an original thereof.

11.4            Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; and (b) except as expressly set forth in this Agreement, are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder; provided, that (i) the Company Indemnified Parties shall be express third party beneficiaries of, and have the right to enforce, Section 7.17; (ii) the R&W Subrogation Beneficiaries shall be express third party beneficiaries of, and have the right to enforce, Section 7.18(a); (iii) the Parent Releasees shall be express third party beneficiaries of, and have the right to enforce, Section 11.10; (iv) the Seller Releasees shall be express third party beneficiaries of, and have the right to enforce, Section 11.11; and (v) the Non-Recourse Parties shall be express third party beneficiaries of, and have the right to enforce, Section 11.11(a).

11.5            Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of Parent (in the case of any assignment by any Seller or the Company) or the Shareholders’ Representative (in the case of any assignment by any Buyer Party), and any such assignment without such prior written consent shall be null and void; provided, however, (i) Parent may assign or delegate, in whole or in part, from time to time, any of its rights, obligation or liabilities under this Agreement to an Affiliate so long as such assignment does not alter the intended tax treatment set forth in Section 2.6 or result in incremental costs or expenses for which the Company Securityholders or Company Optionholders would be responsible; provided further that no such assignment shall relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent and (ii) the PE Sellers may assign or delegate, in whole or in part, from time to time, any of their rights, obligation or liabilities under this Agreement to one or more Affiliates, provided that no such assignment shall relieve any PE Seller of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such PE Seller. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

11.6            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7            Remedies Cumulative. Except as otherwise provided or limited herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions hereof, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

11.8            Governing Law; Venue; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, in any state or federal court located in the County of New Castle, State of Delaware, and in each case appellate courts therefrom (collectively, the “Delaware Courts”), in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and other transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in the Delaware Courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding by registered or certified mail in the manner provided in Section 11.1 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. Nothing herein shall affect the right of any party to commence Proceedings against any other party in any other jurisdiction to enforce Orders obtained in any Proceeding brought in accordance with this Section 11.8(a).

(b)            EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.9            Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each exhibit attached hereto, the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

11.10            Pre-Closing Holder Release.

(a)            Effective as of the Closings, each Pre-Closing Holder hereby (i) irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Parent Releasees of and from any and all Claims, and (ii) irrevocably, unconditionally and completely waives and relinquishes each and every Claim, in the case of each of clauses (i) and (ii) that such Pre-Closing Holder may have had in the past, may now have or may have in the future against any of the Parent Releasees, under any Legal Requirement, on any ground whatsoever, directly or indirectly relating to or directly or indirectly arising out of (A) such Pre-Closing Holders’ status as a securityholder of the Company at or prior to the Closing or (B) the negotiation, execution or performance of this Agreement or the Transactions (including any representation or warranty made in, in connection with, or as an inducement to this Agreement) or the other agreements delivered or required to be delivered pursuant hereto.

(b)            Each Pre-Closing Holder hereby irrevocably covenants to refrain from asserting (for itself or in a representative capacity on behalf of others) any Claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Parent Releasee based upon any Claim released or purported to be released pursuant to this Section 11.10(a).

(c)            For the purpose of implementing a full and complete release and discharge of the Claims effected in this Section 11.10, each Pre-Closing Holder acknowledges that this Section 11.10 is intended to include in its effect Claims that each Pre-Closing Holder does not know or suspects to exist in its favor at the time of execution of this Agreement, and this Section 11.10 contemplates the extinguishment of all such Claims.

(d)            Nothing contained herein shall operate to release, and Claims for purposes of this Section 11.10 shall not include, (i) any rights or Claims available to any Pre-Closing Holder under or in connection with this Agreement or any agreement delivered pursuant hereto or any of the Transactions; (ii) any Pre-Closing Holder’s rights (A) subject to the provisions of Section 7.17, to indemnification, exculpation or advancement of expenses under the organizational documents of any Acquired Company or any separate agreement with any Acquired Company and (B) under the D&O Insurance; (iii) any rights available to any Pre-Closing Holder to receive salaries, bonuses and expenses that have accrued in respect of employment (or other contractor relationship) with any Acquired Company, other employment (or contractor)-based compensation or benefits pursuant to the terms of any Company Employee Plan or any statutory or other rights that are prohibited by Legal Requirements from being released, compromised or exchanged; and (iv) any rights available to any Pre-Closing Holder in the event a Claim is based on Fraud.

11.11            Parent Release.

(a)            Effective as of the Closings, each Buyer Party, on behalf of itself and each of the other Parent Releasees, hereby (i) irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Seller Releasees of and from any and all Claims, and (ii) irrevocably, unconditionally and completely waives and relinquishes each and every Claim, in the case of each of clauses (i) and (ii) that such Parent Releasee may have had in the past, may now have or may have in the future against any of the Seller Releasees, under any Legal Requirement, on any ground whatsoever, directly or indirectly relating to or directly or indirectly arising out of (A) such Seller Releasee’s status as a direct or indirect securityholder of the Company at or prior to the Closing, (B) the ownership or operation of the Acquired Companies at or prior to the Closings or (C) the negotiation, execution or performance of this Agreement or the Transactions (including any representation or warranty made in, in connection with, or as an inducement to this Agreement) or the other agreements delivered or required to be delivered pursuant hereto.

(b)            Each Buyer Party, on behalf of itself and each of the other Parent Releasees, hereby irrevocably covenants to refrain from asserting (for itself or in a representative capacity on behalf of others) any Claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Seller Releasee based upon any Claim released or purported to be released pursuant to Section 11.11.

(c)            For the purpose of implementing a full and complete release and discharge of the Claims effected in this Section 11.11, each Buyer Party, on behalf of itself and each of the other Parent Releasees, acknowledges that this Section 11.11 is intended to include in its effect Claims that each Parent Releasee does not know or suspects to exist in its favor at the time of execution of this Agreement, and this Section 11.11 contemplates the extinguishment of all such Claims.

(d)            Nothing contained herein shall operate to release, and Claims for purposes of this Section 11.11 shall not include, (i) any rights or Claims available to any Parent Releasee under or in connection with this Agreement or any agreement delivered pursuant hereto or any of the Transactions; and (ii) any rights available to any Parent Releasee in the event a Claim is based on Fraud.

11.12            No Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Person. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken such named party in this Agreement and not otherwise), no past, present or future incorporator, member, partner, stockholder, Affiliate or advisor, or representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”), shall have any liability or obligation (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the named parties to this Agreement or of or for any Proceeding based on, arising out of or related to this Agreement or the transactions contemplated hereby.

11.13            Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)            Each Buyer Party acknowledges that Latham & Watkins LLP and Stikeman Elliott (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the Sellers, the Acquired Companies and other Affiliates, and their respective officers, directors, managers and employees (each such Person, other than the Acquired Companies, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related a Proceeding arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (i) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a Proceeding arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which any Buyer Party or any of its Affiliates (including, after the Closings, the Acquired Companies), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of the Buyer Parties and the Company hereby (A) waives and shall not assert, and agrees after the Closings to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (B) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any Buyer Party or any of its Affiliates (including, after the Closings, the Acquired Companies), and even though Prior Company Counsel may have represented the Acquired Companies in a matter substantially related to such dispute. Without limiting the foregoing, each of the Buyer Parties and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Acquired Companies and/or Prior Company Counsel’s duty of confidentiality as to the Acquired Companies and whether or not such disclosure is made before or after the Closings.

(b)            Each of the Buyer Parties and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closings to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Acquired Companies (collectively, the “Pre-Closing Designated Persons”), on the other hand, or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of the Buyer Parties, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Sellers, and shall not pass to or be claimed or used by any Buyer Party or the Company, except as provided in the last sentence of this Section 11.13(b). Furthermore, each of the Buyer Parties and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not any Acquired Company also received such advice or communication) and shall be owned solely by such Designated Persons. For the avoidance of doubt, in the event that a dispute arises between one or more of the Buyer Parties, the Company and their respective Affiliates, on the one hand, and any of the Designated Persons, on the other hand, then the Company shall make available to the Sellers, acting on behalf of the applicable Designated Persons, all books and records of the Acquired Companies relevant to the dispute, and the Company shall (and shall cause the other Acquired Companies to) waive any Pre-Closing Privileges of the Acquired Companies applicable to such books and records. Notwithstanding the foregoing, in the event that a dispute arises between any Buyer Party or any Acquired Company, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause the other Acquired Companies to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Shareholders’ Representative, acting on behalf of the applicable Designated Person.

(c)            All such Pre-Closing Privileges, and all books and records and other documents of the Acquired Companies containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to the Seller (on behalf of the applicable Designated Persons) immediately prior to the Closings with (in the case of such books and records) no copies retained by the Acquired Companies. Absent the prior written consent of the Shareholders’ Representative, acting on behalf of the applicable Designated Persons, none of the Buyer Parties or (following the Closings) the Acquired Companies shall have a right of access to Privileged Materials.

(d)            Each Buyer Party hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Acquired Companies) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 11.13 shall be irrevocable, and no term of this Section 11.13 may be amended, waived or modified, without the prior written consent of the Shareholders’ Representative, acting on behalf of the applicable Designated Persons and their respective Affiliates and Prior Company Counsel affected thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

COMPOSECURE, INC.

By:	/s/ Thomas R. Knott
Name:	Thomas R. Knott
Title:	Chief Investment Officer

FORGE NEW HOLDINGS, LLC

By:	/s/ Jonathan C. Wilk
Name:	Jonathan C. Wilk
Title:	President

1561604 B.C. UNLIMITED
LIABILITY COMPANY

By:	/s/ Mary Holt
Name:	Mary Holt
Title:	Director

[Signature Page to Share Purchase Agreement]

HUSKY TECHNOLOGIES LIMITED

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President and Treasurer

FORGE US TOP, LLC

By:	/s/ Ty Renbarger
Name:	Ty Renbarger
Title:	President and Treasurer

1561570 B.C. LTD.

By:	/s/ Ty Renbarger
Name:	Ty Renbarger
Title:	President and Treasurer

PLATINUM EQUITY ADVISORS, LLC, solely in its capacity as the Shareholders’ Representative

By:	/s/ Ty Renbarger
Name:	Ty Renbarger
Title:	Chief Financial Officer

PLATINUM EQUITY CAPITAL PARTNERS INTERNATIONAL IV (CAYMAN), L.P.

By: Platinum Equity Partners International IV (Cayman), L.P., its general partner

By: Platinum Equity Investment Holdings IV (Cayman), LLC, its general partner

By:	/s/ Ty Renbarger
Name:	Ty Renbarger
Title:	Vice President

[Signature Page to Share Purchase Agreement]

PLATINUM EQUITY CAPITAL QIQ PARTNERS INTERNATIONAL IV (CAYMAN), L.P.

By: Platinum Equity Partners International IV (Cayman), L.P., its general partner

By: Platinum Equity Investment Holdings IV (Cayman), LLC, its general partner

By:	/s/ Ty Renbarger
Name:	Ty Renbarger
Title:	Vice President

PLATINUM TITAN PRINCIPALS INTERNATIONAL (CAYMAN), LLC

By: Platinum Equity Investment Holdings IV (Cayman), LLC, its senior managing member

By:	/s/ Ty Renbarger
Name:	Ty Renbarger
Title:	Vice President

PLATINUM EQUITY TITAN CO-INVESTORS ONSHORE (CAYMAN), L.P.

By: Platinum Equity Partners International IV (Cayman), L.P., its general partner

By: Platinum Equity Investment Holdings IV (Cayman), LLC, its general partner

By:	/s/ Ty Renbarger
Name:	Ty Renbarger
Title:	Vice President

[Signature Page to Share Purchase Agreement]

PLATINUM EQUITY TITAN CO-INVESTORS OFFSHORE (CAYMAN), L.P.

By: Platinum Equity Partners International IV (Cayman), L.P., its general partner

By: Platinum Equity Investment Holdings IV (Cayman), LLC, its general partner

By:	/s/ Ty Renbarger
Name:	Ty Renbarger
Title:	Vice President

[Signature Page to Share Purchase Agreement]

Management Sellers

Executed by proxy with respect to the above Sellers, solely as agent and attorney-in-fact, HUSKY TECHNOLOGIES LIMITED

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President and Treasurer

[Signature Page to Share Purchase Agreement]

Exhibit A

Pre-Closing Restructuring

[See attached.]

Exhibit B

Investor Rights Agreement

[See attached.]

Exhibit C

Registration Rights Agreement

[See attached.]

Exhibit D

Amended and Restated Waiver Agreement

[See attached.]

Exhibit E

Management Agreement

[See attached.]

Exhibit F

Investor Questionnaire

[See attached.]

Exhibit G

Escrow Agreement

[See attached.]

Exhibit H

Form of Letter of Transmittal

[See attached.]

Exhibit I

Director and Officer Resignation List

[See attached.]

Exhibit J

Example Net Working Capital Schedule

[See attached.]

Exhibit K

Management Sellers

[See attached.]